Filed Pursuant to Rule 424(b)(4)

Registration Statement 333-233929

PROSPECTUS

natuR INTERNATIONAL CORP.

235,579,089 Shares

Common Stock

This prospectus relates to the offer and sale from time to time of up to an aggregate of 235,579,089 shares of our common stock by several selling stockholders identified in this prospectus. These shares consist of shares of our common stock issuable under shares of Series A Preferred Stock and Series G Preferred Stock and warrants that we issued to the purchasers of the preferred stock pursuant to private placements of our securities.

This prospectus describes the general manner in which the shares of common stock may be offered and sold by the selling stockholders. If necessary, the specific manner in which shares of common stock may be offered and sold will be described in a supplement to this prospectus.

We are not offering any shares of common stock for sale under this prospectus, and we will not receive any of the proceeds from the sale or other disposition of the shares of common stock offered hereby by the selling stockholders.

Our common stock is listed on the OTCQB under the symbol “NTRU.” On November 1, 2019, the closing price of the common stock on the OTCQB was $0.1130.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 1, 2019

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling stockholder, or its transferees. The prospectus supplement may add, update or change information in this prospectus. If information in a prospectus supplement is inconsistent with the information in this prospectus, you should rely on the information in that prospectus supplement. You should read both this prospectus and the information incorporated by reference and, if applicable, any prospectus supplement hereto. See the sections “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus for more information.

Unless the context requires otherwise, in this prospectus Natur International Corp. (“Parent”), and its subsidiaries, the principal one of which is Natur CBD, BV (“Natur” or “Subsidiary”), shall collectively be referred to as “NIC”, “Natur”, “the Company”, “we”, “us”, and “our” unless otherwise noted.

Some of our trademarks, including our product logo, are used in this prospectus, which are intellectual property owned by the Company. This prospectus also includes trademarks, trade names, and service marks that are the property of other organizations. Solely for convenience, our trademarks and trade names referred to in this prospectus appear without the TM symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and trade names.

We have not, and the selling stockholder has not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or in any supplement to this prospectus, and neither we nor the selling stockholder take any responsibility for any other information that others may give you. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should carefully read this prospectus in its entirety before investing in our common stock, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Overview

The Company commenced its business in 2015 with the objective of becoming a leader in the “hi-tech health” food and beverage marketplace; achieved by responding to changing market needs and staying continuously ahead of emerging trends. The Company also intends to address the demand of the consumer for knowledge about what he/she consumes with a greater level of supply chain transparency.

It is the commitment of the Company to integrate new manufacturing technologies with standard practices for superior products and yet remain Naturalicious (natural & delicious) to build out its value chain for the burgeoning market of nutritious beverages and healthy snacks with and without hemp-derived supplements or other nutrient dense fusions. Our products have been delivered in the Netherlands and the United Kingdom, with plans on expanding to additional locations in Europe and ultimately the United States. Our understanding and application of the technological aspects of manufacturing assures a pathogen-free food and beverage experience that preserves the nutrients and enzymes to the maximum level possible, while retaining the raw fresh nature of the products. The result is what we believe to be the best tasting product with the maximum “goodness” and highest nutrient density -- something the consumer seeks more and more in our target markets.

The clear differentiator of the Company is the “natur” brand which is supported by its disruptive marketing. Yes, we are branding nature. The Company finds that consumers are interested in “what we produce and how we voice this to the market” more than how it is made. From an investment perspective, this is a fundamental component of our business model as we do not have to commit very significant capex to building our own modern production and bottling facilities to deliver into the increasing demand for our product.

In the future we anticipate delivering documented nutrigenomic (precision nutrition) properties that we believe will be an aid to personal weight management, increase energy, lower cholesterol, counter sleep disorders and boost immunity response. We believe that these product aspects will position the Natur products at the top of the European market at a mid-market price point. This profile will be accessible internationally, as we have already undertaken preliminary discussions with distributors in major international markets outside Europe.

Our market profile will be further enhanced with the new Natur personalized snacking/juicing experience that will accelerate the trend towards “snackification” already present in more mature markets in the United States and Europe.

Through third party contract manufacturers, we apply patented technology to proprietary nutrient dense blends of fruit and vegetables, adding hemp-derived supplements. These are bottled or packed with technically advanced food and product safety measures and in some cases cold high-pressure processing to bring fresh tasting fruit, vegetable and hemp-derived supplement blends to market through more than fifteen product types. These newly innovated products are brought to market, in Europe, through Natur’s distribution channels of direct-to-business, direct-to-consumer and through select distributors.

The Company focus, however, is evolving. At the onset of 2019, our product line up centered on a range of cold pressed juices and healthy snacks. Beginning in the fourth quarter of 2018, and throughout the first half of 2019, the Company began to shift its dependence on the legacy fruit and vegetable juices and snacks toward innovating a new line of hemp-derived natural food and beverage products and functional health &wellness products, validated supply chains and direct to consumer business models. The Company product value proposition will be to provide affordable, culturally relevant, authentic, fresh fruit, vegetable and hemp-derived supplement consumer products to democratize clean, healthy, eating and drinking occasions, with plans to address the growing needs for products that address other personal needs in health, wellness and beauty care.

The Company is also pursuing opportunities to acquire other businesses that it believes are complementary to its legacy and new line of products and facilitate and expand its distribution. On July 25, 2019, the Company acquired a controlling position in Temple Turmeric, Inc., a Delaware corporation (“Temple”). Founded in 2009, Brooklyn, New York based Temple’s mission is to bring the highest quality turmeric to the world by pioneering the first Turmeric-based ready to drink beverage line. Temple has driven consumer understanding and demand for Turmeric as it has become more and more widely consumed through this decade. Temple now adds adaptogenic herbs and ancient super food formulations to beverages with a turmeric foundation. The Company has also entered into two letters of intent to explore the acquisition of businesses that would expand its distribution capabilities and add products that include based on hemp-derived CBD or cannabidiol. Both of these potential transactions are in the due diligence and pre-documentary stages, and may not be concluded or if concluded may not be on the terms as currently contemplated by the letters of intent. There is no assurance that the Company will conclude any potential transactions.

Corporate Information

Natur operated as a private enterprise in the Netherlands from its founding in 2015 through November 13, 2018, when it was acquired as a wholly owned subsidiary in a share exchange transaction by Future Healthcare of America.

Future Healthcare of America was formed on June 22, 2012, and its operations were in the field of providing home healthcare and health care staffing services in Wyoming and Montana commenced in 2014 after several corporation reorganization actions. During 2018, Future Healthcare of America began to discontinue its home healthcare services due to demographic changes in its market areas while it was negotiating and preparing to acquire Natur. This discontinuation of its healthcare operations and final liquidation of the legacy business of Future Healthcare of America is expected to be complete in the third quarter of 2019.

On December 28, 2018, Future Healthcare of America changed its corporate name to Natur International Corp. The trading symbol on The OTC Market, as of January 7, 2019, is “NTRU.”

In May 2019, the Amsterdam District Court confirmed the closure of the Company’s Netherlands subsidiary companies Natur Holding BV, Hi-Tech Juices BV, NL Juices Retail BV and NL Juices Online BV, as part of the Company’s corporate restructuring plan. Natur BPS BV, a recently formed Netherlands subsidiary of the Company, assumed the Natur Holding BV legacy business to complement its product portfolio of functional products. This court process allows the historical business of the Company’s beverage business to be continued and eliminates a substantial amount of the liabilities of the Company. As a result of the Petition the control of Natur International Corp. over Natur Holding B.V., the former subsidiary, terminated for financial reporting purposes and Natur International Corp.’s investment in it was deconsolidated as of May 1, 2019.

Our executive offices are located at Jachthavenweg 124, 1081 KJ Amsterdam, The Netherlands. Our telephone number is 011-31-20-578-7730. Our website address is int.natur.eu. Information on our website is not incorporated by reference into this Prospectus.

THE OFFERING

The following is a brief summary of certain terms of this offering by the Company.

Shares offered by the Selling Stockholders:	235,579,089 shares

Offering Price:	Determined at the time of sale by the selling stockholders.

Use of Proceeds:	We will not receive any proceeds from the sale of the shares of common stock by selling stockholders covered by this prospectus.

Common Stock Outstanding Prior to the Offering:	322,230,038 shares, which excludes the (i) 79,105,403 shares issuable on conversion of the Class A Preferred Stock, (ii) 180,291,808 shares issuable on conversion of Class D through Class G Preferred Stock and (iii) 223,502,535 shares issuable on exercise of outstanding warrants.

Risk Factors:	Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” of this prospectus.

OTCQB Trading Symbol:	NTRU

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus of the Company contains “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements relate to future events or future performance and include, without limitation, statements concerning the Company’s business strategy, future revenues, market growth, capital requirements, product introductions and expansion plans and the adequacy of the Company’s funding. Other statements contained in this prospectus that are not historical facts are also forward-looking statements. The Company has tried, wherever possible, to identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and other comparable terminology.

The Company cautions investors that any forward-looking statements presented in this prospectus, or that the Company may make orally or in writing from time to time, are based on the beliefs of, assumptions made by, and information currently available to, the Company. Such statements are based on assumptions, and the actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond the Company’s control or ability to predict. Although the Company believes that its assumptions are reasonable, they are not a guarantee of future performance, and some will inevitably prove to be incorrect. As a result, the Company’s actual future results can be expected to differ from its expectations, and those differences may be material. Accordingly, investors should use caution in relying on forward-looking statements, which are based only on known results and trends at the time they are made, to anticipate future results or trends. Certain risks are discussed in this prospectus and also from time to time in the Company’s other filings with the Securities and Exchange Commission (the “SEC”).

This prospectus and all subsequent written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. The Company does not undertake any obligation to release publicly any revisions to its forward-looking statements to reflect events or circumstances after the date of this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes, before investing in our common stock. If any of the following risks materialize, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business

Because our business and product marketing plans may be unsuccessful, we may not be able to continue operations as a going concern. Our ability to continue as a going concern and expand our business is dependent upon our generating cash flow that is sufficient to fund operations or finding adequate investment or borrowed capital to support our operations. Our business and product marketing plans may not be successful in achieving a sustainable business and generating revenues. We have no arrangements in place for sufficient financing to be able to fully implement our business plan. If we are unable to continue as planned currently, we may have to curtail some or all of our business plan and operations. In such case, investors will lose all or a portion of their investment.

The audit report for our financial statements have a “going concern” disclosure. At the time of the audit report of our financial statements in March 2019, the Company concluded that its negative working capital and decreased cash flows from operations are conditions that raised substantial doubt about the Company’s ability to continue as a going concern. Since that date, the Company has sold a significant amount of equity securities and its financial position allows the management to currently conclude that there is no going concern based on its operations and financial results set forth in the most recent quarterly report. Notwithstanding the current financial position, the Company will need to raise additional funds for its operations and expansion into various lines of business. There is no assurance that the Company will not continue to have a going concern note or disclosure.

The Company is undertaking a corporate reorganization and debt restructuring to reduce its debt burden, which if unsuccessful will have a continuing material effect on its ability to raise capital and fund operations. The Company has taken steps to restructure its debt, including the reorganization of a former subsidiary through a court sanctioned petition in The Netherlands, and continuing negotiations to restructure retained and new debt into equity. The restructuring has included and will include raising new capital. No assurance can be given that the Company will reorganize its debt sufficiently to improve its overall debt position and be able to continue its business plan as currently structured and as it is hoped for the future.

Integrating the acquisition of companies and their products into our product line will require substantial effort and expense. We have completed an acquisition and are contemplating growth through future acquisitions. The potential acquisitions that are being contemplated are subject to due diligence review, negotiation of definitive agreements and conclusion of various financial terms. There is no assurance that the Company will concluded any contemplated acquisition. Any acquisition that may be concluded will put additional time and financial demands on the personnel and resources of the Company. There is no assurance that the Company overall will be able to meet these demands on a timely basis or at all, so as to achieve an integrated, consolidated operation. If not, the Company will experience disruption and expense on which it may not achieve its expected return. As a result, the financial results of the Company may be impaired.

Acquisitions of existing businesses have many risks, many of which cannot be anticipated. Acquisitions of other businesses, assets or products typically involve a number of special risks, including the diversion of management’s resources, issues related to the assimilation of the operations and personnel of the acquired businesses, potential adverse effects on operating results and amortization of acquired intangible assets. In addition, gross margins may be negatively impacted to the extent that gross margins on acquired product lines are lower than our own product’s average gross margins. If we seek and find attractive acquisition candidates, we may not be able to complete the transaction on acceptable terms, to successfully integrate the acquisition into our operations, or to assure that the acquisition won’t have an adverse impact on our operations. Any plans to invest in new markets or to consider additional acquisitions may cause us to seek additional financing that may be dilutive to current investors or result in a higher debt-to-equity ratio than would otherwise be the case. Any financing we obtain may not be on terms favorable to us, even if it is available.

Our products are new to the marketplace, and may not achieve acceptance. All of our products are recent in their development and conception. Therefore, we will need to spend substantial effort and resources on introducing them to the marketplace. Consumers may not find our products acceptable and our sales objectives may not be achieved. The acceptance of any new consumer product is speculative. If our products do not achieve market acceptance, we will suffer a significant loss and our financial position will be adversely impacted.

Our products have a limited shelf life. The Natur products generally are made with fresh ingredients; therefore those particular products have a limited shelf life and must be transported and stored in cooled locations and consumer shelving. In order to maintain our “day-of-production” flavor, we further restrict the shelf life of products through early expiration dates. The restricted shelf life means that we don’t have any significant finished goods inventory and our operating results are highly dependent on our ability to accurately forecast near term sales in order to adjust fresh fruit and vegetable sourcing and production. We do not have a long history of forecasting product demands, and we may not be able to accurately forecast product demand in the future. When we don’t accurately forecast product demand, we anticipate being either unable to meet higher than anticipated demand or producing excess inventory that cannot be profitably sold.

Our trade partners may have the right to return unsold products. Natur may enter into agreements with our trade partners that provide a right to return unsold products. Due to the limited shelf life Natur might need to destroy the products because they can’t be sold anymore. This right will reduce the income due to Natur for the destroyed products, which will have a negative impact on its earnings.

Cost sensitivity. Our profitability is highly sensitive to increases in raw materials, labor, shipping and other operating costs. Unfavorable trends or developments related to inflation, raw material supply, labor and employee benefit costs, including increases in hourly wage and minimum unemployment tax rates, rent increases resulting from the rent escalation provisions in our leases, and the availability of employees may also adversely affect our results.

Typical of smaller companies at the early stage of development, we expect our quarterly results to fluctuate. Due to our limited scale and the need for expansion we expect that our results of operations will fluctuate on a quarterly basis and due to the total size of the Company, which may have a large effect on our total financial results.

Claims related to product liability. Because our products are not irradiated or chemically treated, they are perishable and contain certain naturally occurring microorganisms. We may receive complaints from consumers regarding ill effects allegedly caused by our products. These claims may result in monetary damages payable to persons that have had adverse reactions to our products. Also, these claims may result in adverse publicity. Either of these outcomes could seriously harm our business, our business reputation, sales and results of operations. Although we maintain product liability insurance, our coverage may not be sufficient to cover the cost of defense or related damages in the event of a significant product liability claim.

Claims related to our product assertions. Our products are sold as natural, cold pressed fruit and vegetable products containing substantial amounts of various ingredients. We also make various other assertions about our products, such as no additives, no sugar and no preservatives. Consumers and other consumer groups often challenge these types of claims. The law in the area of what is natural and other aspects of our marketing our products is not settled and, in most cases, not statutory. In the U.S., there is a mixture of federal and state law that is not consistent. Therefore, we may be subject to various claims about our advertising and our products from time to time, which may cause us to pay monetary damages, change our advertising or change our products. Any of these actions may result in adverse consequences to our operations, our product placement and results of operations.

Sources of raw materials. We depend upon the fruit and vegetable produced in various locations, with a current dependence on raw materials from Spain and a few other countries. The farming locations and the agricultural production may be damaged or limited as a result of windstorms, pests or plant disease. As our products are meant to be healthy options, our suppliers of raw materials are not able to use many agricultural chemicals, and therefore, they may not be able to maintain production in the quantities that we will need from time to time. Any decrease in the supply of fresh fruit and vegetables could have a material adverse effect on our business and results of operations.

We depend on one supplier for a significant amount of our raw materials and product development. We rely on one supplier for a majority of our raw materials. We also are largely dependent on this supplier for important aspects of our product development. This supplier is a significant shareholder of the Company. In the believed unlikely event that this supplier is unable to provide us with the current level of raw materials and any increase in the raw materials due to an increase in our product requirements, our business may be adversely impacted. Additionally, if we are not able to obtain the product development services that are currently provided, our business development and the innovation of our products will suffer, which may have an adverse impact on or business. We do not have any alternative suppliers or product developers from which we can obtain the quality or quantity of raw materials and services.

Concentration of production capacity. Virtually all of our juice production capacity is located at Murcia, Spain, which includes our cold pressing, blending and bottling capability. Because currently we maintain minimal finished goods inventory at our production location as part of our “day-of-production” production system, we could be challenged to continue to produce an adequate supply of products in the event that production at or transportation from our production facility were interrupted by fire, flood or other natural disasters, work stoppages, regulatory actions or other causes. Any significant interruption would seriously harm our business and results of operations.

Currently, our products are distributed in a limited geographic area. Our wholesale accounts and retail trade partners are located in a few countries within the European Union. Most of our sales are in the metropolitan areas within that region. Due to this concentration, natural disasters, economic downturns and other conditions affecting the region may adversely affect our product distribution and our business generally, and our results of operations.

Brexit may have an adverse impact on the Company. The consequences to the Company, if any, of Brexit cannot be determined at this time. If there is an impact, it will depend on the quantity of products that are being sold by the Company to distributors and consumers located in the United Kingdom, and what those sales represent of the overall sales and revenues of the Company. Some of the consequences of Brexit may include (i) delays in the shipping and delivery of our products due to border conditions, which delay may have an impact on the limited shelf life of our products, thereby limiting their marketability, (ii) increased costs due to duties and other imposts imposed on the importation of goods into the United Kingdom, and (iii) other non-tariff barriers that the United Kingdom may impose, such as changing regulations concerning our products that are different than those of the European Union.

We have a limited range of products and therefore have a limited diversification. Natur’s business is vertically integrated and centered around a limited number of products, being all-natural super-premium beverages and healthy snacks, sold primarily through our direct-store-delivery system and a limited number of distributors. Any significant disruption in our product supply to the consumer and any decrease in the consumption of our products generally or specifically would have an adverse effect on our business and results of operations.

Risks related to outsourced product development. The Company obtains its finished products from third-party suppliers. Following any anticipated or unanticipated change, shortages could result in an increase of the costs of goods, or adversely affect the Company’s ability bring a product to market. Price increases due to inflationary pressures or supply side shortages from a contract packer would directly affect the Company’s profitability if increases were not successfully passed on to customers.

Risks related to expansion of our product lines and distribution. Our continued growth depends in part upon our ability to expand into new geographic areas, either through internal growth or by acquisition. We are also beginning to expand into hemp-based products. Overall, our growth in the range of products depends on having the necessary capital, being able to increase production, finding raw materials that satisfy our criteria, expanding distribution channels, and securing consumers through our marketing efforts and those of others. Due to the extent of our operating losses in recent years, we currently anticipate limited expansion in during the next fiscal year and thereafter. There can be no assurance that we will expand into new product lines or geographic areas or be able to invest in new markets. There can be no assurance that if expansion or investment is undertaken that it will be successful or that expansion can be accomplished on a profitable basis. Demands on management and working capital costs resulting from the perishable nature of our products may limit the ability, or increase the cost of, expansion into new regions. Furthermore, consumer tastes vary by region, and there can be no assurance that consumers located in other regions will be receptive to our products.

Some of our products will have hemp derived elements. As our product lines evolve, some of them will contain hemp derived elements. These products are currently only being designed for distribution in Europe. The regulatory regime for products with these elements is evolving. There is no comprehensive body of regulations at this time. It is currently possible to distribute these types of products but there may be regulatory limitations in the future that restrict or eliminate the possibility of their distribution. Regulation may be either EU wide or member state or locally legislated, and the regulation may be limited to only some kinds of products and not others, such as limited to ingested products. If future regulation is enacted that affects any of our products, we may have to discontinue their manufacture and distribution, in which case we would lose revenue and otherwise suffer financial losses.

Competition. We currently compete with the following products distributed in our current markets: Innocent, Naked Juice, Savsé, Coolbest and a retailer’s own label. In the near future, we expect to expand into the German, Moldavian, French, Swiss, and United States markets and we will encounter further competition from competitors that are active in those markets. New products are introduced all the time, many of which will be directly competitive to our products or may be competitive on a tangential basis, but in all cases likely diluting our place in the market as a provider of cold-pressed juice and other fruit and vegetable products. There are efforts by large established companies, regional companies and local producers to address the healthy living and aging consumer goods products, such as Odwalla and Naked Juice. We also face competition from local outlets selling smoothie products and other fresh squeezed products and white label products offered by chain outlets. While we believe that we compete favorably with our competitors on factors including quality, nutritional integrity, food safety, merchandising, service, sales and distribution, multiple flavors, brand name recognition and loyalty, our products are typically sold at prices higher than most other competing beverage and bar products. Significant competitive pressure from these or other companies could negatively impact our sales and results of operations.

Shifting Consumer Tastes. Consumer acceptance and desire for existing and emerging healthy foods, snacks and beverages are continually changing and are extremely difficult to predict. The Company is striving to be on the right side of this macro shift at all times. Increased consumer concerns about nutrition, healthy diets (some known as Paleo, KETO, Whole30, and GAPS regimens) and food allergies are ever changing. This brings to our business the risk that sales of our products may decline due to perceived health concerns, changes in consumer tastes or other reasons beyond the control of the Company. The consumer acceptance and resulting success of new products will be one of the keys to the success of the Company’s business plan. There can be no assurance that the Company will succeed in the development of any new products or that any new products developed by the Company will achieve market acceptance or generate meaningful revenue for the Company.

Brand Image. The Company’s success is tied to its ability to maintain the brand image and product quality for the Company’s existing products, new products and brand extensions. The Company can give no assurance that the Company’s advertising, marketing and promotional programs will have the desired impact on its products’ brand image and on consumer preferences. Real or imagined product quality issues or contaminations, even if blatantly false, could adversely affect to the Company’s profitability and brand image. There is no assurance that the Company will not be party to product liability litigation. If the Company experiences product liability claims, the Company’s financial condition and business operations could be materially adversely affected.

Marketing Costs. Adequate retail authorization, distribution and shelf space for product availability, particularly in hypermarkets, are required for success in marketing health food, snack and beverage products. These authorizations can require additional marketing support spending to obtain additional shelf space. In general, this is a competitive condition the Company will meet, or choose otherwise. The Company may incur significant shelf space or other promotional costs as a necessary condition of entering into competition or maintaining market share in particular markets or stores, and, if incurred, such costs may materially affect the Company’s financial performance.

Our products may be contaminated, tainted or damaged by third parties acting beyond our control. Third parties, acting on behalf of the Company, manufacture and physically distribute the Company’s products. Therefore, our products could become contaminated, tainted or damaged by these other parties whose actions are beyond the control of the Company. The third parties that we engage for manufacturing and distributing our product and the retail outlets for our products must take adequate precautions not to contaminate, taint or damage the Company’s products. Although we have established handling protocols and we believe our manufacturer, distributors and retailers will follow these protocols and use good commercial sense in handling a perishable product, the Company cannot be certain that the its products will not be damaged in the ordinary course of business. In the event the Company’s products are damaged, contaminated or tainted, the Company may experience an adverse financial effect due to lost sales, the cost of a product recall, and product liability damages and an adverse business effect due to reputational damage and reluctance of consumers to trust our products. The Company, at this time, cannot estimate any cost or liability amounts that the Company might incur in connection damaged, contaminated or tainted products.

We are dependent on the continued services and on the performance of our senior management and other key personnel. The loss of the services of any of our executive officers, such as Paul Bartley, our Chief Executive Officer, or Ruud Huisman, our Chief Financial Officer, or other key employees could have a material adverse effect on our business, operating results and financial condition. We also depend on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, sales, operational, business development and customer service personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel. The failure to attract and retain necessary skilled personnel could have a material adverse effect on our business, operating results and financial condition.

If the protection of trademark, brands and other proprietary rights is inadequate, we could lose our proprietary rights and experience a loss of revenues. We rely on a combination of copyright, trademark, trade dress and trade secret laws, employee and third-party non-disclosure and invention assignment agreements and other methods to protect our proprietary technology. Despite these precautions, it may be possible for unauthorized third parties to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the steps taken by us to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our trademarks, copyrights and similar proprietary rights. If we resort to legal proceedings to enforce our IP rights, those proceedings could be expensive and time-consuming and could distract our management from our business operations.

Intellectual property claims against us can be costly and could impair our business. We cannot predict whether third parties will assert claims of infringement against us, or whether any future assertions or prosecutions will harm our business. Although we take significant steps to make sure that our products do not infringe on the rights of others, there is always the possibility that another person or company may assert that we infringed on their proprietary rights. If we are forced to defend against any such claims, whether they are with or without merit or are determined in our favor, we may face costly litigation, diversion of management, or product launch delays, any of which could adversely impact our business. As a result of such a dispute, we may have to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, if at all. If there is a successful claim of intellectual property infringement against us and we are unable to license the infringed or similar IP on a timely basis, our business could be impaired.

Government regulations may increase our costs of doing business. The adoption or modification of laws or regulations relating to our business could harm our operating results and financial condition by increasing our costs and administrative burdens. Laws and regulations directly applicable to our business are becoming more diverse and prevalent in all the markets where we are likely to distribute our products. We must comply with regulations in Europe, the United States, as well as any other regulations adopted by other countries where we do business. Compliance with any newly adopted laws or regulations may prove difficult for us and may harm our business, operating results and financial condition.

We will require additional capital in the future, which may not be available on terms acceptable to us, or at all. Our future liquidity and capital requirements will depend upon numerous factors, including the success of our products and market developments. We will to need to raise funds through public or private financings, strategic relationships or other arrangements. There can be no assurance that such funding, will be available on terms acceptable to us, or at all. If funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution in net book value per share, and such equity securities may have rights, preferences or privileges senior to those of the holders of our existing capital stock. Furthermore, any debt financing, if available, may involve restrictive covenants that may limit our operating flexibility with respect to certain business matters. If adequate funds are not available on acceptable terms, we may not be able to continue to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, operating results and financial condition.

Risks Related to Ownership of Our Common Stock

There is not an active market for our common stock. There has been no sustained activity in the market for our common stock and we cannot provide any assurances that an active market for our common stock will ever develop. Investors should understand that there may be no alternative exit strategy for them to recover or liquidate their investments in our common stock. Accordingly, investors must be prepared to bear the entire economic risk of an investment in the Company for an indefinite period of time. If an active market ever develops for our common stock, we anticipate that our then financial condition and product offerings will greatly impact the market value of our common stock. The market value at any point in time may not reflect the value of our business or our business prospects.

We are subject to the reporting requirements of the United States securities laws, which will require expenditure of capital and other resources. We are a public reporting company subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other federal securities laws, including, without limitation, compliance with the Sarbanes-Oxley Act (“Sarbanes”). The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders will cause our expenses to be substantially higher than they would otherwise be if we were privately-held. It will be difficult, costly, and time-consuming for us to develop and implement internal controls and reporting procedures required by Sarbanes, and we will require additional staff and third-party assistance to develop and implement appropriate internal controls and procedures.

Because we are subject to the “penny stock” rules as our shares are quoted on an over-the-counter market, the level of trading activity in our stock may be reduced. If an active trading market does develop for our stock, it is likely that our stock will be subject to the regulations applicable to penny stocks. The regulations of the SEC promulgated under the Exchange Act that require additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The SEC regulations define penny stocks to be any non-exchange equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, those regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a standardized risk disclosure schedule prepared by the SEC, to provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the purchaser’s account, to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a stock that becomes subject to the penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage market investor interest in and limit the marketability of our Common Stock.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, Inc. (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit an investor’s ability to buy and sell our stock.

We may not be able to attract the attention of major brokerage firms or securities analysts in our efforts to raise capital. In due course, we plan to seek to have our common stock quoted on a national securities exchange in the United States. There can be no assurance that we will be able to garner a quote for our common stock on an exchange. Even if we are successful in doing so, security analysts and major brokerage houses may not provide coverage of us. We may also not be able to attract any brokerage houses to conduct secondary offerings with respect to our securities.

Because future sales by our stockholders could cause the stock price to decline, our investors may lose money on their investment in our common stock. No predictions can be made of the effect, if any, that market sales of shares of our common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock could adversely affect the prevailing market price of our common stock, as well as impair our ability to raise capital through the issuance of additional equity securities.

Risks Relating to this Offering

Without a successful offering, we may not be able to fully implement our business plan. We need to sell the shares being sold in this offering in order to fully implement our business plan of restructuring. If we do not sell a sufficient number of shares, we may have to curtail aspects of our business plan or abandon them altogether. Revising the business plan may result in our not being able to continue in business as planned.

This offering is being made without an underwriter; therefore, it is possible that we will not sell all the shares offered. The offering is self-underwritten. This means we will not engage the services of an underwriter to sell the shares. We intend to sell the shares through the efforts of one of our officers, and we will not pay him any commissions. Without the services of a professional finance firm, it is possible that we will not sell all the shares offered. If we do not sell the full number of shares being offered, we may have to modify ours business plan, which may adversely affect our financial condition.

This offering is being made without any escrow of investor funds or provisions to return funds. When investors purchase our common stock, the purchase price will not be placed in any escrow account and will become a general asset of the Company. There is no minimum offering amount. Sales will be made on a rolling basis. There are no investor protections for the return of invested monies.

Because there is no minimum offering requirement, early investors in this offering bear a disproportionate risk of the Company being able to implement its business plan on the basis of shares actually sold. This offering is made on a rolling basis with no minimum amount having to be raised. Therefore, early investors will participate in the offering with no assurance that a sufficient amount of shares will be sold for the Company to fully implement its business plan. If an insufficient number of shares are sold in this offering, we may have to limit the extent to which we will be able to implement our business plan, but investors will not be able to get their investment funds back.

Our officers will have broad discretion in the use of proceeds from this offering. Although we intend to use the net cash proceeds from this offering for working capital and other general corporate purposes, the use of any cash funds received can be changed by management at any time. The amount allocated to a use also may be changed depending on management’s determination about the best use of the funds at a particular time. Therefore, investors must rely entirely on the business judgment of management in the use of the offering proceeds and to determine how and what portions of the business plan will be implemented.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

If the selling stockholders exercise their warrants for cash, the Company will receive up to approximately $4,632,000. Any funds received from the exercise of these warrants will be used for working capital.

SELLING STOCKHOLDER

2018 Private Placement Financing

On September 21, 2018, the Company entered into a Securities Purchase Agreement (the “SPA”) pursuant to which it sold to Alpha Capital Anstalt (“Alpha”) 2,469.131 shares of non-voting, convertible Series A Preferred Stock, each share convertible into approximately 33,000 shares of Common Stock at the rate of $.030303 per share. Alpha also purchased two warrants, one pursuant to the SPA that is exercisable for 33,000,000 shares of Common Stock at an exercise price of $.060606 per share and one pursuant to a debt cancellation agreement exercisable for 6,000,000 shares of Common Stock at an exercise price of $.15 per share. The aggregate purchase price for the Series A Preferred Stock and the two warrants was $2,000,000 in cash and conversion of approximately $769,000 of principal debt and interest due to Alpha from the Company under a prior loan agreement. Subsequently, Alpha converted a number of its shares of Series A Preferred Stock and the Company and Alpha negotiated to reduce the exercise price on 16,500,000 of the shares underlying the original 33,000,000 share warrant to $.0304 per share.

In connection with the SPA, the Company and Alpha also entered into a registration rights agreement providing for the registration for re-sale by Alpha of the Common Stock issuable upon conversion of the Series A Stock and upon exercise of the two warrants. We were committed to file the registration statement no later than January 11, 2019 and to cause the registration statement to become effective no later than the 60th calendar day following the filing date (or, in the event of a “full review” by the Securities and Exchange Commission (“SEC”), the 90th calendar day following the filing date). We are also committed to maintain as current the registration statement for the resale by Alpha of the registered Common Stock. The registration rights agreement provides for liquidated damages upon the occurrence of certain events, including our failure to file the registration statement or cause it to become effective by the deadlines or to maintain it as a current registration statement. The amount of liquidated damages payable to Alpha would be 2% of the aggregate amount invested by Alpha for each 30-day period, or pro rata portion thereof, during which the default continues, up to a maximum amount of 10% of the aggregate amount invested by Alpha. We filed this registration statement of which this prospectus is a part with the SEC pursuant to the registration rights agreement.

June 2019 Private Placement Financing

In June 2019, the Company entered into several Securities Purchase Agreements (the “June SPA”) pursuant to which it sold Mr. Ranny Davidoff, Arcade Dynamic Event Fund Ltd., and Atlantic Global Fund B.V. of an aggregate of 58,736.843 of Series G Preferred Stock which is convertible into 58,736,843 shares of common stock and warrant to purchase 58,736,843 shares of common stock. The aggregate purchase price was $2,232,000 for the securities, for an effective conversion rate per share of $0.038. The warrants are exercisable at a per share price of $0.038. In connection with the June SPA, the Company also entered into a registration rights agreement with the purchasers providing for the registration for re-sale of the common stock issuable upon conversion of the Series G Stock and upon exercise of the warrants issued to the purchasers.

Selling Stockholder Table

The following table sets forth for the selling stockholder, the name, the number and percentage of shares of common stock beneficially owned as of October 21, 2019, the maximum number of shares of common stock that may be offered pursuant to this prospectus and the number and percentage of shares of common stock that would be beneficially owned after the sale of the maximum number of shares of common stock, and is based upon information provided to us by the selling stockholder for use in this prospectus. The information presented in the table is based on 322,230,038 shares of our common stock outstanding on October 21, 2019.

	Shares Beneficially Owned Before Offering(1)		Maximum Number of Shares to be Sold	Shares Beneficially Owned After the Sale of the Maximum Number of Shares
NAME OF SELLING STOCKHOLDER	Number	Percentage	Hereunder	Number	Percentage

Alpha Capital Anstalt(2)	118,105,403	9.99%	118,105,403	0	*

Ranny Davidoff	52,631,580	15.66%	52,631.580	0	*

Arcade Dynamic Event Fund Ltd.	23,578,948	6.81%	23,578,948	0	*

Atlantic Global Fund B.V.	17,684,210	5.20%	17,684.210	0	*

*	Represents beneficial ownership of less than one percent.

(1)	Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission. In calculating the number of shares beneficially owned and the percentage ownership of a selling stockholder, shares underlying convertible securities held by the selling stockholder that are either currently convertible or exercisable or convertible or exercisable within 60 days are deemed outstanding.

(2)	Alpha holds 2,397.131 shares of Series A Preferred Stock which are currently convertible into an aggregate of 79,105,403 shares of common stock. Alpha also holds two warrants to acquire up to 39,000,000 shares of common stock. The total number of shares of common stock that Alpha is able to acquire is 118,105,403 shares. Under the terms of the Series A Preferred Certificate of Designation and the terms of the warrants, the holder thereof may not own in excess of 9.9% of the common stock of the Company. The address for Alpha Capital Anstalt is Pradafant 7, Furstentums 9490, Vaduz, Liechtenstein. Konrad Ackermann holds voting and dispositive power over such shares.

(3)	Mr. Davidoff holds 26,315.790 shares of Series G Preferred Stock which are currently convertible into an aggregate of 26,315,790 shares of common stock and a warrant to acquire up to 26,315,790 shares of common stock. The total number of shares of common stock that Mr. Davidoff is able to acquire is 52,631,580 shares. The address for Mr. Davidoff is, 5 Park Place, Rue de la Impasse, 98000 Monaco.

(4)	Arcade Dynamic event Fund Ltd. holds 11,789.474 shares of Series G Preferred Stock which are currently convertible into an aggregate of 11,789,474 shares of common stock. The fund also holds a warrant to acquire up to 11,789,474 shares of common stock. The total number of shares of common stock that the fund is able to acquire is 23,578,948 shares. The address for the fund is Building 2, Caves Village, Nassau, The Bahamas, and Alessandro Russo holds voting and dispositive power over such shares.

(5)	Atlantic Global Fund B.V. holds 8,842.105 shares of Series G Preferred Stock which are currently convertible into an aggregate of 8,842,105 shares of common stock. The fund also holds a warrant to acquire up to 8,842,105 shares of common stock. The total number of shares of common stock that the fund is able to acquire is 17,684,210 shares. The address for the fund is Building 2, Caves Village, Nassau, The Bahamas, and Alessandro Russo holds voting and dispositive power over such shares.

PLAN OF DISTRIBUTION

Each selling stockholder, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

Each selling stockholder may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share; and

●	a combination of any such methods of sale.

Each selling stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as a selling stockholder under this prospectus. Each selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock, each selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. Each selling stockholder may also sell shares of our common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. Each selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to each selling stockholder from the sale of the common stock offered by it will be the purchase price of the common stock less discounts or commissions, if any. Each selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from the sale of common stock by the selling stockholder.

Each selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

Each selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Any selling stockholder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the name of each selling stockholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised each selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. Each selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify each selling stockholder against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

BUSINESS

Company mission and overview

Natur’s vision is for technology to be the force of our innovation as we build culturally relevant consumer products that nurture the human body. The mission of Natur is to deliver 100% natural products that are good for everyone and for nature, with an aim to sell products that meet or exceed consumer expectations for health, wellness and good taste. Natur specially selects plant-based ingredients, including Hemp Cannabidiol (CBD), fruits and vegetables, committing not to use concentrates, preservatives, stabilizers or additives in our products. Natur further invests in sustainability projects to reduce the environmental impact of our own activities.

Business Overview

The Company commenced its business in 2015 with the objective of becoming a leader in the “hi-tech health” food and beverage marketplace; achieved by responding to changing market needs and staying continuously ahead of emerging trends. The Company also intends to address the demand of the consumer for knowledge about what he/she consumes with a greater level of supply chain transparency.

It is the commitment of the Company to integrate new manufacturing technologies with standard practices for superior products and yet remain Naturalicious (natural & delicious) to build out its value chain for the burgeoning market of nutritious beverages and healthy snacks with and without CBD or other nutrient dense fusions. Our products have been delivered in the Netherlands and the United Kingdom, with plans on expanding to additional locations in Europe and ultimately the United States. Our understanding and application of the technological aspects of manufacturing assures a pathogen-free food and beverage experience that preserves the nutrients and enzymes to the maximum level possible, while retaining the raw fresh nature of the products. The result is what we believe to be the best tasting product with the maximum “goodness” and highest nutrient density -- something the consumer seeks more and more in our target markets.

The clear differentiator of the Company is the “natur” brand which is supported by its disruptive marketing. Yes, we are branding nature. The Company finds that consumers are interested in “what we produce and how we voice this to the market” more than how it is made. From an investment perspective, this is a fundamental component of our business model as we are not having to commit very significant capex to building our own modern production and bottling facilities to deliver into the increasing demand for our product.

In the future we anticipate delivering documented nutrigenomic (precision nutrition) properties that we believe will be an aid to personal weight management, increase energy, lower cholesterol, counter sleep disorders and boost immunity response. We believe that these product aspects will position the Natur products at the top of the European market at a mid-market price point. This profile will be accessible internationally, as we have already undertaken preliminary discussions with distributors in major international markets outside Europe.

Through third party contract manufacturers, we apply patented technology to proprietary nutrient dense blends of fruit and vegetables, adding hemp-derived supplements. These are bottled or packed with technically advanced food and product safety measures and in some cases cold high-pressure processing to bring fresh tasting fruit, vegetable and hemp-derived supplement blends to market through more than fifteen product types. These newly innovated products are brought to market, in Europe, through Natur’s distribution channels of direct-to-business, direct-to-consumer and through select distributors.

The Company focus, however, is evolving. At the onset of 2019, our product line up centered on a range of cold pressed juices and healthy snacks. Beginning in the fourth quarter of 2018, and throughout the first half of 2019, the Company began to shift its dependence on the legacy fruit and vegetable juices and snacks toward innovating a new line of hemp-derived natural food and beverage products. The Company product value proposition will be to provide affordable, culturally relevant, authentic, fresh fruit, vegetable and hemp-derived supplement consumer products to democratize clean, healthy, eating and drinking occasions, with plans to address the growing needs for products that address other personal needs in health, wellness and beauty care and pet care.

Cannabidiol (CBD) is the non-psychoactive cannabinoid of the cannabis plant, often known as hemp. CBD is not the THC cannabinoid of the plant that is an intoxicating substance which is illegal in many jurisdictions. CBD however, extracted and separated from specific varieties of the industrial hemp plant, is legal worldwide. Although CBD can be found in other plants, it is the hemp plant that is used because of its abundance in the plant, typically representing up to 40% of its extracts. When separated into its pure form, it cannot provide the intoxication effects of THC. CBD is typically used for health reasons. Although there is much research to be done in the field, it is believed that there are a wide range of health benefits. CBD products may be used for wellness purposes such as to aid sleep, or for pain or anxiety management: they do not require a prescription.

On July 25, 2019, the Company acquired a controlling position in Temple Turmeric, Inc., a Delaware corporation (“Temple”). Founded in 2009, Brooklyn, New York based Temple’s mission is to bring the highest quality turmeric to the world by pioneering the first Turmeric-based ready to drink beverage line. Temple has driven consumer understanding and demand for Turmeric as it has become more and more widely consumed through this decade. Temple now adds adaptogenic herbs and ancient super food formulations to beverages with a turmeric foundation.

On June 30, 2019, the Company expressed its interest in pursuing a transaction with SIH. The contemplated transaction would be an acquisition of assets and companies that together will operate a consumer distribution and logistics supply business. The identification of assets and companies has yet to be done. The terms of a potential acquisition have yet to be negotiated and finalized. The overall transaction will in all events be subject to many conditions precedent. There may be conditions to the transaction that cannot be satisfied. Therefore there is no certainty that any transaction with SIH will be finalize or that if finalized will be consummated.

The Company” has entered into a letter of intent to acquire a majority position of Infinite Product Company LLP (“IPC”), a Colorado based limited liability partnership, manufacturing and selling products using the research related to the characteristics of CBD or cannabidiol and the endocannabinoid system. IPC formulates a wide range of products including topicals, ingestibles, oils, beauty and pet products. The IPC products have not been evaluated by the United States Food and Drug Administration and are not intended to treat, cure or prevent any disease or illness. The purchase price for the majority position will be paid in installments over several months at and from the closing of the transaction in an amount equal to $6,120,000, and then a further maximum amount of $5,000,000, based on IPC meeting specified EBITDA targets in fiscal year 2010. The parties have agreed that the Company will have the right to purchase the balance of the partnership under terms and conditions to be agreed, and determined at a later time. The letter of intent is only an expression of the parties’ intent to pursue a transaction. The parties must still conduct due diligence on the other, draft acquisition documentation, verify the terms of the letter of intent and purchase price determinations and otherwise commence the transaction beyond the stage of the letter of intent. There is no assurance, therefore, that a transaction will be concluded, or if concluded on the terms set forth in the letter of intent.

Corporate Management

The Company and Natur have gathered a top team of experienced management and consultants in the field of food and beverage, who have an in-depth knowledge of the market arena for our products and yet have the right fit of discipline and entrepreneurial vision and drive.

The Natur non-executive board has top industry relevant experience and has a hands-on drive to make the company successful and to gain a leadership position in the healthy product food and beverage market place through the offering of a palette of products that not only are natural and delicious but with functional beneficial properties and can also be supplied as organic. Their expertise and insights in the digital world will also help drive the Natur to embrace these new delivery frontiers.

Natur has five persons in management positions and twenty other employees.

From Farm to Functional

Natur markets “farm-to-functional” organic and/or all-natural plant-based consumer products. The product portfolio has recently been expanded to include full-spectrum cannabinoids (CBD)-based consumer products including cosmetic, beauty, pet care, nutraceuticals and other products in the health and wellness sector. Natur applies technologically advanced solutions to both product development and consumer enjoyment as a true and certified “breed to brand” experience, available anytime, anyplace, anywhere. Natur is building a leading-edge, safe and transparent supply chain for all customers, making it well positioned and able to establish its market share and partner with the major international distribution leaders.

Products

The Company divides its products in seven categories: (1) beverages, snacks and other products infused with CBD, (2) not from concentrate, fruit and vegetable juice blends, 250ml sized, mildly pasteurized, with a 180 day shelf life, 3) not from concentrate fruit smoothies, 250ml sized, mildly pasteurized, with a 180 day shelf life, 4) fruit and vegetable blend juices, 250ml sized, cold pressed, high pressure processed, with a shelf life between 50 and 120 days, 5) fruit and vegetable blend shots, 100 ml sized, cold pressed, high pressure processed with a shelf life between 50 and 120 days, 6) innovative snacking options low in calories and high in daily requirements for fruits and vegetables and 7) the Temple products. Below is a product description within the categories.

Beverages, snacks and other products infused with Cannabidiol (CBD)

Our product line consists of the following categories:

●	Food & Beverage

o	NFC Juices shelf life 180 days

o	HPP Juice shots shelf life 90-120 days

o	Spring Water

o	Nut Bars

o	Gummy bears

o	Bio Chocolate Bars, vegan

o	Mints

o	Virgin Olive Oil

o	Hemp Oregano Shaker

●	Health & Wellness

o	Tinctures of varying strengths

o	Pain cream

o	Pain salve

o	Pain Roll-on

●	Beauty

o	CBD Bio-Cellulose Facial Mask

o	Clay Mask

o	Vitamin C cream

o	Organic Eye Serum

o	Lip Balm

o	Night Cream

●	Pet care

o	Dog Biscuits

o	Pet Soothing spray

o	Pet Tincture 1 oz. 250mg broad spectrum oil

●	Smokables

o	Diverse Vape Cartridges

o	Diverse Vape Pods

Not From Concentrate, Fruit and Vegetable Juice Blends, 250ml, Mildly Pasteurized, with a 180 Day shelf life

●	natur. Rocket Fuel 12x 250ml NL/UK

●	Rocket Fuel is a fruit and vegetable blend of apple, coconut water, beetroot, raspberry, and persimmon. Vitamin B1 & C activate the natural energy while vitamin A, B6, B12 and selenium contribute to the normal function of the immune system. Vitamin E contributes to the protection of cells from oxidative stress.

●	natur. Body Guard 12x 250ml NL/UK

●	Body Guard is a fruit and vegetable blend of apple, carrot, orange, coconut water, peach, passion fruit and persimmon. Vitamin B1 & C activate the natural energy while vitamin A, B6, B12 and selenium contribute to the normal function of the immune system. Vitamin E contributes to the protection of cells from oxidative stress.

●	natur. Power Plant 12x 250ml NL/UK

●	Power Plant is a fruit and vegetable blend of apple, coconut water, pear, spinach, cucumber and persimmon. Vitamin B1 & C activate the natural energy while vitamin A, B6, B12 and selenium contribute to the normal function of the immune system. Vitamin E contributes to the protection of cells from oxidative stress.

Not From Concentrate Fruit Smoothies, 250ml, Mildly Pasteurized, with 180 Days shelf life

●	natur. Goji Galore 12x 250ml NL/UK

●	Goji Galore is a fruit and vegetable smoothie with coconut water, strawberry, raspberry, goji, apple, kaki and blackcurrant. Vitamin B1 & C activate the natural energy while vitamin A, B6, B12 and selenium contribute to the normal function of the immune system. Vitamin E contributes to the protection of cells from oxidative stress.

●	natur. Matcha Madness 12x 250ml NL/UK

●	Matcha Madness is a fruit and vegetable smoothie with coconut water, pear, cucumber, spinach, banana, kaki, apple, spirulina and matcha. Vitamin B1 & C activate the natural energy while vitamin A, B6, B12 and selenium contribute to the normal function of the immune system. Vitamin E contributes to the protection of cells from oxidative stress.

●	natur. Turmeric Tiger 12x 250ml NL/UK

●	Turmeric Tiger is a fruit and vegetable smoothie with coconut water, banana, turmeric, pineapple, apple, lime and kaki. Vitamin B1 & C activate the natural energy while vitamin A, B6, B12 and selenium contribute to the normal function of the immune system. Vitamin E contributes to the protection of cells from oxidative stress.

Fruit and Vegetable Blend Juices, 250ml, Cold Pressed, High Pressure Processed with 50 Days shelf life

●	natur. Spicy Greens 6x 250ml NL/UK HPP ‘Grab and Go’

●	Spicy Greens is a savory blend of cucumber, kale, spinach, lime, mint and ginger on an apple and pear base. The juice is high in vitamin C which activates the natural energy and contributes to the immune system.

●	natur. The Force 6x 250ml NL/UK HPP ‘Grab and Go’

●	The Force is a savory blend of beetroot, carrot, cucumber, apple, acerola, blueberries, lime and ginger. The juice is high in vitamin C which contributes to the normal function of the immune system.

●	natur. Pearfection 6x 250ml NL/UK HPP ‘Grab and Go’

●	Pearfection is a fresh blend of apple, pear and acerola. Pearfection contains potassium which is a mineral that contributes to the proper functioning of your muscles.

●	natur. Berrylicious 6x 250ml NL/UK HPP ‘Grab and Go’

●	Berrylicious is a sweet juice of mixed forest fruits and apple. The juice is high in vitamin C which supports the natural defense mechanism.

●	natur. Fountain of Youth 6x 250ml NL/UK

●	Fountain of Youth is based on carrot and mango with a touch of passion fruit and turmeric. The juice is high in vitamin A which nurtures the skin. Fountain of Youth also contains turmeric which is a natural painkiller with a powerful anti-inflammatory effect.

●	natur. Emperor of the Sun 6x 250ml NL/UK

●	Emperor of the Sun is a juice made from oranges with the highest nutritional values. This bottle contains more than 60% of the daily intake of vitamin C which supports the firmness of the skin.

●	natur. Vitamin Sea 6x 250ml NL/UK

●	Vitamin Sea is a juice made from oranges and kiwis with the highest nutritional values. This bottle contains more than 60% of the daily intake of vitamin C which supports the firmness of the skin.

●	natur. Strawberry Sunrise 6x 250ml NL/UK

●	Strawberry Sunrise is a juice made from oranges and strawberries with the highest nutritional values. This bottle contains more than 60% of the daily intake of vitamin C which supports the firmness of the skin.

Fruit and Vegetable Blend Shots, 100ml, Cold Pressed, High Pressure Processed with 50 Days shelf life

●	natur. The Charger 8x 100ml NL/UK HPP ’Shots’. The Charger is a savory blend of fennel, kale, spinach, cucumber, coriander, apple and lime. The juice is high in vitamin C which contributes to the reduction of tiredness and fatigue and increases iron absorption.

●	natur. The Clean 8x 100ml NL/UK HPP ’Shots’. The Clean is a savory blend of apple, beetroot, carrot, spinach, celery and lemon. The shot is high in vitamin C which contributes to the protection of cells and oxidative stress.

●	natur. The Glow 8x 100ml NL/UK HPP ’Shots’. The Glow is a blend based on carrot and mango with a touch of passion fruit and turmeric. The shot is high in vitamin A which nurtures the skin. It also contains turmeric which is a natural painkiller with a powerful anti-inflammatory effect.

Innovative Snacking options

Filling the consumer need for guilt free products, the Company has formulated an innovation without any known equal. These are available in 3 flavor variants. Research has revealed these are fully on trend, with 100% fruit & vegetables, 100% natural, no additives, and rich in fiber.

In close conjunction with a third-party manufacturer in 2018, the Company has invested heavily in New Product Development (NPD). Consequently, the Company is proud to announce its innovation in Snacking: ‘Natur Break’. The product portfolio extension consists of three variants:

●	Natur. Mango-Carrot-Pumpkin Break

●	Natur. Strawberry-Raspberry-Beetroot Break

●	Natur. Apple-spinach-Avocado break

The delicious ‘better-for-you snack’ line:

●	100% fruit & veggies (225gr)

●	Crunchy separately packaged topping with nuts and seeds (20gr)

●	100% natural, no additives

●	Rich in fibers

●	Gluten free

●	Cold Pressed

●	One serving contains 33% of vegetables- and 50% fruit of the Recommended Daily Intake (RDI)

The introduction is fully on trend:

●	Increasing demand for healthy and honest food.

●	Increasing awareness about fructose sugars in fruit.

●	Opportunities for combining vegetables and fruit.

●	Growth of convenience and healthy ‘on-the-go’ solutions

This new range is in perfect complementary harmony with the vision and existing portfolio of Natur. Based on conducted extensive qualitative consumer panel research in January 2019 and initial trade response and acceptance, the Company believes this addition to the portfolio has the potential to add value to the category.

Temple product line

The temple product line consists of the following two categories:

●	VITALITY SUPERBOOST SHOTS with Symphonic adaptogens that enhance the bioavailability of cumin:

o	Turmeric Shot: Hawaiian turmeric, holy basil, ashwagandha, yerba mate.

o	Fire Shot: Raw apple cider vinegar, ghost pepper, cinnamon, vanilla.

o	Red Ginger Shot: Elderberry, white turmeric, ginger, apple cider vinegar.

●	VITALITY SUPERTONICS with adaptogens and natural caffeine (Adaptogens are healing herbs that work vigorously with your body to optimize total stress response.)

o	Sparkling Blood Orange

o	Sparkling Watermelon

o	Sparkling Tamarind

Product Development

Beverages and snacks with Functional Nutraceuticals

The Company’s mission is to leverage technology as the driving force of innovation to build culturally relevant natural and/or organic consumer products that are beneficial to the human body and improve general wellbeing. Putting this into practice, the Company is developing new product line extensions by putting functionality in food & beverages making them more relevant to today’s health conscious consumer.

o	Enhanced waters with new flavor twists or ingredients added to the benefits of hydration

o	Enhanced beverages can have a (coconut) water base with fruit / vegetable and or other plant derived additives to provide more nutrition

o	Sparkling waters with functional ingredient

o	Functional F&B and health & wellness products may have other ingredient features including low sugar options, carbonation or fermentation.

o	Non Dairy nut milks / non allergenic (alternative) nut milks

o	Plant proteins such as Duckweed, pea, and fava bean

o	Nutrigenomics: Nutrigenomics is the study of the interaction between nutrients and genes, or how the foods we eat can modulate the activity of our genes and, therefore, influence our state of health. Incorporating nutrigenomics will enable Natur to enhance its product line of juices, waters and snacks with additional function from among seven efficacies: energetic metabolism, immunity strengthening, stress management, sleep quality, detoxication, bone metabolism and appetite control. The initial product line will consist of:

o	Immunity

o	Anti-Stress

o	Appetite Control

o	Expanding our CBD line to include “Dutch heritage” products such as liquorice and stroopwafels (caramel waffles)

Furthermore, the Company is developing and commercializing medicinal and health-focused Functional Natural Cannabis and hemp products that will embrace production transparency GMP product quality standards and novel technologies.

Primary Markets

The fruit juices market was valued globally at $71.31 billion in 2016 and is expected to grow at a CAGR of 6.14% during the forecast period, to reach an expected value of $121 billion by 2025. The global fruit and vegetable blends market was valued at $51.5 billion in 2016 and is expected to grow at a CAGR of 6.3% during the forecast period, to reach an expected value of $89.2 billion by 2025. The vegetable juices market was valued at $31.37 billion in 2016 and is expected to grow at a CAGR of 4.63% during the forecast period, to reach an expected value of $46.86 billion by 20251.

Europe’s cannabis market is estimated to be worth up to €123b by 2028 and will likely become the world’s largest legal market over the next five years. Home to more than 740 million people, a population more than double that of the United States and Canada combined, Europe is set to become the world’s largest legal cannabis market over the next five years. Over the last twelve months, the European cannabis industry has grown more than it has in the last six years. The retail value of Europe’s health and wellness market was estimated to be worth some €180 billion in 2018, a rise in value from €151 billion in 2013. Figures for the Canadian market for health products suggest that CBD products account for an estimated 0.05% of the health and wellness market value and we would expect the European CBD market to account for a similar, if not larger share of the region’s wellness market value by 2028. This growth is attributable to growing health literacy across Europe with people becoming better-versed in how to improve their health through changes in lifestyles and supplementation As a result, people are taking greater responsibility for their mental health and physical well-being. Figures published by the WHO estimate that some 25% of Europe’s population suffers from depression or anxiety, and given the mood-enhancing benefits of CBD, demand for CBD-based products that can boost mental health will experience strong growth. Segment performance will be further propelled by growing availability of CBD consumer goods through ingredient innovation from big brands in mainstream consumer goods markets. Nearly 7% of adults in a U.S. survey reported using CBD as a supplement (conducted by Cowen n = ~2,500). This strong consumer interest is validated by the growing number of brands and form factors that are now available through increasingly divers retail channels, including Amazon, Sephora and Neiman Marcus. The launch of CBD-infused beverages, for example, will help drive value sales of CBD products higher. Furthermore, as food and drinks trends often filter into other consumer goods markets, Prohibition Partners predicts that sales will also be bolstered by rising demand for CBD-infusions in beauty products and possibly even household products in future. In addition, the lack of a regulated market has helped drive demand for CBD products in Europe as the only legal means to access the therapeutic properties of cannabis. Furthermore, legal markets in the US show a high demand for high CBD and minimal THC recreational cannabis and Europe is expected to follow a similar trend. Europe’s cultivation capacity and processing infrastructure will quickly put the region on par with the North American market for hemp CBD products.

Legislation

Six countries have announced new legislation and over €500m have been invested in European cannabis businesses. Governments and their legislative arms are already becoming increasingly pro-cannabis. The debate over cannabis in Europe has also matured as politicians, healthcare professionals and entrepreneurs have followed the growth of the industry in the United States and Canada. In all aspects of legislation and standardization, the EU bloc’s governments, industries and citizens have excelled at finding innovative solutions. The cannabis debate has already reached the European Union legislative level, where last summer the European Parliament’s Environment Public Health and Food Safety Committee called on the European Commission to create an EU-wide policy for medical cannabis. The versatility of cannabis also will have a significant impact across multiple sectors, including beauty and wellbeing, leisure, manufacturing, textiles, and food and beverage. Widespread applications for cannabis, coupled with high consumption rates and exclusive pricing indicate a potential market worth up to €123b by 2028. Europe’s burgeoning legal cannabis industry represents an exciting green-field opportunity, provided stakeholders take a knowledge-based and considered approach.

1 Source: Grand View Research 2018 - WHO, U.S. CDC, FDA, NIH Journals, Investor Presentations, Primary Interviews.

We believe that the opportunity for the Natur products can be summarized as follows:

●	globally there is a generic shift towards a healthier lifestyle and healthier foods that is already well established in the more advanced North American and European markets;

●	there is a fast-growing European market for healthy natural juices and snack foods that are suited to the needs of a modern lifestyle;

●	illustrating these trends, within the Benelux and UK fruit juice market for example, there is a continuing shift to more complex and more expensive premium juices;

●	a steadily increasing number of consumers are willing to pay a premium for niche brands with superior quality, functional outcomes and special drinking experiences;

●	the major European retailers (including supermarket chains) are evaluating how they can differentiate their respective offerings and enhance consumer experience to attract customers; and

●	governments are legislating against carbonated soft drinks with added sugar reinforcing consumers’ negative opinions of these products and accelerating a shift to raw/fresh natural drinks for all family members.

In addition to the above characteristics of the market in which we operate, we believe there are other consumer trends that we need to take into consideration. These include the following:

●	increased availability of vegetarian and vegan products

●	demand for healthy and responsible snacks

●	increase of alternative ingredients from nature

●	‘pure nature’ provides ‘feeling good’ to the consumer

The consumer trends also suggest that persons are wanting healthier products generally. Typically, the following factors are taken into consideration:

●	untreated products that do not use artificial coloring, flavors or preservatives;

●	non-GMO;

●	products that are better for the environment;

●	more demand for gluten-free, halal or Kosher products (‘free from’)

●	less sugar;

●	less salt;

●	less calories; and

●	no additives.

Consumers not only consume for taste, but also for the function of food. Natur is addressing these new factors in its products and marketing.

Craftsmanship and Artisanship

●	more demand for artisan and fresh products

●	discovery to new flavors and ethnic origin

●	signature from the craftsman

●	hero products and story telling

●	traceable to origin

Sharing Online - Products should look visually attractive to share on social media.

Sustainable

●	consumers are spending more on sustainable products every year

●	no waste, from either the packaging or the product itself

Clean Labels

●	call for transparency

●	honesty about the ingredients (‘from field to fork’)

●	simple: less ingredients

●	simple: ingredients that do what they have to do

●	who makes the product, where and how?

More Eating Occasions - with smaller and healthier portions

Blurring

●	sports drinks become mainstream. Reducing difference between on-the-go and retail

●	food service becomes an important trigger

More Direct Consumption - new eating occasions

Premiumization - food is lifestyle. Increasing demand for premium variants.

Convenience - the consumers are increasingly rushing and are looking for solutions.

Differentiated Packaging - smaller production batches in alternative packaging

Online Shopping - continued rapid growth. Regular grocery shopping shifting to online

Tailored Offers - personal advantage e.g. consumer loyalty card

Super Powders - maca, matcha, turmeric, spirulina, kale

Technology - shelf life extension without additives

The Company believes there is now mainstream acceptance in the Netherlands, UK and throughout Europe of ordering food over the internet supported by a well-established fulfillment infrastructure for local delivery; there is no current significant competition from large international players in either the Netherlands or UK, nor wider European markets, in the cold-pressed natural juices market to the best of our knowledge. In the NFC market segment, there is no other brand that can match Natur’s Super NFC line in nutrient density, with ambient delivery possibilities for up to four weeks while retaining the organoleptic properties and a shelf life of up to six months.

Customer Sales Authorizations

The Company markets its products through five distinct channels in Europe – chain grocery, petrol and other smaller retail stores, direct to consumer/business through e-commerce, caterers, and wholesalers (who reach independent retailers and Food Service locations).

The Company is building the brand through a combination of permanent shelf space and promotional rotational spaces. Over the past two years, in the Netherlands, these have included presence in the 700-store chain Albert Heijn, the oldest organization owned and operated by the Dutch supermarket operator Ahold, which dominates the food grocery market with a 34.7% market share, the progressive all-natural retailer Marqt (18 stores), and Plus Supermarkets (256 stores), to name a few. In the petrol sector, the Company conducts business for example with the BP, Total and Avia petrol chains.

In the UK, during the past two years, the Company served hundreds of independent natural food stores through direct relationships from a staff of several sales and marketing personnel, while undertaking a branded takeover of WHSmith transportation retailers in a large-scale rotational promotion. The Company has streamlined the market development for the UK and is resetting its strategies for a distributor-oriented expansion. The Company’s extended shelf life technologies will support the anticipated slowing at the border of a non-deal Brexit.

With distribution in several hundred Dutch retailers and with a new distribution agreement with one of the UK’s most customer-centric natural foods distributors, the Company is poised for expansion to new authorizations in existing and new markets. An example of such expansion is an authorization pending with the 600-store chain Jumbo, the second largest food grocery retailer with a 19,.1% market share, which is expected to place Natur products in 60 of its ‘on the go’ stores in 2019.

In 2018 HMS Host and Albert Heijn each represented more than ten percent of the Company’s revenues, together representing 58% of our revenues. In 2017 no one customer represented more than ten percent of the Company’s revenues.

Direct to Consumer & Businesses

The Company has invested in an e-commerce platform from the https://nl.natur.eu/ buy now page that provides an end to end solution to direct-to-consumer sales as well as shipments to businesses. This meets the expanding need for healthy snacking where consumers live and work. Customers have the option to select a two-hour time window for when they want to receive their order. For these customers the Company is using an external logistics company providing warehousing and order fulfillment. For business direct customers the Company is using Leen Menken as logistics partner for the Netherlands.

Wholesale

Through wholesalers like Lekkerland (€13 billion turnover in 2017), Sligro (€3 billion turnover in 2017) and Bidfood (€700 million turnover in 2017), the Company is distributing its products to a large variety of smaller outlets in both on- and off-trade channels. From cafe to caterer, canteen to health care institution and from hotel to restaurant.

Catering

The Company pursues the catering category with the goal of prestigious availability for brand building and commercial interest. The Company is selling to multiple sport clubs, offices, schools and many other public locations. This channel also includes airline catering companies. The Company is in final negotiations with a larger Dutch provider in this channel. This channel also includes outreach to convention centers where the Company has in place an agreement with RAI Amsterdam (largest in The Netherlands), exposing the brand to 1.6 million visitors each year. Through our partner Absolute Taste, the Company has provided healthy juices to The Ryder Cup, several Formula 1 races, Association of Tennis Professionals Finals and The Shard in London.

Festivals and Events

The Netherlands are famous for their festivals. Natur is attending the main dance festivals offering this crowd healthy refreshments, while also selling through regular bars and via mobile sales and sampling teams. Through the customers like Absolute Taste, the company delivers to international large festivals.

Anticipated new business authorizations

The Company is expanding its business to Bulgaria and other Eastern European countries and is evaluating expansion into the United States over the next 6 to twenty-four months.

The Company is also in discussions with a distributor for France, which is expected to start in the fourth quarter of 2019.

Also, the Company is looking to extend the addressable market for its products with large distribution partners and/or retailers in Germany, Austria, Israel and the Middle East.

In 2019, the Company acquired a controlling interest in Temple. Temple’s mission is to bring the highest quality turmeric to the world by pioneering the first Turmeric-based ready to drink beverage line. Temple has driven consumer understanding and demand for Turmeric as it has become more and more widely consumed through this decade. Temple now adds adaptogenic herbs and ancient super-food formulations to beverages with a turmeric foundation. The company is working on a calculated expansion plan, beginning with the markets highest indexing in the development of healthy eating and drinking products. New York City is one such market, along with Los Angeles, San Francisco and Central Texas. The United States market is highly reliant on distribution agreements; and those distribution agreements are struck most easily when large natural foods chains authorize the Company’s product lines. The Company plans to rely heavily on innovation to foster success in the United States where working with functional supplements and innovating snacking allow for disruption and competitive advantage.

Distribution

The Company employs the practice of distributing product through independent, third party routes to market. In the Netherlands, the Company deploys product to market through a contract relationship with Leen Menken Food Service Logistics who delivers greater than 10% of the Company’s total Netherlands volume. This professional contract provider, from its distribution center in Zoetermeer, is centrally located in the Randstad, close to the port of Rotterdam and Schiphol Airport. With 15,000 pallet spaces, the Company’s relationship is scalable and efficient for refrigerated storage and transportation. Leen Menken applies work automation according to the latest technical development. On the other hand, for certain activities, dedicated human attention is needed, provided by a workforce of more than fifty people. Menken is certified, and the distribution center works according to the quality requirements of ISO 9001, BRC, SKAL, Lean and Green & AEO.

Production

The Company relies on more than 10% of its salable product from its relationship with contract packer and investor AMC Group. This special contribution to the strategic business plan represents a high barrier to entry for any potential competing participant, as the scale and breadth of AMC’s operations are unmatched in Europe. Further, it is the platform on which the Company’s plans for the European market will be delivered.

The Company has an integrated product offering primarily using unique cold-pressed juices as a basis for (functional) supplements, boosters and natural snacks. The products are considered as “safe foods” due to our Pure Pulse (PEF 2.0) and High-Pressure Processing (HPP) processes. Pathogens receive a 5+Log reduction while all the goodness, minerals, nutrients and enzymes remain intact. Also, thanks to the extended shelf life and consumption period of the Company’s products the process produces less waste. The Company will deploy unique patented PEF 2.0 technology which creates a product that is not only cold pressed, but also actually enhances the natural flavors. The PEF processing technology allows the Company to be extremely price competitive as less factory workers are needed for this line production technology and, unlike with HPP production, no expensive refrigerated working environment is needed.

For products not produced by AMC, representing a very small percentage of current volume, the Company is working with other leading Dutch and European contract manufacturers.

Sourcing of Raw Materials

The Company relies on the expertise of the AMC Group for sourcing fruit and vegetable juice. The AMC processes begin with proprietary breeds of fruits and vegetables, taking the most advanced and many times patented proprietary extraction methods. Further, they have pioneered proprietary methods for shelf life extension with the greatest retention of enzymes, nutrient density and natural taste.

AMC Group accounted in the aggregate for more than 10.3% of the current accounts payable at December 31, 2018, and the AMC Group companies accounted for more than 21.5% of accounts payable at December 31, 2017.

Government Regulations

There are many food related regulations found in the laws of the different markets in which our products are distributed. The regulatory regime is likely to expand and become more complicated over time in each of our markets. Two principal governing bodies provide guidance and / or regulation in the human consumption food and beverage industry.

Europe’s European Food Safety Authority (EFSA), under Regulation (EC) No 178/2002 (General Food Law Regulation) lays down the general principles and requirements of food law, establishing the EFSA and laying down procedures in matters of food safety. The basic rule is that no food shall be placed on the market that is unsafe, injurious to health or unfit. Under Regulation (EC) No. 852/2004 there are additional food safety regulations based on the HACCP system, and businesses must maintain records of where the raw materials for their products originated. The basic food labeling law is found in Regulations (EU) 1169/2011 and 1924/2006, which set out the information that must be provide to consumers and indicates what can be provide as nutrition and health claims.

Member States of the EU also have locally applicable laws and regulations covering aspects of public health, product safety, fair trading and adequate information. Currently, because the products of the Company are sold in the Netherlands and the United Kingdom, the Company has to comply with those laws in addition to the EU regulations. As the Company sells products in other Member States, it will have to comply with any additional locally applicable laws.

Food that is not compliant with the food safety requirements of the EU or a Member State will be subject to recall for destruction. Retailers and distributors must help with the withdrawal of unsafe food and pass on information necessary to trace it. Consumers and regulators are to be notified about recalled foods. The recall is typically at the expense of the product producer and typically it can be very costly, not only in terms of monetary expense but also in terms of the reputation of a product.

While not applicable at this time, should the Company enter the United States market with natural, wholesome better for you food and beverages, it will be governed by the U.S. Food and Drug Administration, and to some extent the United States Department of Agriculture. In addition, state regulation may apply to our products and their distribution. Additionally, in the United States, there is a substantial body of government regulation and case law that will impact what is deemed “natural” and other aspects of the content of our products, product recalls, food safety and labeling.

The failure to comply with any of the material provisions of the various applicable laws, regulations and other legal requirements may result in fines, product recalls, or termination of our ability to manufacture and distribute our products. Contaminated products may result in product liability claims. The result of these may have an adverse impact on our business reputation and our financial position. We do not believe that any business insurance that we may hold will be adequate to recompense us for our financial damages.

Competition

The Company has entered the very competitive space of better-for-you food and beverage products. There are a considerable number of competitors comprised of a select few multi-national beverage and food conglomerates and a greater number of upstart independent brands, many limited to specific markets.

The multi-nationals with which the Company competes head to head are PepsiCo with their beverage product line Naked distributed broadly in the United States and the European Union, and the Coca Cola Company, with their beverage line Innocent Drinks in the European Union and Odwalla in the United States. The Company’s ability to be swift to respond to market opportunity is a competitive advantage over the slower moving larger corporations. Also, retailers’ own label beverages are considered as competition. Typically, at a lower price point, the products offered are extensive and widely available.

The smaller, more nimble competitors in the beverage arena include the UK’s Savsé, Coolbest, grocery retailer private labels brands, and countless start up beverage labels in the UK, Netherlands, and Switzerland. In the near future, the Company expects to expand into the German, Moldavian, Bulgarian, Italian, French, Swiss, and United States markets, and we will encounter further competition from competitors that are active in those markets. New products are introduced all the time, many of which will be directly competitive to our products or may be competitive on a tangential basis, but in all cases likely diluting our place in the market as a provider of cold-pressed juice and other fruit and vegetable products.

We also face competition from local outlets selling smoothie products and other fresh squeezed products. While we believe that we compete favorably with our competitors on factors including quality, nutritional integrity, food safety, merchandising, service, sales and distribution, multiple flavors, brand name recognition and loyalty, our products are typically sold at prices higher than most other competing beverage and bar products. Significant competitive pressure from these or other companies could negatively impact our sales and results of operations.

In the emerging CBD food, beverage, snacks, health & beauty and animal products categories the competition consists of many small players, all vying for leadership positions. The major food and beverage companies remain on the sidelines with experimental efforts but not full-scale rollouts.

Property

The Company leases office space in Amsterdam, The Netherlands. There is adequate alternative office space available at competitive rates in Amsterdam. The Company does not own manufacturing or warehouse facilities, as it uses contract facilities in Europe. The Company, through its partially owned subsidiary, Temple Turmeric, Inc. leases office and manufacturing facilities in Brooklyn, New York.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Fiscal Year 2018 Compared to Fiscal Year 2017

1.	Financial condition, changes in financial condition and results of operations

In 2015/2016 the Company developed together with related partner AMC Juices a range of cold-pressed juices and in the fourth quarter 2016 the first entry to the market was achieved. In 2017 the range of products was extended by adding a range of nearly not heated juices and coconut water-based smoothies with a shelf life of 180 days (SNFC). This with the aim of providing products at a lower price point and offering a product that can be shipped ambient for a certain period of time. We further extended our HPP line with shots, lemonades and breakfast drinks. The current product offering of juices includes 38 different products of which 18 are pro-actively offered to the market, after the company performed in 2019 a rationalization of its product offering to minimize waste.

The company is aiming to further expand its portfolio with additional functional juices infused with all-natural functional ingredients such as CBD and plant-based protein and nutrigenomics. These additions to our products are aimed for personalized health, which is fully on trend in the European Market.

Also, an additional range of snack offerings has been developed in 2018. The Company aims for adding those to its portfolio in the second quarter of 2019.

During 2018, management of the company was heavily involved in the negotiations with management and shareholders of Future Healthcare of America. A lack of free cash has limited the company to grow significantly in its home market (the Netherlands). As a consequence, management has been focused on cost cutting measures, that were effective in the short term to mitigate and control the cost development.

As part of the Company’s strategy to operate in a lean and mean manner, the Company has decided to centralize all support functions in the headquarters in the Netherlands and to support global account management centrally. For that reason, effective November 30, 2018, the Company has closed down the London office. The existing support functions have been transferred to the headquarters in Amsterdam as part of the centralization of support staff initiative. A distributor for the UK has been engaged, who will deliver to our current local customer base.

In the table below, the profit and loss account for the periods ended 31 December 2017 and 31 December 2018 is displayed:

	December 31, 2018	December 31, 2017
Revenues	1,675,160	526,339
Gross Margin	622,086	93,434
Sales, general and Admin	6,132,779	7,499,295
Operating loss	(5,510,693)	(7,405,861)

Revenues for continued operations increased compared to prior year by 218% on a full year basis. At the same time, economies of scale and supply chain efficiency improvements have resulted in an improved margin. During 2018, various measures has been taken to mitigate the loss-making from operational activities, leading to a sharp decrease of our losses during the first 9 months of 2018. Wages and salaries have been under strict control by utilizing digital and automated solutions for our support functions. Due to cash restrictions we have not been able to invest in the marketing and activation of our products in the various channels. Nevertheless, we have exceeded our prior year revenues by $1.2 million. We have used guerilla marketing techniques and active sales to achieve this.

We will build our international presence from a solid position in the Dutch market place, and in parallel, expand the UK market, the French market and other European markets, to provide the Company with a good international platform and a blueprint for its further European roll-out.

Management of the Company is aware that the auditor expressed an opinion on the matter of going concern; management is continuously streamlining the operations, whilst at the same time increasing revenue by introducing new products and attracting new customers. The relative share of costs against this increase in revenue is significantly lower which has a positive effect on the development of the gross margin and cash flow from operations. Based on global developments and following the success of companies in the USA and Canada, the company also defined new growth objectives with complementary products based on CBD as a new revenue model. For this, the Company established a new sister company to Natur Holding BV, Natur CBD BV, which is wholly owned by Natur International Corp. and is seeking additional capital, that may be either equity or debt, or both. However, potential investors require a debt restructuring and therefore management developed a corporate restructuring program and started negotiations with the current debtholders of Natur Holding BV to convert their debt into equity of Natur International Corp. The main pillar of such a restructuring plan is the transfer of certain assets and liabilities from Natur Holding BV to Natur CBD BV at arm’s length conditions and subsequently liquidate Natur Holding BV. As the intended restructuring is guided and controlled by legal specialists, management is reasonably assured that a to-be appointed trustee by the applicable Court in the Netherlands will accept the assets and liability transaction. The execution of the intended restructuring program is conditional upon the ability of the Company to raise additional capital prior to the implementation of the restructuring plan in order to supply the buying entity of the assets and liabilities with sufficient funds for the asset transaction and the financing of the daily operations. If this condition is not met, the restructuring will fail, and management will be forced to seek legal protection against its creditors and debtholders.

There are a number of risks associated with the restructuring. These include the following:

1. Because the restructuring requires funding of Natur CBD BV, there is the risk that the Company will not be able to secure the amount necessary to fund the acquisition of the assets and accept the liabilities in the reorganization, in which case the restructuring will not result in the corporate objective sought, which is to reduce the debt of the Company on a consolidated basis.

2. Once the trustee has been appointed, there is no ability for the Company to terminate the restructuring process as described above. The trustee could take decisions that were not anticipated in respect of the assets and liabilities of Natur Holding, which may have an adverse impact on the restructuring and therefore on the entire Company. The trustee may even reject in its entirety the proposed restructuring plan.

3. If either because Natur CBD BV cannot complete its acquisition of the assets and acceptance of designated continuing liabilities, or there is objection to the restructuring by third parties, or the trustee on its own initiative rejects the restructuring plan, the trustee will have wide discretion in how to proceed. The trustee may sell the assets in a public sale, in which case the Company would lose the assets, including their value to the creditors of Natur Holding and the ability to use the assets. In this event, the Company would most likely not be able to continue its operations as a producer of its products and have to terminate operations. In the event of no operations, the investors in the company would lose the entirety of their investment.

4. There can be no assurance given that the trustee will discharge the debts that are sought to be terminated in the reorganization. Therefore, the Company may retain more debt obligations than anticipated and not be able to service the debt. If the debt on the Company is not reduced sufficiently, there is the risk that the Company will not be able to operate profitably or be able to continue its operations.

5. The planned restructuring is anticipated to expunge all the debt other than certain trade obligations, tax obligations and other general obligations of the operations in the Netherlands amounting to approximately $ 800,000. The Company anticipates being able to service this amount of assumed liabilities after the reorganization, but there can be no assurance that it will be able to do so. In such event, the Company may again face a reorganization or have to otherwise change its business plan or cease operations.

6. Although management and the board of directors believes that the restructuring will ultimately benefit the Company, there is no certainty that the restructuring will result in the required improvement to the financial condition of the overall Company or make operational funding available. The Company will continue to need to raise working capital and obtain funding in the future, for which no assurance can be given that the company will be able to find such funding on acceptable terms or at all.

2.	Liquidity and capital resources

Total net cashflow for the year 2018 amounted to -$0.9 million. The 2018 operating loss before depreciation and currency translation differences was $5.3 mio. This was partly financed by Efficiency Life Fund and NL Life Sciences, who provided several loans to cover for these losses ($1.6 mio and $1.4 mio) to ensure continuity. The recapitalization and issuance of preferred shares at the close of the reversed merger lead to a further investment of $2.0 mio.

	December 31, 2018	December 31, 2017

Net increase/(decrease) of cash position	(913,352)	954,370

Cash position beginning of period	1,082,734	144,842
Cash for discontinued operations	(41,018)	36,775
Cash position end of period	128,364	1,082,734

3.	Unusual events that materially affected or are expected to materially affect income

As a start-up company, the first two years were mainly focused on developing the products, building a relationship with key-suppliers and contracting distributors. Whilst the global market for our key products developed according to the vision management had at the start, the capital requirements for this type of business appeared to be steeper than anticipated and the market adaptation to our products was less than we expected. The new product range that we launched at the end of 2017 made our general consumer base larger.

As a result, management of the company sought for a strategic partnership to strengthen the business model and to secure additional capital if and when needed. This search led to a series of discussions and meetings with management and shareholders of Future Healthcare of America. These activities distracted management significantly from the commercial and operational tasks and responsibilities. Since November 13, 2018 Future Healthcare of America and Natur Holding BV operate as one company, allowing management to refocus their attention on developing and growing the key business of the company.

June 30, 2019 Compared to June 30, 2018

During the three months ended June 30, 2019, Natur recorded revenues of $8,134, a 98% decrease over revenues of $414,716 for the same period in 2018. The decrease in 2019 is attributed to the decision the Company made to discontinue selling to less profitable customers while developing its new culturally relevant product lines. It should be noted that in Q2 2018, revenues were generated by two large customers. Both of these customers proved to be less beneficial to the business than planned and by the beginning of Q1 2019 sales to these customers were discontinued.

With the lower revenues in the quarter, cost of goods sold included unleveraged warehousing, inventory reduction and product discard costs and totaled $4,919, a 99% decrease as compared to $283,400 in the comparable period of 2018. Natur posted a gross profit of $3,215 during the second quarter 2019, versus a gross loss of $131,316 for the second quarter of 2018.

Six Months Ended June 30, 2019 Compared to June 30, 2018

During the six months ended June 30, 2019, Natur recorded revenues of $72,553, a 92% decrease over revenues of $942,433 for the same period in 2018. The decrease in 2019 is attributed to the decision the company made to discontinue selling to less profitable customers while developing its new culturally relevant product lines. It should be noted that in first half of 2018, the introduction of two large customers generated initial opening orders, filling the supply chain. Both of these customers proved to be less beneficial to the business than planned and by the beginning of Q1 2019 sales to these customers were discontinued.

With the lower revenues in the six-month period, cost of goods sold included unleveraged warehousing, inventory reduction and product discard costs and totaled $99,696, an 82% decrease as compared to $557,152 in the comparable period of 2018. Natur posted a gross loss of $27,143 during the first half of 2019, versus a gross profit of $385,281 for the first half of 2018.

Natur continued to make year over year improvements in some controllable costs while recording total operating expenses of $3,294,333 during the first half of 2019, a 14% increase as compared to operating expenses of $2,895,729 in the same period of 2018. Wages & Salaries showed a strong improvement, totaling $373,064 in the first half of 2019 versus $792,679 in the first half of 2018, a decrease of 53% driven by significantly streamlined head-count compared to 2018. An additional strong contributing factor is the discontinuation of retail store activities in both the UK and the Netherlands. Selling, General & Administrative costs increased to $2,645,471 from $2,019,466 when comparing the first half of 2019 versus 2018, or 31%. This was driven mainly by an increase in the overall costs incurred by the business due to the administration costs of maintaining a public listing such as legal, board and accountancy fees. The Company also introduced a stock option scheme in 2019 with no similar such costs in the first half of 2018 with costs totaling $1,088,206 for 2019 . Amortization depreciation and impairment costs increased to $275,798 from $83,584 when comparing the first half of 2019 versus 2018, or 230%. This was driven mainly by the Company taking a prudent measure to write down all assets in the retail stores (approximately $200,000) to Nil. As the Company could not comfortably assume we would receive any proceeds for these assets it will therefore only take gains on disposal in future periods should they be realized. These assets are now with the Curator pursuant to the Petition who is dealing with the liquidation of Natur Holding B.V.

Natur’s net loss available to common shareholders was $1,551,207 for the first half of 2019. This represents a 58% decrease from our net loss of $3,669,410 in the first half of 2018. The decrease in the loss was partially offset due to the liquidation of the UK business and a number of the subsidiaries in the Netherlands which allowed a gain on disposal of $1,891,985 to be realized.

Three Months Ended June 30, 2019 Compared to June 30, 2018

During the three months ended June 30, 2019, Natur recorded revenues of $8,134, an 87% decrease over revenues of $64,419 for the preceding period. The decrease against the quarters was driven by the fact that the companies focus for the quarter was on restructuring and seeking funding that would allow the business to continue as a going concern. The focus moving forward into the second half of the year is to engage revenues as part of the Company’s new strategic focus.

For the quarter ended June 30, 2019, cost of goods sold totaled $4,919, a 91% decrease as compared to $94,777 in the preceding period of 2019. This reflects the costs associated with the overall reduction of revenue and due to the reduction in sales the Company had experienced higher marginal costs for our warehousing in the first quarter which have now been largely reduced. We also experienced higher disposal costs due to the perishable nature of our products in the first quarter of 2019. Natur posted a gross profit of $3,215 during the second quarter 2019, versus a gross loss of $30,358 for the preceding quarter of 2019.

Natur recorded total operating expenses of $1,355,005 during the second quarter of 2019, a 30% decrease as compared to operating expenses of $1,939,328 in the preceding period. Wages & Salaries totaled $108,335 in the second quarter of 2019 versus $264,729 in the preceding quarter a decrease of 59% driven by significantly streamlined head-count compared to the first quarter. An additional strong contributing factor is the discontinuation of retail store activities in both the UK and the Netherlands. Selling, General & Administrative costs decreased to $1,243,061 from $1,402,410 when comparing the preceding quarter, or 11%. This was driven mainly by a decrease in the overall costs incurred by the business due to the administration costs of maintaining a public listing as processes have been strengthened and we have undertaken less advisory work in the quarter. The was slightly offset by the fact that the Company also introduced a stock option scheme in 2019 with higher costs in the second quarter due to the termination agreement with Ms. Ellen Berkers. Amortization depreciation & impairment costs decreased to $3,609 from $272,189 when comparing the second quarter of 2019 versus the first quarter of 2019, or 99%. This was driven mainly by the Company taking a prudent measure to write down all assets in the retail stores (roughly $200k) to Nil in the first quarter. As the Company could not comfortably assume we would receive any proceeds for these assets it will therefore only take gains on disposal in future periods should they be realized. These assets are now with the Curator pursuant to the Petition who is dealing with the liquidation of the company.

Natur’s net profit available to common shareholders was $196,324 for the second quarter of 2019. This represents a strong improvement from our net loss of $1,747,531 in the first quarter of 2019. The gain was partially by the corporate restructuring and the decision to close the UK business and a number of the company’s subsidiaries in the Netherlands which allowed a gain on disposal of $1,891,985 to be realized.

Restructuring Activities

Debt restructuring - Effective June 30, 2019 the Company and most of its debtholders have agreed and executed contracts to settle the amounts owed by the Company to the holders under individual the debt agreements, including principle, interest expenses, penalties and other charges of whatsoever nature, all in an amount equal to $6,754,575 in exchange for and in consideration of the issuance to by the Company of an aggregate of 161,149,309 shares of Common Stock.

Corporate restructuring - In line with the objective to secure the continuity of the Company, it was decided in late 2018 to extend the product line with the addition of functional extracts (Nutrigenomics, hemp-derived extracts). For this, the Company established Natur CBC B.V. at March 13, 2019, wholly owned by Natur International Corp. Based on global developments and following the success of companies in the USA and Canada, the Company defined new growth objectives with complementary products based on hemp-derived extracts as a new revenue model. Additional funding was sought in the market, but it became apparent that the willingness of new investors to provide the company with funding in debt or equity was dependent on the restructuring of the existing debt of the Company. As most of this debt exists at the level of Natur Holding B.V., it was decided to develop a restructuring plan to: establish an asset transfer from Natur Holding B.V. to Natur CBD B.V., optimizing the proceeds for these assets and subsequently liquidate Natur Holding B.V. and continue the business in Natur CBD B.V. with an extended portfolio of functional products, including food and beverages infused with hemp-derived extracts and deliver the objectives as set by the Board.

In May 2019 we reached agreements with most of the debtholders to convert their debt to equity and effectively May 1, 2019 the asset transfer between Natur Holding B.V. and its sister company Natur Functionals B.V. was executed and Natur Holding B.V. and its wholly owned subsidiaries were declared bankrupt by the Court in Amsterdam, the Netherlands. The total Debt that was converted to Shares to be issued is $6,754,575.

In June we reached agreement with private investors for the sale of Preferred Stock and Warrants. At June 30, 2019 agreements were signed for a total of $2,064,756 against 65,621.283 of to be issued Preferred Shares.

CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

December 2018 Change

On December 10, 2018, the Company notified Sadler, Gibb & Associates, L.L.C. (“SGA”) that it had dismissed SGA as its independent certifying accountant. The dismissal of SGA was approved by the board of directors of the Company (the “Board”).

SGA did not review any audited financial statements of the Company, as there was no required report to be filed by the Company during their period of engagement that required an audit report. During the Company’s period of engagement of SGA from July 16, 2018, through December 10, 2018, there were no disagreements with SGA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to SGA’s satisfaction would have caused it to make reference thereto in connection with its reports on the financial statements for such years. During the Company’s period of engagement of SGA from July 16, 2018, through December 10, 2018, there were no events of the type described in Item 304(a)(1)(v) of Regulation S-K.

On December 10, 2018, the Company engaged Malone Bailey LLP (“Malone”), located at 9801 Westheimer Rd, Houston, TX 77042, as its new independent registered public accounting firm. The engagement of Malone was approved by the Board.

During the fiscal years ended December 31, 2017 and 2016 and through December 10, 2018, the Company did not consult with Malone with respect to any matter whatsoever including without limitation with respect to any of (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company's financial statements; or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or an event of the type described in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided SGA with a copy of the foregoing disclosure and requested that it furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made therein. A copy of the letter, dated December 10, 2018, was filed as Exhibit 16.1 to the Current Report filed with the SEC on December 11, 2018.

July 2018 Change

On July 16, 2018, the Company, with the approval of its Audit Committee, terminated the services of its independent registered public accounting firm, Gregory & Associates, LLC (“Gregory”), effective immediately and retained the services of Sadler, Gibb & Associates, L.L.C. (“Sadler”) as its independent registered public accounting firm.

Gregory’s reports on the financial statements of the Company for the fiscal years ended December 31, 2017 and December 31, 2016 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that its report for the fiscal years ended December 31, 2017 and 2016 contained notes regarding the Company’s ability to continue as a going concern. During the Company’s fiscal years ended December 31, 2017 and 2016 and through the date hereof, there were no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) with Gregory on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to Gregory’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company’s consolidated financial statements for such periods. Furthermore, no reportable events occurred within the periods covered by Gregory’s reports on the Company's financial statements, or subsequently up to the date of Gregory’s dismissal. As used herein, the term “reportable event” means any of the items listed in paragraphs (a)(1)(v)(A)-(D) of Item 304 of Regulation S-K.

The Company provided Gregory with a copy of the foregoing disclosures and requested that Gregory provide a letter addressed to the SEC stating whether it agrees with the statements made therein. Attached as Exhibit 16.1 to the Current Report on Form 8-K, filed with the SEC on July 17, 2018, is a copy of Gregory’s letter addressed to the SEC relating to the statements made by the Company in the Current Report.

During the Company’s two most recent fiscal years ended December 31, 2017 and December 31, 2016, and through the date hereof, neither the Company nor anyone on its behalf consulted Sadler regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the consolidated financial statements of the Company or (ii) any matter that was either the subject of a disagreement or a reportable event as described above.

MANAGEMENT

Executive Officers and Directors

Set forth below is information regarding the current directors and executive officers of the Company as of the date of this Prospectus. Directors are to be elected each year by our stockholders at an annual meeting. Each director holds his office until his successor is elected and qualified or resignation or removal. Executive officers are appointed by our board of directors. Each executive officer holds his office until he resigns or is removed by the board of directors or his successor is appointed and qualified.

Name	Age	Title
Paul Bartley	50	Chief Executive Officer and Director
Rudolf Derk Huisman	69	Chief Financial Officer and Director
Anthony Joel Bay	63	Director
Nina Storms	65	Director
Frans van der Minne	71	Director
Mark Simmonds	55	Director
Boaz Wachtel	60	Director

Paul Bartley has been the Chief Executive Officer and a director of the Company since July 2019. Mr. Bartley has been employed by a private group of family-owned businesses for over 25 years in many aspects of food and beverage production, manufacturing, packaging, equipment, distribution, exporting, importing and ecommerce businesses. From January 2014 to June 2019, Mr. Bartley served as the managing director of Delori Foods, a specialty markets distributor of niche food, beverage and alcohol brands in the United States, Asian and other markets. Mr. Bartley has been instrumental in establishing and integrating into the Delori Group its China operations, including packaging, production, bottling, co-packing and distribution operations. Delori production includes several nationally-distributed brands throughout the greater China and USA markets, including award-winning FMCG brands in the food, beverage and dairy industries. Mr. Bartley also has transformed the Delori Foods components and equipment division into developing transformative packaging and processing solutions to serve the hemp industries with functional edibles, vape, and processing technologies. In 2016, Mr. Bartley also established a venture under the name “YHT Technology” to develop SHARE as the next generation of software systems and affiliate marketing channel technologies for a direct-to-consumer (D2C) business model capable of displacing and disrupting the retailer marketplace’s stranglehold on consumer choices and brand access. SHARE’s initial launch platform focuses on the China direct-to-consumer influencer-driven marketing channels. The SHARE mission is to ensure consumers around the world are free to access value-driven quality-of-life experiences in selecting and purchasing the world’s next generation of authentic healthy and functional brands. Mr. Bartley has been appointed as a director of the Company for his knowledge of the Company’s day-to-day operations as Chief Executive Officer.

Rudolf Derk Huisman has been Chief Financial Officer of the Company since June 2019 and a director since January 2019. Mr. Huisman is the strategic advisor of Arbor Media, a Dutch based leading supplier of audio and video conferencing and archiving solutions and a strategic consultant for risk management. From May 2015 to September 2018, Mr. Huisman was the Global Transition Lead at FEDEX/TNT, responsible for the transition of 14 finance and non-finance processes from 53 countries to a BPO provider. From 2011 to March 2015, Mr. Huisman was the Finance Director of the BA Decorative Paints of AkzoNobel, where he was responsible for the development and successful implementation of a turn-around program of the European business. Mr. Huisman has been appointed as a director of the Company for his financial experience within the corporate context as a chief financial officer and for his familiarity with corporate governance structures and requirements. Additionally, he has experience in emerging entrepreneurships and in turn-around situations.

Anthony Joel Bay has been a director of the Company since his appointment in January 2019. Since April 2017, Mr. Bay has served as the CEO and Chairman of UPROAR Global Media, a global streaming platform operating from London, UK and Seattle, Washington. Prior to this, Mr. Bay was the Global Head of Digital Video for Amazon.com in Seattle, Washington, and served in senior executive positions with Microsoft and Apple. Mr. Bay has been appointed as a director of the Company for his knowledge and experience in technology, electronic commerce, digital media and supply chain logistics and for his experience as a senior executive at three of the most valuable technology companies in the world. In addition, his roles as a director of private and public companies brings strength in corporate governance and board oversight.

Nina Storms has been a director of the Company since her appointment in January 2019, and was interim-CEO from June 2019 to July 2019. Ms. Storms is a well-known entrepreneur having led technology and telecommunication companies in Europe and has served as Advisory Board Member of Natur Holding B.V. from January 2014 to January 2019. In 1994 Mrs. Storms founded World Online, which became one of the largest Pan-European Internet telecommunication companies. By 2000, World Online was listed on the stock exchange with an enterprise value greater than EUR 12 billion. Afterwards, she invested in numerous media and internet companies. Mrs. Storms, who holds a PhD, is a published author on the subject of creative accounting / fraudulent reporting co-written with published Profs. Rob Kamerling and Henk Langendijk. Mrs. Storms has been appointed as a director of the Company for her role as a co-founder of Natur Holding B.V. and her knowledge of the Company’s operations and expansion in Europe and the UK. She is the primary strategist and innovator of the Company.

Frans van der Minne has been a director of the Company since his appointment in March 2019. Mr. van der Minne has been serving in a strategic advisory role to Heineken NV from 2009 until his retirement in 2103. Prior to that role, Mr. van der Minne spent 35 years with Heineken NV in a series of increasingly responsible roles, including Chief Executive Officer of Heineken USA, Inc. from 2000 to 2006. Mr. van der Minne has been appointed as a director of the Company for his knowledge of consumer goods development, commercialization and probability.

Mark Simmonds has been a director of the Company since August 2019. Mr. Simmonds was a Conservative Party politician and Member of Parliament from 2001 to March 2015. He was also a Minister in the UK Foreign and Commonwealth Office from September 2012 to August 2014. Between 2015-2018, Mr. Simmonds has been a Senior Advisor to Kroll Inc, since April 2015 he has been the Chairman of the Advisory Board of the Global Investment platform Invest Africa, from 2015 to 2016 he has been the Chairman of Fincomeco, a company providing business and technological solutions aimed at food security and economic diversity for Africa and a non-exec director of Bloc Commodities since November 2014 an Advisory Board Member of the Commonwealth Investment Council, and since 2017 a Board Member of Engender Health, a women’s health organization. Since 2018 he has also been chairman of GIG technology He became an associate of the Royal Institution of Chartered Surveyors in 1987. He worked as a surveyor for Savills from 1986 to 1988 and was a partner in Strutt & Parker from 1988 to 1996. He was a director of Hillier Parker from 1997 to 1999 and a chairman of Mortlock Simmonds Brown from 1999 until becoming an MP in 2001.

Boaz Wachtel has been a director of the Company since September 2019. Mr. Wachtel was the founder and has been chairman of CresoPharma, an Australian publically traded CBD based nutraceutical company. Between 2015 and 2016, Mr. Wachtel was the co-founder and managing director of Phytotech Medical, which is Australia’s first publically traded medical cannabis company. Mr. Wachtel has been a lecturer at various universities in the world, and is a frequent speaker at events related to medical cannabis and cannabis regulations. Mr. Wachtel received his bachelor’s degree from Hebrew College in Boston, Massachusetts and his master’s degree in management and marketing from University of Maryland.

Board; Committees of the Board of Directors

The Company is not required to have and currently does not have an Audit Committee. The Company’s Board of Directors performs the same functions of an Audit Committee, including recommending a firm of independent certified public accountants to audit the financial statements; reviewing the auditors’ independence, the financial statements and their audit report; and reviewing management’s administration of the system of internal accounting controls.

Although the Company does not have and is not required to have an Audit Committee, the Board has determined that Mr. Huisman qualifies as an “audit committee financial expert” as a result of his past business experience and education.

The Board of Directors currently does not have and is not required to have a compensation or a nominating committee. The directors believe that it is not necessary to have such committees at this time, because the functions of such committees can be adequately performed by the Board.

Code of Ethics

Management of the Company upholds a set of basic values to guide their actions and management is committed to maintaining the highest standards of business conduct and corporate governance. Management has adopted a Code of Business Conduct and Ethics for directors, officers (including the principal executive officer and principal financial officer) and employees. Copies of the Code of Ethics and Business Conduct may be obtained free of charge by written request to Natur International Corp., Jachthavenweg 124, 1081 KJ Amsterdam, The Netherlands, attention: Chief Financial Officer.

Conflict of Interest

The Company has not adopted any set policies or procedures for the review, approval, or ratification of any transaction between the Company and any executive officer, director, nominee to become a director, 10% shareholder, or family member of such persons, required to be reported under paragraph (a) of Item 404 of Regulation S-K promulgated by the SEC. The board of directors does, however, consider conflicts of interest in the approval of matters put to the board and will follow the legal requirements of the State of Wyoming and general practices of good governance.

Limitation of Liability of Directors and Indemnification of Directors and Officers

Section 17-16-851 of the Wyoming Business Corporation Act provides that a corporation may indemnify a director against liability incurred in a proceeding if:

(i) (A) the director conducted himself in good faith; and

(B) he reasonably believed that his conduct was in or at least not opposed to the corporation’s best interests; and

(C) in the case of any criminal proceeding, the director had no reasonable cause to believe his conduct was unlawful; or

(ii) the director engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation, as authorized by Section 17-16-202(b)(v) of the Wyoming Business Corporation Act.

A director’s conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (a)(i)(B) of Section 17-16-851.

The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in Section 17-16-851.

Unless ordered by a court under Section 17-16-854(a)(iii) of the Wyoming Business Corporation Act, a corporation may not indemnify a director under Section 17-16-851:

(i) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the standard of conduct under subsection (a) of Section 17-16-851; or

(ii) In connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in the director’s capacity.

Section 17-16-852 of the Wyoming Business Corporation Act requires that a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Under Section 17-16-853 of the Wyoming Business Corporation Act, a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the expenses incurred in connection with the proceeding by an individual who is a party to a proceeding because that individual is a member of the Board of Directors if he delivers to the corporation:

(i) A written affirmation of his good faith belief that the standard of conduct described in Section 17-16-851 has been met by the director or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by Section 17-16-202(b)(iv); and

(ii) His written undertaking to repay any funds advanced if the director is not entitled to mandatory indemnification under Section 17-16-852 and it is ultimately determined under Section 17-16-854 or 17-16-855 that he has not met the standard of conduct described in Section 17-16-851.

Article IX of the Company’s Articles of Incorporation provides for the indemnification of our directors and officers to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors and officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by or paid to those persons who were the Company’s Chief Executive Officer and Chief Financial Officer in 2017 and 2018 (collectively, the “Named Executive Officers”). There were no other executive officers of the Company whose total salary and bonus exceeded $100,000 for the periods presented.

Name and Principal Position	Year	Earnings		Option Awards	All Other Compensation	Total Compensation
Ellen Berkers(1)	2018	$21,562		$-	$-	$21,562
Chief Executive and Chief
Financial Officer

Christopher Spencer(2)	2018	$-		$-	$-	$-
Chief Executive Officer	2017	$50,000	(3)	$-	$-	$50,000

John Busshaus(4)	2018	$-		$-	$-	$-
Chief Financial Officer	2017	$50,000	(5)	$-	$-	$50,000

(1)	Ms. Berkers was appointed Chief Executive Officer and Chief Financial Officer on November 13, 2018. On February 6, 2019, Ms. Berkers resigned as Chief Executive Officer in connection with the appointment of Robert Paladino to that office who subsequently resigned on July 31, 2019. Mr. Paul Bartley was appointed to the office of the Chief Executive Officer. On June 24, 2019, Ms. Berkers resigned as Chief Financial Officer in connection with the appointment of Ruud Huisman to such office.

(2)	Mr. Spencer resigned as Chief Executive Officer effective November 13, 2018.

(3)	Earned but not paid as of December 31, 2017. The salary amounts due as of November 13, 2018 were settled by the issuance of an aggregate of 1,011,781 shares of common stock to Mr. Spencer.

(4)	Mr. Busshaus resigned as Chief Financial Officer effective November 13, 2018.

(5)	Earned but not paid as of December 31, 2017. The salary amounts due as of November 13, 2018 were settled by the issuance of an aggregate of 1,011,781 shares of common stock to Mr. Busshaus.

Employment Arrangements

Mr. Spencer, the former Chief Executive Officer and director of the Company, provided services to the Company under a consulting arrangement to help in the winding down of the operations of the Company prior to the acquisition of Natur Holding BV and facilitate the transition requirements of the acquisition by the Company. Mr. Spencer was paid a monthly amount of $2,000, until his resignation at May 31, 2019.

Mr. Paul Bartley, the current Chief Executive Officer, is employed on a full time basis at a monthly salary of €18,000. The Company anticipates that it will enter into an employment agreement with Mr. Bartley in due course.

Mr. Rudolf Derk Huisman, the current Chief Financial Officer, is employed on a full-time basis at a monthly salary of €15,000. The Company has entered into a management agreement with Mr. Huisman as of July 1, 2019. See Certain Relationships and Related Party Transactions, below, for a description of the contractual arrangements between Mr. Huisman and the Company.

Mr. Anthony Joel Bay is compensated as a director through his personal service company. See Certain Relationships and Related Party Transactions, below, for a description of these contractual arrangements.

Mr. Mark Simmonds is compensated as a director through his personal service company. See Certain Relationships and Related Party transactions, below, for a description of this contractual arrangements.

Mr. Boaz Wachtel is compensated as a director under a service agreement. See Certain Relationships and Related Party transactions, below, for a description of this contractual arrangements.

Outstanding Equity Awards at Fiscal Year 2018 End

There were no equity awards outstanding for the Named Executive Officers as of December 31, 2018.

Grants of Plan-Based Awards for Fiscal Year 2018

There were no plan-based equity awards made to the Named Executive Officers during fiscal 2018.

Option Exercises and Stock Vested at Fiscal Year 2018 End

There were no option exercises and restricted stock that vested during fiscal 2018 for the Named Executive Officers.

Pension Benefits

As of December 31, 2018, the Company does not have any plans that provide for payments or other benefits at, following, or in connection with retirement.

Nonqualified Deferred Compensation

The Company does not have a Deferred Compensation Plan for its executive officers.

Other Potential Post-Employment Payments for Fiscal Year 2018 End

As of December 31, 2018, there were no Named Executive Officers with employment contracts that require or required severance or other post-employment payments.

Summary Information about Equity Compensation Plans

The Company currently has a stock option plan to incentivize those that contribute to the development and operations of the Company. This plan is available for employees, consultants, officers and directors or similarly positioned persons of the Company. 16,240,000 shares currently have been allocated to equity award plans or similar arrangements; it is contemplated that approximately 40,000,000 shares of common stock will additionally be allocated to such plans or arrangements. The terms of any equity award plan or arrangement and the terms of specific awards are determined by the Board of Directors after having satisfied the requirements of any tax laws, national exchange requirements and corporate requirements.

Director Compensation

We reimburse directors for out-of-pocket expenses they incur when attending meetings of the Board either directly or through their personal service company arrangements. Salaried or otherwise compensated executives who serve as directors do not receive any compensation for their services as directors. As of December 31, 2018, there were no stock options outstanding that were granted to any of our directors.

The directors of Natur, when appointed or otherwise taking office, will be compensated at a rate to be determined by the Board of Directors of Natur, with the approval of the Board of Directors of the Company. The compensation arrangement may be through a wholly owned personal service company of the director in certain cases.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future, if at all.

MARKET INFORMATION FOR COMMON STOCK

Market Information

Until January 7, 2019, our common stock traded on the OTCQB under the symbol “FUTU,” when it was changed to “NTRU” to reflect the change in the corporate name to Natur International Corp. On January 18, 2019, our common stock began trading on the Pink Open Market until April 26, 2019, when it recommenced trading on the OTCQB. Any over-the-counter-market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

Holders

We have approximately 347 stockholders of record. This figure doesn’t include an indeterminate number of stockholders who hold their shares in “street name”.

Dividends

We have not declared and paid any dividends since inception, and it is anticipated that the Board of Directors will not declare any dividends in the future, electing to retain funds for the expansion of its business..

CERTAIN RELATIONSIHPS AND RELATED PARTY TRANSACTIONS

Parent Corporation

On July 19, 2019, the Company entered into a letter of intent with Share International Holdings B.V., a corporation formed under the laws of the Netherlands (“SIH”), indicating the Company’s interest in pursuing a business arrangement with SIH, the terms of which are to be negotiated after a period of due diligence by each company about the other. Mr. Paul Bartley, the Company’s Chief Executive Officer and a director, is a principal of SIH. In connection with the exploration of a business arrangement, the Company lent $250,000 to SIH under a promissory note, due January 4, 2020. The note bears interest at the rate of 10%. The repayment obligation under the Note will be cancelled if no business arrangement is concluded due to a breach by the Company of any agreement for the business arrangement that is concluded in the future, either party to the Note experiences a material adverse change, or the business arrangement is not approved by the stockholders or owners of the respective parties to the extent that approval is required. The Note also has other standard default provisions under which the Company may declare a default.

The Company had a consulting arrangement with Christopher Spencer, the former Chief Executive Officer and director of the Company, payable at the monthly rate of $2,000.

Subsidiary Corporation – Natur Holding BV Reorganization

During the fiscal years ended December 31, 2017 and 2018, the following transactions were carried out in which Natur Holding BV, a discontinued wholly owned subsidiary of the Parent Company, was or is to be a participant and the amount involved exceeds $120,000 or one percent of the average of the Company’s total estimated revenues for full year 2018, and in which any related person had or will have a direct or indirect material interest. In connection with the Company’s corporate restructuring plan, Natur Holding BV was closed and Natur BPS BV assumed the Natur Holding BV legacy business in May 2019.

On May 1, 2019, Natur Holding BV filed a Petition in the Netherlands Court for the District of Amsterdam (“Petition”) for the liquidation of the company and the transfer of certain assets and retained liabilities to Natur BPS B.V., a wholly owned subsidiary of Natur International Corp., which operates under the trade name Natur Functionals. This court process allowed the historical business of the company, its beverage business, to be continued and eliminated a substantial amount of the liabilities of the Company. As a result of the Petition the control of the Parent Company over Natur Holding B.V. for financial reporting purposes ended, and its investment in it was deconsolidated as of May 1, 2019.

AMC Innova and AMC Novel Technologies has been the supplier of the juices that the Company is selling. Both AMC-companies are directly affiliated with SFI Gestion de Participaciones Minoritarias, a significant shareholder of the Company. Total purchased juices from AMC for the 12 months ended December 31, 2017 and December 31, 2018 were $0.9 million and $1.4 million, respectively, including inventory.

Efficiency Life Fund (“ELF”) provided loans to Natur Holding BV during the fiscal years 2017 and 2018. As of December 31, 2018, the loans aggregated $11,671,743. No interest was charged to Natur Holding BV on the loans. Natur Holding BV has entered into a Debt Conversion and Extinguishment Agreement where the Company converts $3,000,000 of the aggregate balance into a long-term loan, due at December 31, 2022. For the remainder of the loan 78,832.399 shares of class Series C Preferred Stock will be issued at a current conversion rate being at $0.1122. These preferred shares were converted into shares of Common Stock on July 3, 2019. The agreement is pursuant to a “topping up” anti-dilution provision, which may result in a maximum of 213,092,756 additional shares of Common Stock being issued, the current conversion rate being at $.1122 per share of common stock and the maximum conversion rate being at $.030303 per share of common stock.

Employment Arrangements Through Subsidiary

Rudolf Derk Huisman, the Company’s Chief Financial Officer, and a director of the Company, is paid through through Pas Beheer BV, his personal service company in the Netherlands. Pas Beheer BV entered into an agreement the Company for all his services to the Company. The agreement complies with the corporate service agreement provisions of Netherlands law and is governed by the law of that jurisdiction. Pas Beheer will be paid €180,000 per annum, monthly, reimbursed for expenses in providing the services, and was issued a six-year option to purchase an aggregate of 7,319,321 shares of common stock of the Company. The agreement also has typical intellectual property, non-competition, and confidentiality provisions for the benefit of Natur and the Company. The option granted by the Company provides for equal quarterly vesting of the shares commencing March 31, 2019, over three years ending December 31, 2021, with the right to exercise vested shares at $.030303 per share at any time until March 31, 2025, the sixth-year anniversary. The option provides for cashless exercise and may be registered for resale at the election of the Company. If the service agreement is terminated for a breach thereof, all vested and unvested options will terminate, but if the service agreement is otherwise terminated, then only then vested options will continue to be exercisable for the full term. Any unvested options will accelerate if there is a change of control through the sale of 90% or more of the equity of the Company. The agreement assumes a number of standard hours to be worked.

Mark Simmonds is compensated under an Agreement to Render Independent Board Member Services, under which he will be paid an annual fee of €24,000, payable monthly, and an additional €1,000 per day for every day that he devotes to preparation and physical attendance for his board duties and other activities requested of the board, up to a maximum of €15,000 per month. It is explicitly agreed that services as committee member or other additional projects or services are included in this fee arrangement. Additionally, the Company will grant MS Ltd the right, which right MS Ltd may accept at its sole discretion, to acquire a number of shares equal to approximately 1 percent of shares in the issued and outstanding capital of NIC, each with a nominal value of $.038.

Boaz Wachtel Mr. Wachtel is compensated under an Agreement to Render Independent Board Member Services, under which he will be paid an annual fee of €24,000, payable monthly, and an additional €1,000 per day for every day that he devotes to preparation for his board duties, up to a maximum of €15,000 per month. The per diem includes compensation for services as a committee member and working on other projects or services for the board of directors and Company. The Company has offered to Mr. Wachtel an option grant for the right to purchase up to approximately 1% of the issued and outstanding capital of the Company, at a purchase price per share of $0.038.

Anthony Joel Bay, a director of the Company, through La Bay Ventures Inc., his personal service company in the United States, has entered into a four-year agreement with Natur Holding BV (that was assumed by Natur CBD BV in May 2019) for all his services to it and the Company. The agreement complies with the corporate service agreement provisions of Netherlands law and is governed by the law of that jurisdiction. La Bay Ventures will be paid € 24,000 per annum, monthly, reimbursed for expenses in providing the services, and will be issued a six-year option to purchase an aggregate of 7,319,321 shares of common stock of the Company. The agreement also has typical intellectual property, non-competition, and confidentiality provisions for the benefit of both Natur and the Company. The option granted by the Company provides for equal quarterly vesting of the shares commencing March 31, 2019, over three years ending December 31, 2021, with the right to exercise vested shares at $.030303 per share at any time until March 31, 2025, the sixth-year anniversary. The option provides for cashless exercise and may be registered for resale at the election of the Company. If the service agreement is terminated for a breach thereof, all vested and unvested options will terminate, but if the service agreement is otherwise terminated, then only then vested options will continue to be exercisable for the full term. Any unvested options will accelerate if there is a change of control through the sale of 90% or more of the equity of the Company. The agreement assumes a number of standard hours to be worked. For any additional work performed beyond the director’s agreement, a separate consulting agreement will be established.

Nina Storms, a director of the Company, is compensated through her personal service company with an annual payment of €24,000 and reimbursement of her expenses. Furthermore, it has been agreed that Ms. Storms can invoice the Company for specific consulting activities for an amount of €15,000 per month.

Ellen Berkers, the Company’s former Chief Financial Officer and director resigned in June 2019 and through Montrose Executive Management BV, her personal service company in the Netherlands, has entered into a termination agreement with the Company. The agreement stipulates that Mrs. Berkers will be paid for her services until June 30 2019 and that the 5,800,000 granted options will vest immediately. The underlying shares will be transferred to her personal service company before the end of September 2019.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information regarding beneficial ownership of the Company’s Common Stock as of the date of this prospectus (i) by our executive officers and directors; (ii) by all executive officers and directors as a group; and (iii) by each person who is known by us to beneficially own more than 5% of the common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage(2)

Executive Officers and Directors
Paul Bartley	-	-
Rudolf Derk Huisman(3)	-	-
Anthony Joel Bay(4)	-	-
Nina Storms	-	-
Frans van der Minne	-	-
Mark Simmonds (5)	-	-
Boaz Wachtel (6)	-	-

Directors and executive officers as a group (7 persons)	-	-

Five Percent Stockholders
Alpha Capital Anstalt (7)	2,376,145	4.99%

SFI Gestion de Participaciones Minoritarias, SL (8)	82,450,133	25.60%

NL Life Sciences Holding B.V. (9)	82,450,133	25.60%

Efficiency Investment Fund – 6th Wave SP (10)	103,112,399	32.00%

Stichting Apollo Investments Management (11)	18,492,520	5.07%

Ranny Davidoff (12)	52,631,580	15.66%

Arcade Dynamic Event Fund Ltd. (13)	23,578,948	6.81%

Atlantic Global Fund B.V. (14)	17,684,210	5.20%

(1)	Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated, subject to community property laws, where applicable. Includes any securities that such person has the right to vote or acquire within sixty (60) days of October 21, 2019, pursuant to options, warrants, conversion privileges or other rights.

(2)	Based on 322,230,038 shares of Common Stock issued and outstanding.

(3)	Excludes shares of Common Stock that are subject to a director compensatory option held by a personal service company for Mr. Huisman for an aggregate of 7,319,321 shares of Common Stock that vests quarterly over the three years commencing March 31, 2019 and is exercisable commencing January 1, 2022.

(4)	Excludes shares of Common Stock that are subject to a director compensatory option held by the personal service company for Mr. Bay for an aggregate of 7,319,321 shares of Common Stock that vests quarterly over the three years commencing March 31, 2019 and is exercisable commencing January 1, 2022.

(5)	Excludes shares of Common Stock that Mr. Simmonds, through is personal service company, may acquire in an amount up to 1% of the issued and outstanding shares of the Company at a purchase price per shares of $0.038, under an option agreement connected to his employment as a director.

(6)	Excludes shares of Common Stock that Mr. Wachtel may acquire in an amount up to 1% of the issued and outstanding shares of the Company at a purchase price per share of $0.038 under an option agreement connected to his employment as a director.

(7)	Alpha holds 2,397.131 shares of Series A Preferred Stock which are currently convertible into an aggregate of 79,105,402 shares of common stock. Alpha also holds two warrants to acquire up to 39,000,000 shares of common stock. The total number of shares of common stock that Alpha is able to acquire is 118,105,402 shares. Under the terms of the Series A Preferred Certificate of Designation and the terms of the warrants, the holder thereof may not own in excess of 4.9% of the common stock of the Company, subject to its ability to increase that ownership level to 9.9%, which 4.9% amount currently is equal to 16,079,278 shares of common stock. The address for Alpha Capital Anstalt is Pradafant 7, Furstentums 9490, Vaduz, Liechtenstein. Konrad Ackermann holds voting and dispositive power over such shares.

(8)	The address of this stockholder is Crta. Madrid – Cartagena, Km. 383, Espinardo, Murcia, Spain. Jose Miguel Uriona holds voting and dispositive power over these shares.

(9)	The address of this stockholder is Jachthavenweg 124, 1081 KJ Amsterdam, the Netherlands. Karen Brink holds voting and dispositive power over these shares.

(10)	The address of this stockholder is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, Grand Cayman, KY1-9008 Cayman Islands. Tommaso Mingazzini and Stefano Zavaglia hold voting and dispositive power over these shares.

(11)	The address of this stockholder is c/o Apollo Investments C.V., Jachthavenweg 124, 1081 KJ Amsterdam the Netherlands. Albert Brink and Clayton Day hold voting and dispositive power over these shares. Albert Brink and Clayton Day hold voting and dispositive power over these shares.

(12)	Mr. Davidoff holds 26,315.790 shares of Series G Preferred Stock which are currently convertible into an aggregate of 26,315,790 shares of common stock and a warrant to acquire up to 26,315,790 shares of common stock. The total number of shares of common stock that Mr. Davidoff is able to acquire is 52,631,580 shares. The address for Mr. Davidoff is 5 Park Place, Rue de la Impasse, 98000 Monaco.

(13)	Arcade Dynamic Event Fund Ltd. holds 11,789.474 shares of Series G Preferred Stock which are currently convertible into an aggregate of 11,789,474 shares of common stock. The fund also holds a warrant to acquire up to 11,789,474 shares of common stock. The total number of shares of common stock that the fund is able to acquire is 23,578,948 shares. The address for the fund is Building 2, Caves Village, Nassau, The Bahamas, and Alessandro Russo holds voting and dispositive power over such shares.

(14)	Atlantic Global Fund B.V. holds 8,842.105 shares of Series G Preferred Stock which are currently convertible into an aggregate of 8,842,105 shares of common stock. The fund also holds a warrant to acquire up to 8,842,105 shares of common stock. The total number of shares of common stock that the fund is able to acquire is 17,684,210 shares. The address for the fund is Building 2, Caves Village, Nassau, The Bahamas, and Alessandro Russo holds voting and dispositive power over such shares.

DESCRIPTION OF CAPITAL STOCK

Capital Stock

Under our Second Amended and Restated Articles of Incorporation, as further amended (collectively “Articles of Incorporation”), we are authorized to issue 750,000,000 shares of common stock, par value $0.001 per share, of which 322,230,038 shares were issued and outstanding as of October 21, 2019, and 5,000,000 shares of preferred stock, par value $0.001 per share, of which 182,688.938 shares have been classified as five different series of convertible preferred stock, of which 133,346.833 are issued and outstanding.

On June 26, 2019, the Company filed an amendment to its Articles of Incorporation increasing the number of authorized shares of common stock to 750,000,000 shares. As a result of the increase in the common stock capitalization, all of the issued and outstanding shares of Series B Preferred Stock and Series C Preferred Stock automatically converted into 100,000,000 and 78,832,399 shares of common stock, respectively, and those shares of preferred stock were returned to the status of authorized but unissued shares of preferred stock.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Our Articles of Incorporation do not provide for cumulative voting in the election of directors. The holders of our common stock will be entitled to cash dividends as may be declared, if any, by our Board of Directors from funds available. Upon liquidation, dissolution or winding up of the Company, the holders of our common stock will be, subject to the rights of the issued and outstanding shares of preferred stock, entitled to receive pro rata all assets available for distribution to the holders of common stock. There are no pre-emptive, conversion, or redemption rights attached to our common stock.

Series A Preferred Stock and Related Warrants

Our Articles of Incorporation currently designate 2,397.131 shares of Series A Preferred Stock. Holders of Series A Preferred Stock have the option to convert their shares into that number of shares of common stock equal to the stated value (i.e. $1,000), divided by the conversion price of $0.030303 (subject to adjustment as set forth in the Articles of Incorporation). Currently, the Series A Preferred Stock is convertible into 79,105,403 shares of common stock.

The Series A Preferred Stock has no voting rights, other than as provided by law as to class matters. Holders of Series A Preferred Stock are entitled to receive dividends as declared and paid on the Company’s common stock on an as-converted basis. Upon liquidation, dissolution or winding-up of the Company, the holders of Series A Preferred Stock shall be entitled to receive an amount equal to the stated value, plus any accrued and unpaid dividends thereon, for each share of Series A Preferred Stock before any distribution or payment shall be made to the holders of common stock and subsequently issued shares of preferred stock.

Of the shares of the Series A Preferred Stock, the common stock underlying 397.131 of those shares may also be sold as of the date of this prospectus pursuant to Rule 144 on the basis of a holding period in excess of one year.

In connection with the issuance of the Series A Preferred Stock, the Company issued two warrants to purchase up to 39,000,000 shares of common stock, subject to adjustment for changes in the common stock of the Company. Of the warrant for 33,000,000 shares of common stock, 16,500,000 of the shares may be purchased at $.0304 per share, and the balance, 16,500,000 shares, may be purchased at $.06 per share, until October 21, 2021. The first shares to be issued under the warrant will have the lower exercise price. The warrant for 6,000,000 shares may be exercised at a per share price of $.06, until November 13, 2022. The number of shares and the exercise prices are subject to adjustment for changes in the common stock.

All the shares of common stock issuable on conversion of the Series A Preferred Stock and underlying the warrants issued to the holder of the Series A Preferred Stock have registration rights, which are satisfied in part by the registration statement of which this Prospectus is a part. If the shares of common stock underlying the warrants are not registered for resale on an effective registration statement at any time, then the warrants have the right of cashless exercise. The Company will reimburse the holder of the Series A Preferred Stock and the related warrants for any buy-in penalties if it fails to timely deliver the shares of common stock upon conversion or exercise.

Series D, Series E and Series G Preferred Stock and Related Warrants

On October 16, 2019, the Company filed Certificates of Amendment to its Certificate of Incorporation to create 15,789.473 shares of Series D Preferred Stock (“Series D Preferred Stock”), 56,423.386 shares of Series E Preferred Stock (“Series E Preferred Stock”), and 58,736.843 shares of Series G Preferred Stock (“Series G Preferred Stock”). These were created in connection with the sale of preferred stock and warrants, in a private placement for an aggregate purchase price of approximately $4,500,000 under securities purchase agreements concluded in June and July 2019 with several non-United States purchasers.

The three classes of preferred stock have no voting rights, except as provided by law as to class matters. The liquidation preference of each class is based on the purchase price of the shares of that particular class, and is subordinate to prior issued, outstanding series of preferred stock and in preference to subsequent issued series of preferred stock. Each of the three series of preferred stock is convertible into shares of common stock at the option of the holder until December 31, 2021, and if not then converted will automatically convert into common stock on December 31, 2021. The conversion rate is subject to typical anti-dilution rights for stock splits and reorganizations. The three classes of preferred stock may be converted into 130,949,703 shares of common stock (subject to adjustment as set forth in the Articles of Incorporation).

In connection with the issuance of the Series D Preferred Stock, Series E Preferred Stock and the Series G Preferred stock, the Company issued a warrant to purchase shares of common stock. The warrant issued to the Series D Preferred Stock holder is the right to purchase up to 20,000,000 shares of common stock at an exercise price of $.06 per share until 2021. The warrant issued to the Series E Preferred Stock holder is the right to purchase up to 56,423,387 shares of common stock at an exercise price of $.0304 per share until 2021. The warrant issued to the Series G Preferred Stock holder is the right to purchase up to 58,736,843 shares of common stock at an exercise price of $.076 per share until 2021. The warrant share number and exercise price is subject to adjustment for changes in the common stock. The above warrants represent the right to purchase 130,949,703 shares of common stock from time to time. The warrants do not have cashless exercise rights.

Only the shares of common stock underlying the Series G Preferred Stock and warrants sold to the holder of the Series G Preferred Stock were granted registration rights in connection with their purchase of the Company securities.

Series F Preferred Stock

In October 2019 the Company created a series of authorized but unissued preferred stock designated as the “Series F Preferred Stock.” In total of 49,342.105 shares. The shares may be issued by themselves or as part of a unit, for cash or other consideration. The Series F Preferred Stock will be convertible into 49,342,105 shares of common stock (subject to adjustment as set forth in the Articles of Incorporation). The Company currently is in negotiations for an offering that will include the shares, but as yet the Company has not concluded the sale.

The Series F Stock does not have any dividend rights, a liquidation preference per share of $30.40, payable after satisfaction of the liquidation preference of prior issued, outstanding preferred stock of the Company, the right to vote with the common stock on an as converted basis, and optional conversion rights. The Series F Stock also has the right to vote as a separate class as provided by law. It is also mandatorily convertible if at any time (a) the closing price of the Company’s common stock on the trading market for the common stock exceeds $0.0608 (such dollar amount subject to appropriate adjustment in the event of an adjustment of the conversion ratio of the Series F Preferred Stock) and (b) the dollar value of the common stock traded on the Eligible Market (as defined) exceeds $200,000, provided that at such time there is a sufficient amount of authorized but unissued Common Stock available to be issued upon conversion in full of all the shares of Series F Preferred Stock. The Company will reimburse the holder for any buy-in penalties if it fails to timely deliver the shares of common stock upon conversion.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and the series of preferred stock is Issuer Direct. The transfer agent’s address is 1981 East Murray-Holladay Road, Suite 100, Salt Lake City, UT 84117, and its telephone number is (801)-272-9294. The global headquarters office if Issuer Direct is located at 500 Perimeter Park Drive, Suite D, Morrisville NC 27560 and its telephone number is 1-919-481-4000

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Golenbock Eiseman Assor Bell & Peskoe LLP, New York, New York.

EXPERTS

The audited financial statements of Natur International Corp. and its subsidiaries as of December 31, 2018 and 2017, incorporated by reference in this prospectus and the registration statement, have been audited by Malone Bailey LLP, an independent registered public accounting firm, as stated in their report. Such financial statements have been included in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, contains all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and our common stock, you may refer to the registration statement.

You may read, without charge, and copy, at prescribed rates, all or any portion of the registration statement or any reports, statements or other information in the files at the public reference room at the SEC’s principal office at 100 F Street NE, Washington, D.C., 20549. You may request copies of these documents, for a copying fee, by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our filings, including the registration statement, will also be available to you on the Internet website maintained by the SEC at http://www.sec.gov.

NATUR INTERNATIONAL CORP.

AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the members and Board of Directors of Natur International Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Natur International Corp. and its subsidiaries (collectively, the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company’s auditor since 2018.

Houston, Texas

April 15, 2019

NATUR INTERNATIONAL CORP.

CONSOLIDATED BALANCE SHEETS

ASSETS	NOTE	December 31, 2018	December 31, 2017

Current Assets
Cash and cash equivalents		128,364	1,082,734
Accounts receivable		42,744	39,165
Related party receivable	4	1,833	131,749
Inventories		179,072	269,469
Other current assets	5	99,535	360,590
Current assets held for disposal	14	377,628	401,747
Total Current Assets		829,176	2,285,454

Non-Current Assets
Intangible assets		37,353	85,694
Fixed assets	6	523,510	667,538
Other assets	7	201,160	224,560
Non-current assets held for disposal	14	51,165	61,719
Total Non-Current Assets		813,188	1,039,511

TOTAL ASSETS		1,642,364	3,324,965

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current Liabilities
Accounts Payable		1,127,345	993,667
Accrued Expenses & other contingent liabilities	8	583,161	672,622
Related party other liabilities	9	2,032,705	1,195,627
Related party other notes	10	1,072,849	552,061
Convertible note payable	11	1,600,710	1,559,875
Related party convertible notes payable	12	11,671,743	11,031,512
Current liabilities held for disposal	14	887,126	252,841
Total Current Liabilities		18,975,639	16,258,205

Total liabilities		18,975,639	16,258,205

Shareholders’ Deficit
Common stock, $0.001 par value, 200,000,000 shares authorized, 129,049,192 and 115,759,999 issued and outstanding as of December 31, 2018 and December 31, 2017 respectively.		129,049	115,760
Preferred stock A, $0.001 par value, 2,469.131 shares authorized, 2,469.131 and $Nil issued and outstanding as of December 31, 2018 and December 31, 2017 respectively. Convertible to common stock at a 1:33 ratio.		2	-
Preferred stock B, $0.001 par value, 100,000 shares authorized, 100,000 and $Nil issued and outstanding as of December 31, 2018 and December 31, 2017 respectively. Convertible to common stock at a 1:1000 ratio.		100	-

Additional paid in capital		5,174,269	3,316,560
Total Shareholders’ deficit		(22,299,570)	(15,250,748)
Accumulated other comprehensive loss		(337,125)	(1,114,812)
TOTAL SHAREHOLDERS’ DEFICIT		(17,333,275)	(12,933,240)

LIABILITIES AND SHAREHOLDERS’ DEFICIT		1,642,364	3,324,965

The accompanying notes are an integral part of these consolidated financial statements

NATUR INTERNATIONAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	December 31, 2018	December 31, 2017

REVENUE	1,675,160	526,339

COST OF GOODS SOLD – RELATED PARTY	935,156	302,595
COST OF GOODS SOLD	117,918	130,310
	1,053,074	432,905
GROSS MARGIN	622,086	93,434

OPERATING EXPENSES
Wages & Salaries	1,309,965	1,873,130
Selling, General & Administrative	4,613,549	5,455,188
Amortization & depreciation	209,265	170,977

Total operating expenses	6,132,779	7,499,295

LOSS FROM OPERATIONS	(5,510,693)	(7,405,861)

Interest expense	194,064	327,769

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(5,704,757)	(7,733,630)

Income taxes	-	-

LOSS FROM CONTINUING OPERATIONS	(5,704,757)	(7,733,630)

Discontinued operations (Note 14)
Loss on disposal of subsidiary	(56,762)	-
Loss from operations of discontinued Component	(1,287,303)	(1,416,010)

NET LOSS	(7,048,822)	(9,149,640)

Earnings Per Share	(0.06)	(0.08)
Diluted Earnings Per Share	(0.06)	(0.08)

COMPREHENSIVE INCOME

Net Loss	(7,048,822)	(9,149,640)
Other comprehensive income (loss)	777,687	(968,348)

COMPREHENSIVE LOSS	(6,271,135)	(10,117,988)

The accompanying notes are an integral part of these consolidated financial statements

NATUR INTERNATIONAL CORP.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

	Common stock		Preferred A		Preferred B		Other
	Number of Shares	Amount (.001 par)	Issued shares	Amount (.001 par)	Issued shares	Amount (.001 par)	Paid in Capital	Retained deficit	Accumulated OCI	Total
Balance at December 31, 2016	115,759,999	115,760	-	-	-	-	3,316,560	(6,101,108)	(146,464)	(2,815,252)

Net Loss								(9,149,640)		(9,149,640)
Other comprehensive loss									(968,348)	(968,348)
Balance at December 31, 2017	115,759,999	115,760	-	-	-	-	3,316,560	(15,250,748)	(1,114,812)	(12,933,240)

Net Loss								(7,048,822)		(7,048,822)
Recapitalization	13,289,193	13,289	2,469.131	2	100,000	100	1,857,709			1,871,100
Other comprehensive income									777,687	777,687
Balance at December 31, 2018	129,049,192	129,049	2,469.131	2	100,000	100	5,174,269	(22,299,570)	(337,125)	(17,333,275

The accompanying notes are an integral part of these consolidated financial statements

NATUR INTERNATIONAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31, 2018	December 31, 2017

CASH FLOW FROM OPERATING ACTIVITIES
Net Loss	(7,048,822)	(9,149,640)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization & depreciation	209,265	170,977
Changes in:
- Accounts receivable	(3,579)	95,287
- Related party receivable	129,916	(65,184)
- Inventories	90,397	(216,017)
- Other current assets	261,055	933,149
- Accounts payable	133,678	(765,934)
- Accrued Expenses	22,749	1,195,627
- Accrued expenses – Related Parties	913,577	242,241
Net cash used by operating activities	(5,291,764)	(7,559,494)
Net cash provided from operating activities - Discontinued operations	620,074	26,141

CASH FLOW FROM INVESTING ACTIVITIES
Cash received for sale of property and equipment	6,504	-
Cash paid for purchase of property and equipment	-	(340,429)
Net cash from/(used) in investing activities	6,504	(340,429)
Net cash from/(used) in investing activities - Discontinued Operations	10,554	16,713

CASH FLOW FROM FINANCING ACTIVITIES
Related party loan repayments	-	(2,828,078)
Related party loan additions	400,750	-
Cash received from acquisition	1,909,430	-
Convertible note payable		1,559,875
Related party convertible loan additions	1,145,452	11,031,512
Net cash provided from financing activities	3,455,632	9,763,309
Net cash from financing activities - Discontinued Operations	-	-

Effect of foreign exchange rate changes on cash and cash equivalents	244,630	(968,348)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(954,370)	937,892

CASH AND CASH EQUIVALENTS beginning of period	1,082,734	144,842
CASH AND CASH EQUIVALENTS end of period	128,364	1,082,734

The accompanying notes are an integral part of these consolidated financial statements

NATUR INTERNATIONAL CORP.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Natur International Corp was formerly named Future Healthcare of America. Future Healthcare of America was founded in 2012 and was traded with stock ticker symbol FUTU. Future Healthcare of America was a provider of home healthcare services, including senior care, occupational and speech therapy, and pediatric nursing services.

The name change took place following the consummation of acquisition of Natur Holding B.V. and became effective Monday, January 7. The stock ticker symbol has become NTRU. Currently the healthcare services are being wound down.

Natur Holding B,V. (“we”, “our”, “the Company” or “Natur”) was founded in late 2015 and has its headquarters in Amsterdam, the Netherlands.

Our current products include a range of cold pressed juices and healthy snacks. These products are currently sold either directly or through distribution partners in the Netherlands and the United Kingdom.

Through third party contract manufacturers, we apply patented technology to proprietary nutrient dense blends of fruit and vegetables. These are bottled or packed with technically advanced food safety measures and cold high-pressure processing to bring fresh tasting fruit and vegetable blends to market through more than fifteen product types. Natur’s distribution combines direct-to-business, direct-to-consumer and through select distributors. We also operate our flagship branded store in the Amsterdam canal district to operate as a consumer experiential environment.

The Company products value proposition is to affordably provide the most authentic fresh fruit and vegetable juice experiences to democratize clean, healthy, eating and drinking occasions.

Natur operated as a private enterprise in the Netherlands from its founding in 2015 through November 13, 2018, when it was acquired as a wholly owned subsidiary in a share exchange transaction by Future Healthcare of America on November 13, 2018, contemplated by that certain Share Exchange Agreement, among the Company and the former shareholders of Natur Holding, B.V. (the “Share Exchange Transaction”). In connection with the Share Exchange Transaction, the former shareholders of Natur received the equivalent of 215,759,999 shares of the Common Stock (the “Common Stock”), which was issued in part as 115,760,000 shares of Common Stock and in part as 100,000 shares of voting, convertible Series B Preferred Stock (the “Series B Preferred Stock”) representing 100,000,000 shares of Common Stock upon conversion. The Series B Preferred Stock will convert automatically upon the Company increasing the number of shares of Common Stock of its authorized capital, which it plans to do promptly so as to cause the conversion of the Series B Preferred Stock. Immediately after the Share Exchange Transaction, the former Natur shareholders collectively own the controlling position among the shareholders of the Company

The merger was accounted for as a reverse capitalization with Natur Holding BV being treated as the accounting acquirer. As such, the historical information for all periods presented prior to the merger date relate to Natur Holding BV. Subsequent to the merger date, the information relates to the consolidated entities of Natur with its subsidiary Natur Holding BV and the former subsidiaries of Future Healthcare of America, that are currently in the process of being wound down and presented as discontinued operations.

In connection with the acquisition, net cash received was $2,000,000 and costs incurred were $399,381 including professional fees for legal, accounting services and finance commission.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation. The Company prepares its financial statements using the accrual basis of accounting in accordance with United States generally accepted accounting principles (“US GAAP”).

Consolidation - The financial statements presented reflect the accounts of Natur Holding B.V. and it’s direct or indirect subsidiaries. All inter-company transactions have been eliminated in consolidation.

Use of Estimates in Financial Statement Preparation. The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Customer Concentration and Credit Risk. Two customers accounted for more than 58% of revenues from continuing operations for 2018. One other customer exceeded 10% of revenues during the year ended December 31, 2017 accounting for 14% of revenue. No other customers exceeded 10% of revenues during the year ended December 31, 2018. The Company believes it will continue to reduce the customer concentration risks by engaging new customers and increasing activity of existing less active customers and smaller, newer customer relationships. The Company is also utilizing its ability to sell its receivable debts to a third party to reduce the recoverability risk of its larger accounts. While the Company continues to acquire new customers in an effort to grow and reduce its customer concentration risks, management believes these risks will continue for the foreseeable future especially regarding revenue concentration.

Two vendors accounted for more than 23% of accounts payable at December 31, 2018, and three vendors accounted for more than 22% of accounts payable at December 31, 2017. No other vendors exceeded 10% of accounts payable at December 31, 2018 and December 31, 2017.

Cash and Cash Equivalents. Cash equivalents include all highly liquid investments with original maturities of three months or less.

Accounts Receivable. Accounts receivable are comprised of unsecured amounts due from customers. The Company carries its accounts receivable at their face amounts less an allowance for bad debts. The allowance for bad debts is recognized based on management’s estimate of likely losses per year, based on past experience and review of customer profiles and the aging of receivable balances. As of December 31, 2018, and December 31, 2017, we did not record any allowance for bad debts. Selected account receivables are sold to a factoring company with a transfer of risk of non-collectability.

NATUR INTERNATIONAL CORP.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Inventory. Inventory, consisting of raw materials, work in progress and finished goods, is valued at the lower of the inventory’s costs or net realizable value, using the first in, first out method to determine the cost. Management compares the cost of inventory with its net realizable value and an allowance is made to write down inventory to net realizable value, if lower.

Property and Equipment. Property and equipment are valued at cost. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets as follows:

Category	Estimated Useful lives
Building and improvements	5 years
Machines and installations	5 years
Furniture and fixtures	7 years
Hardware and software	3 years

Intangible Assets, and Long-Lived Assets. The Company recognizes an acquired intangible asset apart from goodwill whenever the intangible asset arises from contractual or other legal rights, or when it can be separated or divided from the acquired entity and sold, transferred, licensed, rented or exchanged, either individually or in combination with a related contract, asset or liability. Such intangibles are amortized over their useful lives. Impairment losses are recognized if the carrying amount of an intangible asset subject to amortization is not recoverable from expected future cash flows and its carrying amount exceeds its fair value.

The Company’s long-lived assets, including intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the asset by comparing the undiscounted future net cash flows expected to result from the asset to its carrying value. If the carrying value exceeds the undiscounted future net cash flows of the asset, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived asset. Long lived assets were evaluated for impairment and no impairment losses were incurred during the years ended December 31, 2018 and 2017, respectively.

Related Party Transactions. The Board of Directors has adopted a Related Party Transaction Policy for the review of related person transactions. Under these policies and procedures, the management reviews related person transactions in which we are or will be a participant to determine if they are fair and beneficial to the Company. Financial transactions, arrangements, relationships or any series of similar transactions, arrangements or relationships in which a related person has or will have a material interest and that exceeds the lesser of: (i) $10,000, and (ii) one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, in the aggregate per year are subject to the boards review. Any member of the board who is a related person with respect to a transaction under review may not participate in the deliberation or vote requesting approval or ratification of the transaction. Transactions that are subject to the policy include any transaction, arrangement or relationship (including indebtedness or guarantees of indebtedness) in which the Company is a participant with a related person. The related person may have a direct or indirect material interest in the transaction. It is Company policy that the board shall approve any related party transaction before the commencement of the transaction. However, if the transaction is not identified before commencement, it must still be presented to the board for their review and ratification. For more information regarding related party transactions, see the applicable related party disclosure notes below.

Revenue Recognition. Beginning on January 1, 2018, the Company recognizes revenue under ASC 606, Revenue from Contracts with Customers. The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods and services transferred to the customer. The following five steps are applied to achieve that core principle:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the company satisfies a performance obligation

The Company’s performance obligations are satisfied at the point in time when products are received by the customer, which is when the customer has title and the significant risks and rewards of ownership. Therefore, the Company’s contracts have a single performance obligation (shipment of product). The Company primarily receives fixed consideration for sales of product.

The Company does not have any significant contracts with customers requiring performance beyond delivery, and contracts with customers contain no incentives or discounts that could cause revenue to be allocated or adjusted over time other than those discussed in Note 8. Shipping and handling activities are performed before the customer obtains control of the goods and therefore represent a fulfillment activity rather than a promised service to the customer. Revenue and costs of sales are recognized when control of the products transfers to our customer, which generally occurs upon delivery to the customer. The Company’s performance obligations are satisfied at that time.

NATUR INTERNATIONAL CORP.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Revenues do not include sales or other taxes collected from customers.

The Company’s products are sold and distributed through various channels, which include selling directly to retail stores and other outlets such as food markets, institutional accounts and independent outlets. The Company typically collects payment from customers within 30 days from the date of sale. The following table presents our continued revenues disaggregated by geographical region:

	2018	2017
Netherlands	1,656,069	526,339
France	6,281	-
Iceland	12,810	-
Total	1,675,160	526,339

The Company sells its products and extends credit, generally without requiring collateral, based on an ongoing evaluation of the customer’s business prospects and financial condition. The Company evaluates the collectability of its trade accounts receivable based on a number of factors, including the Company’s historic collections pattern and changes to a specific customer’s ability to meet its financial obligations. The Company has established an allowance for doubtful accounts to adjust the recorded receivable to the estimated amount the Company believes will ultimately be collected.

The nature of the Company’s contracts does not give rise to variable consideration, such as prospective and retrospective rebates.

The Company experiences customer returns primarily as a result of damaged or out-of-date product. At any given time, the Company estimates less than 1% of bottle sales could be at risk for return by customers. As the company do not deem this amount to be material no provision has been recorded for either the year ended 2018 or 2017. Returned product is recognized as a reduction of net sales.

Recent Accounting Pronouncements

Compensation—Stock Compensation: On June 20, 2018, the FASB issued ASU No. 2018-07, Compensation—Stock Compensation (Topic 718) - Improvements to Nonemployee Share-Based Payment Accounting, which aligns the accounting for share-based payment awards issued to employees and nonemployees. Under ASU No. 2018-07, the existing employee guidance will apply to nonemployee share-based transactions (as long as the transaction is not effectively a form of financing), with the exception of specific guidance related to the attribution of compensation cost. The cost of nonemployee awards will continue to be recorded as if the grantor had paid cash for the goods or services. In addition, the contractual term will be able to be used in lieu of an expected term in the option-pricing model for nonemployee awards. The adoption had no impact on the Company’s historic financial statements.

Leases: In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (ASU 2016-02). Under ASU No. 2016-2, an entity will be required to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. ASU No. 2016-02 offers specific accounting guidance for a lessee, a lessor and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. For public companies, ASU No. 2016-02 is effective for annual reporting periods beginning after December 15, 2018, including interim reporting periods within that reporting period, and requires a modified retrospective adoption, with early adoption permitted. The Company adopted this standard on January 1, 2019. The new standard provides a number of optional practical expedients in transition. The Company expects to elect the ‘package of practical expedients’, which permits the Company not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs; the use of hindsight.; and all of the new standard’s available transition practical expedients. While the Company continues to assess all of the effects of adoption, the Company currently believe the adoption had no impact on the Company’s historical or future financial statements based on their current operating activities.

NATUR INTERNATIONAL CORP.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Income Statement – Reporting Comprehensive Income: In February 2018, the FASB issued ASU No. 2018-02, “Income Statement - Reporting Comprehensive Income (Topic 220)”, which amends the previous guidance to allow for certain tax effects “stranded” in accumulated other comprehensive income, which are impacted by the Tax Cuts and Jobs Act (the “Tax Reform Act”), to be reclassified from accumulated other comprehensive income into retained earnings. This amendment pertains only to those items impacted by the new tax law and will not apply to any future tax effects stranded in accumulated other comprehensive income. This standard is effective for fiscal years beginning after December 15, 2018 and allows for early adoption. The Company has completed its evaluation of the impact of ASU No. 2018-02 and determined that there are no “stranded” tax effects in accumulated other comprehensive income to be reclassified.

Revenue from contracts with customers: In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”, which superseded previous revenue recognition guidance. ASU No. 2014-09 and its amendments were included in Accounting Standards Codification (“ASC”) 606, “Revenue from Contracts with Customers”. ASC 606 requires that a company recognizes revenue at an amount that reflects the consideration to which the company expects to be entitled in exchange for transferring goods or services to a customer. The Company adopted ASC 606 effective January 1, 2018, using the modified retrospective approach, with no impact to the opening retained earnings. Results for periods beginning on or after January 1, 2018 are presented under ASC 606, while prior periods are not adjusted and continue to be reported in accordance with the prior accounting guidance under ASC 605, “Revenue Recognition”.

Foreign Currency Translation. The Company follows Section 830-10-45 of the FASB Accounting Standards Codification (“Section 830-10-45”) for foreign currency translation to translate the financial statements from the functional currency, generally the local currency, into U.S. Dollars. Section 830-10-45 sets out the guidance relating to how a reporting entity determines the functional currency of a foreign entity (including of a foreign entity in a highly inflationary economy), re-measures the books of record (if necessary), and characterizes transaction gains and losses. Pursuant to Section 830-10-45, the assets, liabilities, and operations of a foreign entity shall be measured using the functional currency of that entity. An entity’s functional currency is the currency of the primary economic environment in which the entity operates; normally, that is the currency of the environment, or local currency, in which an entity primarily generates and expends cash.

The financial records of the Company are maintained in its local currency, the euro (“EUR”), which is the functional currency. Assets and liabilities are translated from the local currency into the reporting currency, U.S. dollars, at the exchange rate prevailing at the balance sheet date. Revenues and expenses are translated at weighted average exchange rates for the period to approximate translation at the exchange rates prevailing at the dates those elements are recognized in the consolidated financial statements. Foreign currency translation gain (loss) resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining accumulated other comprehensive income in the consolidated statement of stockholders’ equity.

NATUR INTERNATIONAL CORP.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Unless otherwise noted, the rate presented below per U.S. $1.00 was the midpoint of the interbank rate as quoted by OANDA Corporation (www.oanda.com) contained in its consolidated financial statements. Translation of amounts from EUR into U.S. dollars has been made at the following exchange rates for the respective periods:

	December 31, 2018	December 31, 2017
Balance Sheets	0.8734	0.8334
Statements of operations and comprehensive income (loss)	0.8464	0.8870
Equity	0.9037	0.9037

Cost of Revenues. Cost of revenue includes all direct expenses incurred to produce the revenue for the period. This includes, but is not limited to, costs for finished products, pick packing costs, storage costs and transportation costs. Cost of revenues are recorded in the same period as the resulting revenue.

Employee Benefits. Wages, salaries, bonuses and social security contributions are recognized as an expense in the year in which the associated services are rendered by employees. For any unused portion of vacation leave, an accrual is recorded for carry over to the following year.

Income Taxes. The Company is subject to US corporation tax. The US combined federal and state corporate tax rate is 23%. The company’s United States net operating losses totaled $3,483,928 as of December 31, 2017 and begin to expire in tax years 2032 and following. Net losses from US operating totaled $157,386 for 2018 and may be carried forward indefinitely. The company is subject to US Internal Revenue Code rules limiting the use of US net operating losses after the merger with Future Health Care of America during 2018 (described in Note 17). This limitation has no effect on the Company’s financial statements because the Company has recognized no deferred tax asset with respect to its net operating loss carryforwards. The NOLs are the cumulative NOL’s per the Company’s 2017 federal income tax return. The 382 limit will not be factored in until the company has income and the limit is therefore applicable.

Natur Holding, the Dutch subsidiary of Natur International Corp is structured as a Dutch limited liability company. Tax on the result is calculated based on the result before tax in the profit and loss account, taking into account losses available for set-off from previous years (to the extent that they have not already been included in the deferred tax assets) and exempt profit components and after the addition of non-deductible costs. Due account is also taken of changes which occur in the deferred tax assets and deferred tax liabilities in respect of changes in the applicable tax rate.

The corporate tax rate for profits above $238,812 (or €200,000) amounts to 25%. Below that amount the rate is 20%. Future profits can be carried back to prior year losses for a maximum of 9 years for the full amount of losses incurred.

We have the following Net Operating Losses that we will be able to offset against future profits with regards to corporation tax.

2016:	$6,308,373
2017:	$7,733,630
2018:	$5,704,757

In the financial statements of group companies, a tax charge is calculated on the basis of the accounting result. The corporate income tax that is due by these group companies is charged into the current accounts of the company.

Because of the compensable losses no deferred taxes are included in the financial statements. From incorporation of the company only the Corporation Tax return of 2015/2016 has been filed. All years are still subject to examination.

Fair Value of Financial Instruments. The carrying value of short-term instruments, including cash, accounts payable and accrued expenses, and short-term notes approximate fair value due to the relatively short period to maturity for these instruments. The long-term debt approximate fair value since the related rates of interest approximate current market rates.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs.

The Company does not have any assets or liabilities that are required to be measured and recorded at fair value on a recurring basis.

Income /(Loss) Per Share - The Company computes income (loss) per share in accordance with Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 260 Earnings Per Share, which requires the Company to present basic earnings per share and diluted earnings per share when the effect is dilutive (see Note 13).

NATUR INTERNATIONAL CORP.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 GOING CONCERN

The Company considered its going concern disclosure requirements in accordance with ASC 240-40-50. The Company concluded that its negative working capital and decreased cash flows from operations are conditions that raised substantial doubt about the Company’s ability to continue as a going concern. Without a successful plan in place from management these conditions could negatively impact the Company’s ability to meets its financial obligations over the next year. In response, the Company has implemented a plan to alleviate such reasonable doubt as follows: (i) the Company will continue to generate additional revenue (and positive cash flows from operations) partly related to the Company’s expansion into new product lines during 2019 and partly related to the Company wide sales initiatives already implemented; (ii) in addition cost saving initiatives and an organization restructuring program that is almost completed, will have an additional positive impact on the cost-basis of the organization. Notwithstanding the foregoing, the Company will seek capital as needed, which may be either equity or debt, or both. The Company does not have any capital sources determined at this time, and capital may not be available when sought. The accompanying financial statements have been prepared assuming that the company will continue as a going concern. The company is currently undertaking a corporate restructuring exercise, which is further disclosed in Note 16 – subsequent events.

NOTE 4 RELATED PARTY RECEIVABLES

Receivables of related parties at December 31, 2018 and December 31, 2017 consisted of the following:

	December 31,	December 31,
	2018	2017

NL Life Sciences B.V.	-	93,748
Flare Media B.V.	-	37,156
Other related party receivable	1,833	845
	1,833	131,749

NOTE 5 OTHER CURRENT ASSETS

Other current assets at December 31, 2018 and December 31, 2017 consisted of the following:

	December 31, 2018	December 31, 2017

Value Added Tax receivable	67,388	162,687
Prepaid expenses	32,054	197,812
Other Receivables	93	91
	99,535	360,590

NATUR INTERNATIONAL CORP.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 FIXED ASSETS

Property and equipment at December 31, 2018 and December 31, 2017 consisted of the following:

	December 31, 2018	December 31, 2017

Building and improvements	491,847	515,432
Machines and installations	65,886	69,043
Furniture and fixtures	200,508	206,260
Hardware and software	80,163	46,090
	838,404	836,825

Less: Accumulated Depreciation	(314,894)	(169,287)
	523,510	667,538

Depreciation expense for the period ended December 31, 2018 and the year ended December 31, 2017 was $179,600, and $157,534, respectively. The other movement in cost is related to translation from operational currency to reporting currency.

NOTE 7 OTHER ASSETS

Other assets are deposits for the head office rent and deposits for the shops in Amsterdam. They will be repaid upon expiration of the lease.

	December 31, 2018	December 31, 2017

Head office Rental deposit	103,614	105,119
Ferdinand Bolstraat store Rental deposit	34,651	35,154
Prinsengracht store Rental deposit	18,711	18,983
Credit card deposit	2,112	24,096
Hay Hill Rental deposit	34,364	34,862
Other	7,708	6,345
Total	201,160	224,560

NATUR INTERNATIONAL CORP.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 ACCRUED EXPENSES & OTHER CONTINGENT LIABILITIES

Accrued Expenses & other contingent liabilities at December 31, 2018 and December 31, 2017 consisted of the following:

	December 31, 2018	December 31, 2017

Taxes payable	352,423	412,748
Invoices to be received	3,972	185,488
Holiday Allowance Payable	24,642	39,764
Other accrued expenses & other contingent liabilities	202,164	34,662
	583,161	672,622

On November 13, 2018, the Company financed the premium for directors’ and officers’ insurance.  The Company borrowed $71,703.90 at 6.20% interest, and the note will be repaid in 10 equal installments of $6,120.39 after a first payment of $10,500. As of December 31, 2018, the balance of the note payable was $71,703.90.

NOTE 9 RELATED PARTY OTHER LIABILITIES

Related party other liabilities at December 31, 2018 and December 31, 2017 consisted of the following:

	December 31, 2018	December 31, 2017

NL Life Sciences B.V.	563,118	-
STB Family Offices SARL	200,234	185,012
STB Family Offices B.V.	661,432	-
Stichting Thank You Nature	16,913	-
Flare Media B.V.	25,458	-
AMC	325,382	789,148
Management	142,154	-
Yoomoo Limited	98,014	102,714
Other related party debt	-	118,753
	2,032,705	1,195,627

For the outstanding amount relating to AMC this transaction relates to the purchase of bottled juices for resale. Total purchases relating to goods sold for the period ended December 31, 2018 and the year ended December 31, 2017 was $1,400,328, and $868,003, respectively.

For the loan from NL Life Sciences and STB Family Offices there is no repayment schedule in place. The interest rate is charged on the basis of EURIBOR + 3% on the average balance of the loan.

The other loans consist of the procurement of juices and consulting fees for the management team. No interest is being charged.

NATUR INTERNATIONAL CORP.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 RELATED PARTY OTHER NOTES

Loan from other related parties at December 31, 2018 and December 31, 2017 consisted of the following:

	December 31,	December 31,
	2018	2017

Efficiency Life Fund	400,750	-
TriDutch Holding B.V.	672,099	552,061
	1,072,849	552,061

For the loan from Tridutch Holding B.V., there is no repayment schedule in place. The interest rate is charged on the basis of EURIBOR + 3% on the average balance of the loan. In 2017 no additional amounts were drawn down and accrued interest of $17,243 was added to the balance. In 2018 accrued interest of $17,249 was added to the balance and additional borrowings of $128,043 were drawn down, partly offset by a positive exchange rate difference of $25,283. No repayments were made on the balance in either 2017 or 2018.

For the loan from Efficiency Life Fund is a repayment schedule in place to repay the loan in 10 installments from July 2019 to April 2020. The entire balance of 400,750 was drawn down in 2018 with no repayments made on the balance to date.

NOTE 11 CONVERTIBLE NOTE PAYABLE

Convertible loans payable at December 31, 2018 and December 31, 2017 consisted of the following:

	December 31,	December 31,
	2018	2017

Convertible loan 1	629,750	599,952
Convertible loan 2	970,960	959,923
	1,600,710	1,559,875

Loan 1

Party for loan 1 has granted a loan facility in the principle amount of $581,058 or €500,000 with the right, but not the obligation to convert the outstanding loan amounts into shares in the capital of Natur at a company valuation of $17.4 million or €15 million for a term from December 19, 2017, till the maturity date of December 31, 2018, at an interest rate of 10% per annum. No further drawdowns were made on the loan in 2018 and the increased balance is due to the accrued interest as no repayment for capital or interest have been made. As this date has now passed the loan is deemed to be in default but discussions are ongoing around conversion or extension options.

Loan 2

On October 20, 2017, an amount of $929,692 or €800,000 was advanced to the Company for a loan agreement that was drafted but never signed. An interest rate of 5% per annum is calculated and the loan has a maturity date of February 28, 2018. The loan is convertible to shares of Natur at a company valuation of $23.3 million or €20 million. The loan is in default and lender has demanded payment and does not want to convert. No further drawdowns were made on the loan in 2018 and the increased balance is due to the accrued interest as no repayment for capital or interest have been made.

NOTE 12 RELATED PARTY CONVERTIBLE NOTE PAYABLE

Related party convertible note payable at December 31, 2018 and December 31, 2017 consisted of the following:

	December 31,	December 31,
	2018	2017

Convertible loan Efficiency Life Fund	11,671,743	11,031,512

The convertible loan has been converted. $8,671,743 of the balance was settled, using series C preferred shares and the remaining $3,000,000 was converted into long term debt. Please refer to Note 16, subsequent events.

In 2017 an additional amount of $7,199,424 was drawn down on the loan and accrued interest of $304,873 was added to the loan balance. $122,586 was repaid.

In 2018 an additional amount of $1,145,452 was drawn down on the convertible note payable and accrued interest of $Nil was added to the loan balance and $Nil was repaid. The remaining movement in the balance of ($505,221) is related to exchange rate differences.

NATUR INTERNATIONAL CORP.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – LOSS PER SHARE

At December 31, 2018 the Company had 129,049,192 shares issues and outstanding at a nominal value of $.001. besides that, the Company has 2,469.131 preferred A shares and 100,000 preferred B shares.  Alpha capital Anstalt has two outstanding warrants issued at November 13, 2018 with 4 years term. The first warrant has an exercise price of $0.0606 for 36,000,000 shares the second warrant is 6,000,000 at $0.15 exercise price, the company has reserved 16,240,000 shares for management and Employee Stock Ownership Plan. At December 31, 2017, the Company had 115,760,000 shares of common stock issued and outstanding.

NOTE 14 – DISCONTINUED OPERATIONS AND ASSETS/LIABILITIES HELD FOR DISPOSAL

Effective November 30, 2018, the Company has closed down the London office and shops as part of the restructuring plan. Functionally the operations were shut down before December 31, 2018 and therefore we have qualified it as discontinued operations the sale of assets is in process. The existing support functions have been transferred to the headquarters in Amsterdam as part of the centralization of support staff initiative. A distributor for the UK has been engaged, who will deliver to our current customer base. In accordance with the guidance provided in ASC 205-20, the Company concluded that this sale qualified for presentation as discontinued operations. The Company has no ongoing or future plans to start a new operating entity in the United Kingdom. Prior period income statement balances applicable to the United Kingdom operations have been reclassified and are included under the Discontinued Operations caption in the statements of operations while related assets and liabilities were reclassified to Assets Held for Disposal and Liabilities Held for Disposal, respectively on the balance sheet.

Effective August 31, 2018, Natur International Corp closed the offices of its Casper, Wyoming operations. The increase in costs coupled with a decrease in business activity, lead to the decision to close the Casper, Wyoming operations. In closing the office, the Company transitioned its clients to new service providers, and terminated employees as the transition happened. The month to month lease was terminated with the landlord on August 31, 2018, and the office was closed the same day. We have one part-time employee, working remotely, primarily on the collection of accounts receivable.

The following table presents the carrying amounts of the major classes of assets and liabilities included in our discontinued operations as presented on our Consolidated Balance Sheet as of December 31, 2018.

NATUR INTERNATIONAL CORP.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 DISCONTINUED OPERATIONS AND ASSETS/LIABILITIES HELD FOR DISPOSAL - continued

NATUR INTERNATIONAL CORP

BALANCE SHEET OF DISCONTINUED OPERATIONS

	December 31, 2018	December 31, 2017
Current assets
Cash and cash equivalents	-	40,881
Related party receivable	201,907	199,176
Accounts receivable	124,016	-
Inventories	-	69,370
Other current assets	51,706	92,321
Total current assets	377,629	401,748

Fixed Assets
Tangible fixed assets	27,547	46,473
Financial Fixed Assets	23,618	15,246
Total fixed assets	51,165	61,719

TOTAL ASSETS	428,794	463,467

Short term debt
Accounts Payable	643,616	132,168
Cash at banks and in hand	-	-
Accrued expenses & other contingent liabilities	243,510	120,673
Total short-term debt	887,126	252,841

NATUR INTERNATIONAL CORP

INCOME STATEMENT OF DISCONTINUED OPERATIONS

	December 31, 2018	December 31, 2017

REVENUE	314,822	568,975

COST OF GOODS SOLD	278,485	254,531

GROSS MARGIN	36,337	314,444

OPERATING EXPENSES
Wages & Salaries	442,730	641,218
Selling, General & Administrative	862,869	1,072,523
Amortization & depreciation	17,135	16,713

Total operating expenses	1,322,734	1,730,454

LOSS FROM OPERATIONS	(1,286,397)	(1,416,010)

Interest expense	(906)	-

LOSS FROM DISCONTINUED OPERATIONS	(1,287,303)	(1,416,010)

NATUR INTERNATIONAL CORP.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 – COMMITMENTS AND CONTINGENCIES

The company has entered into a number of operating leases. Future minimum lease payments as of December 31, 2018 under non-cancelable operating leases are as follows:

2019	436,657
2020	392,004
2021	146,759
2022	-
2023	-
Thereafter	-
Total	975,430

The total rental expense relating to operating leases for the period ended December 31, 2018 and the year ended December 31, 2017 was $356,600, and $389,857, respectively.

Jachthavenweg 124. The lease relates to the rental of the head office in Amsterdam. The rental contract ends on 30th June 2021 with no early-exit clause available. A Minimum notice period of 1-year before the contract end date is required otherwise the contract is extended by 5 years.

Ferdinand Bolstraat 65. The lease relates to the rental of retail space in Amsterdam. The rental contract ends on 31st December 2025 with an early-exit clause available on 31st December 2019. A Minimum notice period of 1-year is required before the lease is terminated.

Prinsengracht 455. The lease relates to the rental of retail space in Amsterdam. The rental contract ends on 31st December 2021 with an early-exit clause available on 30th July 2019. A Minimum notice period of 1-year and a fine payment of $13,740 is required before the lease is terminated.

Fiscal unity

For the corporate income tax, Natur Holding B.V., Naturalicious Rest of Europe B.V., Hi-tech Juices B.V., NL Juices Retail B.V., NL Juices Online B.V., NFF Trading B.V. and The Force of Nature B.V. are a fiscal unity. Pursuant to the Collection of State Taxes Act, the Company and its subsidiaries are severally and jointly liable for the tax payable by the combination.

For the value added tax purposes, Natur Holding B.V., NL Juices Retail. B.V., Hi-tech Juices B.V., NL Juices Online B.V., NFF Trading B.V. and The Force of Nature B.V. are a fiscal unity. Pursuant to the Collection of State Taxes Act, the Company and its subsidiaries are severally and jointly liable for the tax payable by the combination.

NATUR INTERNATIONAL CORP.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 SUBSEQUENT EVENTS

Discontinued operations

Effective March 31, 2019, Natur International Corp closed the offices of its Billings, Montana operations. These operations were discontinued during 2018. During 2018, the Company saw a continued decrease in the utilization of our home healthcare services in Billings, Montana. Additionally, we have seen an increase in competition, specifically for Medicare service providers in 2018. Also, there has been a shortage of Registered Nurses, Physical Therapists and management personnel, leading to higher costs due to having to source the required talent from staffing companies. This increase in costs coupled with a decrease in business activity, lead to the decision to close the Billings, Montana operations. In closing the office, the Company transitioned its clients to new service providers, and terminated employees as the transition happened. The month to month lease will be terminated with the landlord on March 31, 2019. We have one part-time employee, working remotely, primarily on the collection of accounts receivable.

Debt restructuring

Effective March 8, 2019 the Company and 6th Wave Efficiency Life Fund have agreed to settle a portion of the amounts owed by the Company to the Holder under the Debt Agreement, including principle, interest expenses, penalties and other charges of whatsoever nature, all in an amount equal to USD 8,846,208 (the “Converted Debt”) in exchange for and in consideration of the issuance to Holder or its designees by the Parent Company of an aggregate of 78,832,399 shares of Class C Preferred Stock (“Debt Repayment Shares”), convertible initially into the equivalent of 78,832,399 shares of Common Stock of the Parent Company (the “Conversion Shares”). The condition precedent to the agreement, the issuance of the Debt Repayment Shares was completed April 10, 2019.

The Holder 6th Wave Efficiency Life Fund agrees that if it sells any of the shares of Common Stock it was directly or beneficially issued by the Parent Company on November 13, 2018, either as shares of Common Stock or the Common Stock underlying the Class B Preferred Stock, in exchange for its equity interest in the Company and any of the Conversion Shares (together the Common Stock, the Common Stock underlying the Class B Preferred Stock and the Conversion Shares are referred to as the “Value Calculation Shares”) at any time prior to December 31, 2022, and the gross proceeds to the Holder or its affiliates from the sale (or deemed sale as provided herein) of any or all of the Value Calculation Shares exceeds USD $15,000,000, then the balance of the Debt, equal to USD $3,000,000 as of the date hereof and any interest, expenses, penalties, and other charges of any nature due thereon under the terms of the Debt Agreement (the “Debt Balance”), will be deemed fully paid, discharged and extinguished and the Debt Agreement in all respects will be terminated and of no further effect.

On March 19, 2019, the holder of the Series A Preferred Stock converted 72 of such shares with a stated value of $72,000 for 2,376,002 shares of common stock. The applicable conversion price was $0.030303. The company did not receive any payment on this conversion, having received the consideration for the Series A Preferred Shares on November 12, 2018. There are remaining an aggregate of 2,397,131 shares of Series A Preferred Stock issued and outstanding. The shares of common stock issued on conversion are registered for resale by the holder.

Corporate restructuring

In line with the objective to secure the continuity of the company, it was decided late 2018 to extend the product line with added functional extracts (Nutrigenomics, CBD). For this, the company established a NewCo as sister company of Natur Holding BV at March 13, 2019, wholly owned by Natur International Corp. Based on global developments and following the success of companies in the USA and Canada, the company defined new growth objectives with complementary products based on CBD as a new revenue model for this NewCo. Additional funding was sought in the market, but it became apparent that the willingness of new investors to provide the company with funding in debt or equity was dependent on the restructuring of the existing debt on the Balance Sheet of the Company. As most of this debt is held on the Balance Sheet of Natur Holding BV, it was decided to develop a restructuring plan to:

A.	Negotiate with the debtholders a conversion of their debt to equity of Natur International Corp; We successfully concluded a conversion of a large portion of the debt on 7 March, converting $ 8,846,208 of Debt into 78,832,399 preferred C shares. It is our intent, to convert all of the remaining debt to equity and negotiations are on-going to determine the terms and conditions for the conversion;

B.	To establish an asset transfer from Natur Holding BV to Natur CBD BV, optimizing the proceeds for these assets and subsequently liquidate Natur Holding BV;

C.	Continue the business in Natur CBD BV with an extended portfolio of functional products, including CBD infused food and beverages and deliver the objectives as set by the Board

D.	Expeditiously seek new funding in the form of (long-term) or convertible Debt or equity. Discussions with Third parties are on-going. The execution of the intended restructuring program is conditional upon the ability of the company to raise additional capital prior to the implementation of the restructuring plan in order to supply the buying entity of the assets and liabilities with sufficient funds for the asset transaction and the financing of the daily operations. If this condition is not met, the restructuring will fail, and management will be forced to seek legal protection against its creditors and debtholders.

We expect to have finalized the intended actions before the midst of May 2019.

NATUR INTERNATIONAL CORP.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - RECAPITALIZATION

As discussed in Note 1 – Organization and nature of business, effective November 13, 2018, Future Healthcare of America entered into a reverse capitalization transaction with Natur Holding BV. In conjunction with the transaction the Company was recapitalized, resulting in the capital structure outlined below. The main purpose of the merger is to raise additional capital for the purposes of growth. The historical number of common shares presented in our financial statements were converted to post merger shares on a 1 to 112 basis. As part of the recapitalization net assets of $1.9 million.

The following shares of common stock were issued subsequent to the reverse capitalization. Natur shareholders had a controlling voting percentage of 94% subsequent to the reversed merger:

- 115,759,999 shares of common stock for the Natur shareholders.

- 2,023,562 shares of common stock for release of accrued salaries of management

- 2,469,131 shares of preferred A for a capital investment of $2,000,000 and a debt forgiveness of $1,010,000 and accrued interest of $410,552. The preferred A shares will convert at a ratio of 1 preferred A share to 33 common shares.

- 100,000 shares of preferred B were issued for Natur shareholders. They will convert at a ratio of 1 preferred B share to 1,000 common shares.

NOTE 18 – STOCKHOLDERS’ DEFICIT

On November 13, 2018, Future Healthcare of America (“Parent Company”) completed the transactions (the “Share Exchange Transaction”) contemplated by that certain Share Exchange Agreement, among Parent Company and the former shareholders of Natur Holdings, B.V., a Netherlands-based holding company (“Natur”). In connection with the Share Exchange Transaction, the former shareholders of Natur received the equivalent of 215,759,999 shares of the Common Stock of Parent Company (the “Common Stock”), which was issued in part as 115,760,000 shares of Common Stock and in part as 100,000 shares of voting, convertible Series B Preferred Stock of Parent Company (the “Series B Preferred Stock”) representing 100,000,000 shares of Common Stock upon conversion. The Series B Preferred Stock will convert automatically upon Parent Company increasing the number of shares of Common Stock of its authorized capital in sufficient amount to permit the conversion of the Series B Preferred Stock, which it plans to do promptly so as to cause the conversion of the Series B Preferred Stock. Immediately after the Share Exchange Transaction, the former Natur shareholders collectively have a controlling position among the shareholders of Parent Company, and Natur has become a wholly-owned subsidiary of Parent Company. At closing the number of common shares, issued and outstanding was 129,049,192.

On September 21, 2018, Parent Company also executed a Securities Purchase Agreement (the “SPA”) by which it agreed to privately issue and sell to Alpha Capital Anstalt (the “Alpha”) 2,469,131 shares of non-voting, convertible Series A Preferred Stock, each share convertible into approximately 33 shares of Common Stock at the rate of $.030303. Alpha also purchased two warrants, one pursuant to the SPA that is exercisable for 33,000,000 shares of Common Stock at $.060606 per share and one pursuant to a debt cancellation agreement exercisable for 6,000,000 shares of Common Stock at $.15 per share. The aggregate purchase price for the Series A Preferred Stock and the two warrants was $2,000,000 in cash and conversion of approximately $769,000 of debt and interest due Alpha from Parent Company under a prior loan agreement. Prior to the acquisition of Natur, Alpha also cancelled approximately $651,000 of debt principle and interest due from Parent Company. These transactions eliminated $1,420,000 of debt principle and interest of Parent Company and improved its balance sheet. As part of the SPA transaction, Alpha has also agreed to reimburse up to $100,000 of the liabilities of Parent Company existing at the closing date.

NATUR INTERNATIONAL CORP.

CONSOLIDATED BALANCE SHEETS

	NOTES	(unaudited) June 30, 2019	December 31, 2018
ASSETS
Current Assets
Cash and cash equivalents		1,028,877	128,364
Accounts receivable		2,628	42,744
Related party receivable		-	1,833
Inventories		24,483	179,072
Other current assets	5	60,274	99,535
Current assets held for disposal	13	5,000	377,628
Total Current Assets		1,121,262	829,176

Non-Current Assets
Intangible asset		37,353	37,353
Fixed asset	4	58,685	523,510
Other asset		-	201,160
Non-current assets held for disposal	13	-	51,165
Total Non-Current Assets		96,038	813,188

TOTAL ASSETS		1,217,300	1,642,364

LIABILITIES AND MEMBERS’ DEFICIT

Current Liabilities
Accounts Payable		426,891	1,127,345
Accrued expenses & other contingent liabilities	6	106,387	583,161
Related party other liabilities	7	2,809,939	2,032,705
Related party other notes	8	2,984,017	1,072,849
Convertible note payable	9	1,202,849	1,600,710
Related party convertible note payable	10	-	11,671,743
Preferred Stock payable		2,064,736	-
Current liabilities held for disposal	13	170,469	887,126
Total Current Liabilities		9,765,288	18,975,639

TOTAL LIABILITIES		9,765,288	18,975,639

Stockholders’ Equity
Common stock, $0.001 par value, 750,000,000 and 200,000,000 shares authorized as of June 30, 2019 and December 31, 2018, respectively. 310,597,593 and 129,049,192 issued and outstanding as of June 30, 2019 and December 31, 2018, respectively.		310,597	129,049
Preferred stock A, $0.001 par value, 2,397.131 and 2,469.131 issued and outstanding as of June 30, 2019 and December 31, 2018, respectively. Convertible to common stock at a 1:33,000 ratio.		2	2
Preferred stock B, 100,000 shares authorized, Nil and 100,000 issued and outstanding as of June 30, 2019 and December 31, 2018, respectively. Convertible to common stock at a 1:1000 ratio.		-	100
Preferred stock C, $0.001 par value, Nil issued and outstanding as of June 30, 2019 and December 31, 2018, respectively. Convertible to common stock at a 1:1000 ratio.		-	-
Additional Paid in Capital		14,924,725	5,174,269
Total Shareholders’ deficit		(23,850,777)	(22,299,570)
Accumulated other comprehensive loss		67,465	(337,125)
TOTAL EQUITY/(DEFICIT)		(8,547,988)	(17,333,274)

LIABILITIES AND MEMBERS’ DEFICIT		1,217,300	1,642,364

The accompanying notes are an integral part of these consolidated financial statements

NATUR INTERNATIONAL CORP.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months		For the Six Months
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018

REVENUE	8,134	414,716	72,553	942,433

COST OF GOODS SOLD - RELATED PARTY	2,679	224,682	33,560	425,036
COST OF GOODS SOLD	2,240	58,718	66,136	132,116
	4,919	283,400	99,696	557,152

GROSS MARGIN	3,215	131,316	(27,143)	385,281

OPERATING EXPENSES
Wages & Salaries	108,335	349,298	373,064	792,679
Selling, General & Administrative	1,243,061	904,599	2,645,471	2,019,466
Amortization , depreciation and impairment	3,609	30,268	275,798	83,584

Total operating expenses	1,355,005	1,284,165	3,294,333	2,895,729

LOSS FROM OPERATIONS	(1,351,790)	(1,152,849)	(3,321,476)	(2,510,448)

Interest expense	862	34,413	40,095	63,261

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(1,352,652)	(1,187,262)	(3,361,571)	(2,573,709)

Income taxes	-	-	-	-

INCOME FROM CONTINUING OPERATIONS	(1,352,652)	(1,187,262)	(3,361,571)	(2,573,709)

Discontinued operations (NOTE 13)
Gain (loss) on disposal of subsidiary	1,591,187	-	1,891,985	-
Loss from operations of discontinued Component	(42,211)	(302,964)	(81,621)	(1,095,701)

NET PROFIT (LOSS) AVAILABLE/ATTRIBUTE TO MEMBERS	196,324	(1,490,226)	(1,551,207)	(3,669,410)

Basic earnings/(loss) per share	0.00	(0.01)	(0.00)	(0.03)
Diluted earnings/(loss) per share	0.00	(0.01)	(0.00)	(0.03)

COMPREHENSIVE INCOME

Net Profit (Loss)	196,324	(1,490,226)	(1,551,207)	(3,669,410)
Other comprehensive income	50,677	-	404,590	-

COMPREHENSIVE PROFIT (LOSS)	247,001	(1,490,226)	(1,146,617)	(3,669,410)

The accompanying notes are an integral part of these consolidated financial statements

NATUR INTERNATIONAL CORP.

UNAUDITED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

	Common Stock		Preferred stock A		Preferred stock B		Preferred stock C
	Amount ($.001 par)	Number of Shares	Amount ($.001 par)	Number of Shares	Amount ($.001 par)	Number of Shares	Amount ($.001 par)	Number of Shares	Other Paid in Capital	Retained deficit	Accumulated OCI	Total
Balance at December 31, 2018	129,049	129,049,192	2	2,469.131	100	100,000	-	-	5,174,269	(22,299,570)	(337,125)	(17,333,275)

Net Loss										(1,747,531)		(1,747,531)
Share-based compensation									403,162			403,162
Conversion of Preferred A to Common Stock	2,376	2,376,002	(-)	(72)					(2,376)			(-)
Accumulated other comprehensive gain/(loss)											353,913	353,913
Balance at March 31, 2019	131,425	131,425,194	2	2,397.131	100	100,000	-	-	5,575,055	(24,047,101)	16,788	(18,323,731)
												-
Net Profit										196,324		196,324
Share-based compensation									685,044			685,044
Debt Converted to Common Stock	340	340,000							13,218			13,558
Conversion of Preferred B to Common Stock	100,000	100,000,000			(100)	(100,000)			(99,900)			-
Issuance of Preferred C Stock							79	78,832	8,830,061			8,830,140
Conversion of Preferred C to Common Stock	78,832	78,832,399					(79)	(78,832)	(78,753)			-
Accumulated other comprehensive gain/(loss)											50,677	50,677
Balance at June 30, 2019	310,597	310,597,593	2	2,397	-	-	-	-	14,924,725	(23,850,777)	67,465	(8,547,988)

	Common Stock		Preferred stock A		Preferred stock B		Preferred stock C
	Amount ($.001 par)	Number of Shares	Amount ($.001 par)	Number of Shares	Amount ($.001 par)	Number of Shares	Amount ($.001 par)	Number of Shares	Other Paid in Capital	Retained deficit	Accumulated OCI	Total
Balance at December 31, 2017	115,760	115,759,999	-	-	-	-	-	-	3,316,560	(15,250,748)	(1,114,812)	(12,933.240)

Net Loss										(2,179,184)		(2,179,184)
Accumulated other comprehensive gain/(loss)											-	-
Balance at March 31, 2018	115,760	115,759,999	-	-	-	-	-	-	3,316,560	(17,429,932)	(1,114,812)	(15,112,424)
												-
Net Profit										(1,490,226)		(1,490,226)
Accumulated other comprehensive gain/(loss)											-	-
Balance at June 30, 2018	115,760	115,759,999	-	-	-	-	-	-	3,316,560	(18,920,158)	(1,114,812)	(16,602,650

The accompanying notes are an integral part of these consolidated financial statements

NATUR INTERNATIONAL CORP.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months
	June 30, 2019	June 30, 2018
CASH FLOW FROM OPERATING ACTIVITIES
Net Loss	(1,551,207)	(3,669,410)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization, depreciation and impairment	275,798	32,015
Share Based Compensation	1,088,206	-
Gain on Disposal of Subsidiaries	(1,891,985)
Changes in:
- Accounts receivable	37,592	(252,278)
- Related party receivable	24	(20,802)
- Inventories	44,516	(436,965)
- Other current assets	(1,124)	33,911
- Accounts payable	(23,411)	1,951,766
- Accrued expenses	(178,008)	(416,304)
- Accrued expenses - related parties	110,391	(124,643)
Net cash used in operating activities	(2,089,208)	(2,902,710)
Net cash (used in) from operating activities - Discontinued operations	-	210,652

CASH FLOW FROM INVESTING ACTIVITIES
Cash paid for purchase of fixed assets	-	-
Cash received for sale of property and equipment	-	-
Net cash used in investing activities	-	-
Net cash used in investing activities – Discontinued operations	51,165	-

CASH FLOW FROM FINANCING ACTIVITIES
Related party loan additions	-	1,799,213
Related party loan repayments	-	(240,503)
Cash received from subscription of Preferred Stock	2,064,736
Third party convertible note additions	560,915	52,266
Related party convertible loan additions	-	-
Net cash provided from financing activities	2,625,651	1,610,976
Net cash from financing activities - Discontinued Operations	-	-

Effect of foreign exchange rate changes on cash and cash equivalents	312,905	-

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	900,513	(1,081,082)

CASH AND CASH EQUIVALENTS beginning of period	128,364	1,082,734
CASH AND CASH EQUIVALENTS end of period	1,028,877	1,652

NON-CASH TRANSACTIONS
Preferred stock C issued for debt conversion	79
Common stock issued for debt conversion	340
Preferred stock A conversion	2,376
Preferred stock C conversion	78,832
Preferred stock B conversion	100,000
Debt transferred from RP other liabilities to RP other notes payable	672,370

The accompanying notes are an integral part of these consolidated financial statements

NATUR INTERNATIONAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Natur International Corp. was formerly named Future Healthcare of America. In November 2018, Natur Holding B.V. was acquired to continue the company as a provider of cold pressed juice beverages and healthy snacks. The original business of Future Healthcare of America, founded in 2012, was as a provider of home healthcare services, which had declined and is expected to be fully closed and liquidated in the third quarter of 2019.

The current name of the company is Natur International Corp., which was effected on January 7, 2019. The trading symbol for our common stock became NTRU as of that date and trades on The OTC Market.

Natur International Corp., is a Wyoming corporation, and operates its beverage business through a number of direct and indirect subsidiaries, of which the current principal one is Natur BPS B.V. (known by the trade name Natur Functionals), and is the successor to the business of Natur Holding B.V. (“we”, “our”, “the Company” or “Natur”). Our beverage business commenced in late 2015, with product distribution in Northern Europe. Currently, our operational headquarters is in Amsterdam, the Netherlands.

At the onset of 2019, our product line up centered on a range of cold pressed juices and healthy snacks. These products were sold either directly or through distribution partners in the Netherlands and the United Kingdom. Beginning in the fourth quarter of 2018, and throughout the first half of 2019, the Company focus shifted from dependence on the legacy fruit and vegetable juices and snacks toward innovating a new line of hemp-derived natural food and beverage products. The Company product value proposition is to provide affordable, culturally relevant, authentic, fresh fruit, vegetable and hemp-derived supplemented consumer products to democratize clean, healthy, eating and drinking, with plans to address the growing needs for products that address other personal needs in health, wellness and beauty care.

Through third party contract manufacturers, we apply patented technology to proprietary nutrient dense blends of fruit and vegetables, adding hemp-derived supplements. These are bottled or packed with technically advanced food and product safety measures and in some cases cold high-pressure processing to bring fresh tasting fruit, vegetable and hemp-derived supplemented blends to market through more than fifteen product types. These newly innovated products are brought to market, in Europe, through Natur’s distribution channels of direct-to-business, direct-to-consumer and through select distributors.

Natur operated as a private enterprise in the Netherlands from its founding in 2015 through November 13, 2018, when it was acquired as a wholly owned subsidiary in a share exchange transaction by Future Healthcare of America, pursuant to that certain Share Exchange Agreement, among the Company and the former shareholders of Natur Holding, B.V. (the “Share Exchange Transaction”). In connection with the Share Exchange Transaction, the former shareholders of Natur received the equivalent of 215,759,999 shares of the Common Stock (the “Common Stock”), which was issued in part as 115,760,000 shares of Common Stock and in part as 100,000 shares of voting, convertible Series B Preferred Stock (the “Series B Preferred Stock”) representing 100,000,000 shares of Common Stock upon conversion. The Share Exchange Transaction was accounted for as a reverse capitalization with Natur Holding B.V. being treated as the accounting acquirer. As such, the historical information for all periods presented prior to the merger date relate to Natur Holding B.V. Subsequent to the Share Exchange Transaction consummation date, the information in this report relates to the consolidated entities of Natur, including Natur Holding B.V. and successor subsidiary and the former subsidiaries of Future Healthcare of America, the latter of which are currently in the process of being wound down and presented as discontinued operations.

In connection with the Share Exchange Transaction, net cash received was $2,000,000 and costs incurred were $399,381 including professional fees for legal, accounting services and finance commission. Immediately after the Share Exchange Transaction, the former Natur shareholders collectively owned the controlling position among the shareholders of the Company.

On May 1, 2019, Natur Holding B.V. filed a Petition in the Netherlands Court for the District of Amsterdam (“Petition”) for the liquidation of the company and the transfer of certain assets and retained liabilities to Natur BPS B.V., a wholly owned subsidiary of Natur International Corp., which operates under the trade name Natur Functionals. This court process allowed the historical business of the Company’s beverage business to be continued and eliminates a substantial amount of the liabilities of the Company. The Petition permits the Company to focus on activities that will drive growth and future profits. As a result of the Petition the control of Natur International Corp. over Natur Holding B.V. is compromised for financial reporting purposes, and its investment in it will be deconsolidated as of May 1, 2019.

The Series B Preferred Stock was automatically converted upon the Company increasing the number of shares of Common Stock of its authorized capital, which happened on June 26, 2019. At the same time the Series C Preferred Stock was automatically converted to 78,832,399 shares of Common Stock. As of June 30, 2019, the total number of outstanding shares amounted to 310,597,593 shares of Common Stock with an authorized share capital of 750,000,000 shares of common Stock.

During the first half of the 2019 fiscal year, in addition to pursuing the Petition to reorganize certain of its liabilities, the Company successfully has negotiated to convert a further $6,114,790 of debt into 149,516,865 shares of common stock to be issued in due course. More importantly, it has been conducting substantial fund-raising activities. It has obtained new funding through a series of securities purchase agreements that have been funded in the amount of $2,064,736 or are subject to signed commitments for funding in the amount of $3,283,904 that is expected to be completed during the third fiscal quarter of 2019. The securities to be sold will be a mix of several new series of preferred stock convertible into up to 96,289,473 shares of Common Stock and warrants exercisable for up to 177,404,377 shares of Common Stock.

NATUR INTERNATIONAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS - continued

On June 30, 2019, the Company expressed its interest in pursuing a transaction with Share International Holding B.V. on a binding basis. The contemplated transaction would be an acquisition of Share International Holding B.V. (“SIH”) and related assets for the operation of its business by the issuance of shares of Natur. The terms of this potential acquisition have yet to be negotiated and finalized, and the overall transaction is subject to conditions precedent at this time. At the same time as the Company entered into the letter of intent, it lent to SIH the sum $250,000 under a promissory note, due January 4, 2020. The note bears interest at the rate of 10%. The repayment obligation under the Note will be cancelled if no business arrangement is concluded due to a breach by the Company of any agreement for the business arrangement that is concluded in the future, either party to the note experiences a material adverse change, or the business arrangement is not approved by the shareholders or owners of the respective parties to the extent that approval is required. The note also has other standard default provisions under which the Company may declare a default. Also, at the same time as the foregoing letter of intent and loan were concluded, the board of directors of the Company appointed Mr. Paul Bartley as the Chief Executive Officer of the Company; Mr. Bartley is a principal of SIH.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation. The Company prepares its financial statements using the accrual basis of accounting in accordance with United States generally accepted accounting principles (“US GAAP”).

Consolidation - The financial statements presented reflect the accounts of Natur International Corp and its direct and indirect subsidiaries. All inter-company transactions have been eliminated in consolidation.

Use of Estimates in Financial Statement Preparation. The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents. Cash equivalents include all highly liquid investments with original maturities of three months or less.

Accounts Receivable. Accounts receivable are comprised of unsecured amounts due from customers. The Company carries its accounts receivable at their face amounts less an allowance for bad debts. The allowance for bad debts is recognized based on management’s estimate of likely losses per year, based on past experience and review of customer profiles and the aging of receivable balances.

NATUR INTERNATIONAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Inventory. Inventory, consisting of raw materials, work in progress and finished goods, is valued at the lower of the inventory’s costs or net realizable value, using the first in, first out method to determine the cost. Management compares the cost of inventory with its net realizable value and an allowance is made to write down inventory to net realizable value, if lower.

Property and Equipment. Property and equipment are valued at cost. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets as follows:

Category	Estimated Useful lives
Building and improvements	5 years
Machines and installations	5 years
Furniture and fixtures	7 years
Hardware and software	3 years

Intangible Assets and Long-Lived Assets. The Company recognizes an acquired intangible asset apart from goodwill whenever the intangible asset arises from contractual or other legal rights, or when it can be separated or divided from the acquired entity and sold, transferred, licensed, rented or exchanged, either individually or in combination with a related contract, asset or liability. Such intangibles are amortized over their useful lives. Impairment losses are recognized if the carrying amount of an intangible asset subject to amortization is not recoverable from expected future cash flows and its carrying amount exceeds its fair value.

The Company’s long-lived assets, including intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the asset by comparing the undiscounted future net cash flows expected to result from the asset to its carrying value. If the carrying value exceeds the undiscounted future net cash flows of the asset, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived asset. Long lived assets are evaluated on a yearly basis and no impairment losses were incurred during the six months ended June 30, 2019.

Related Party Transactions. The Board of Directors has adopted a Related Party Transaction Policy for the review of related person transactions. Under these policies and procedures, the management reviews related person transactions in which we are or will be a participant to determine if they are fair and beneficial to the Company. Financial transactions, arrangements, relationships or any series of similar transactions, arrangements or relationships in which a related person has or will have a material interest and that exceeds the lesser of: (i) $10,000, and (ii) one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, in the aggregate per year are subject to the boards review. Any member of the board who is a related person with respect to a transaction under review may not participate in the deliberation or vote requesting approval or ratification of the transaction. Transactions that are subject to the policy include any transaction, arrangement or relationship (including indebtedness or guarantees of indebtedness) in which the Company is a participant with a related person. The related person may have a direct or indirect material interest in the transaction. It is Company policy that the board shall approve any related party transaction before the commencement of the transaction. However, if the transaction is not identified before commencement, it must still be presented to the board for their review and ratification.

NATUR INTERNATIONAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Revenue Recognition. Beginning on January 1, 2018, the Company recognizes revenue under ASC 606, Revenue from Contracts with Customers. The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods and services transferred to the customer. The following five steps are applied to achieve that core principle:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the company satisfies a performance obligation

The Company’s performance obligations are satisfied at the point in time when products are received by the customer, which is when the customer has title and the significant risks and rewards of ownership. Therefore, the Company’s contracts have a single performance obligation (shipment of product). The Company primarily receives fixed consideration for sales of product.

The Company does not have any significant contracts with customers requiring performance beyond delivery, and contracts with customers contain no incentives or discounts that could cause revenue to be allocated or adjusted over time. Shipping and handling activities are performed before the customer obtains control of the goods and therefore represent a fulfillment activity rather than a promised service to the customer. Revenue and costs of sales are recognized when control of the products transfers to our customer, which generally occurs upon delivery to the customer. The Company’s performance obligations are satisfied at that time.

Share-Based Payment Arrangements. The Company measures the cost of employee services received in exchange for an award of equity instruments (share-based payments, or SBP) based on the grant-date fair value of the award. That cost is recognized over the period during which an employee is required to provide service in exchange for the SBP award—the requisite service period (vesting period). For SBP awards subject to conditions, compensation is not recognized until the performance condition is probable of occurrence. The grant-date fair value of share options is estimated using the Black-Scholes-Merton option-pricing model. The Company adopted ASU 2018-07 in the first quarter of 2019 which aligns the accounting for share-based payment awards issued to employees and non-employees.

The fair value of each option granted during the period ended June 30, 2019 was estimated on the date of grant using the Black-Scholes-Merton option-pricing model with the weighted average assumptions in the following table:

	2019	2018
Expected dividend yield	0%	-
Expected option term (years)	6	-
Expected volatility	382%	-
Risk-free interest rate	3%	-

The expected term of options granted represents the period of time that options granted are expected to be outstanding. The expected volatility was based on the volatility in the trading of the Company’s common stock. The assumed discount rate was the default risk-free six-year interest rate in the Netherlands.

NATUR INTERNATIONAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Revenues do not include sales or other taxes collected from customers.

The Company’s products are sold and distributed through various channels, which include selling directly to retail stores and other outlets such as food markets, institutional accounts and independent outlets. The Company typically collects payment from customers within 30 days from the date of sale. The following table presents our continued revenues disaggregated by geographical region for the six-month period ended June 30, 2019:

	June 30, 2019	June 30, 2018
Netherlands	72,553	942,433
France	-	-
Iceland	-	-
Total	72,553	942,433

The Company sells its products and extends credit, generally without requiring collateral, based on an ongoing evaluation of the customer’s business prospects and financial condition. The Company evaluates the collectability of its trade accounts receivable based on a number of factors, including the Company’s historic collections pattern and changes to a specific customer’s ability to meet its financial obligations. The Company has established an allowance for doubtful accounts to adjust the recorded receivable to the estimated amount the Company believes will ultimately be collected.

The nature of the Company’s contracts does not give rise to variable consideration, such as prospective and retrospective rebates.

The Company experiences customer returns primarily as a result of damaged or out-of-date product. At any given time, the Company estimates less than 1% of sales could be at risk for return by customers. As the company do not deem this amount to be material no provision was recorded for the period ended 30 June, 2019. Returned product is recognized as a reduction of net sales.

Recent Accounting Pronouncements

Compensation—Stock Compensation: On June 20, 2018, the FASB issued ASU No. 2018-07, Compensation—Stock Compensation (Topic 718) - Improvements to Nonemployee Share-Based Payment Accounting, which aligns the accounting for share-based payment awards issued to employees and nonemployees. Under ASU No. 2018-07, the existing employee guidance will apply to nonemployee share-based transactions (as long as the transaction is not effectively a form of financing), with the exception of specific guidance related to the attribution of compensation cost. The cost of nonemployee awards will continue to be recorded as if the grantor had paid cash for the goods or services. In addition, the contractual term will be able to be used in lieu of an expected term in the option-pricing model for nonemployee awards. The adoption had no impact on the Company’s historic financial statements.

Leases: In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)”. This update requires the recognition of lease assets and lease liabilities on the balance sheet for leases classified as operating leases under previous guidance. The accounting for finance leases (capital leases) was substantially unchanged. The original guidance required application on a modified retrospective basis with adjustments to the earliest comparative period presented. In August 2018, the FASB issued ASU No. 2018-11, “Targeted Improvements to ASC 842,” which included an option to not restate comparative periods in transition and elect to use the effective date of ASU No. 2016-02 as the date of initial application, which the Company elected. As a result, the consolidated balance sheet prior to January 1, 2019 was not restated, and continues to be reported under previous guidance that did not require the recognition of operating lease liabilities and corresponding lease assets on the consolidated balance sheet. As a result of the adoption of ASU No. 2016-02 on January 1, 2019, the Company recorded operating lease right-of-use assets of $580,310 and operating lease liabilities of $578,007.

Foreign Currency Translation. The Company follows Section 830-10-45 of the FASB Accounting Standards Codification (“Section 830-10-45”) for foreign currency translation to translate the financial statements from the functional currency, generally the local currency, into U.S. Dollars. Section 830-10-45 sets out the guidance relating to how a reporting entity determines the functional currency of a foreign entity (including of a foreign entity in a highly inflationary economy), re-measures the books of record (if necessary), and characterizes transaction gains and losses. Pursuant to Section 830-10-45, the assets, liabilities, and operations of a foreign entity shall be measured using the functional currency of that entity. An entity’s functional currency is the currency of the primary economic environment in which the entity operates; normally, that is the currency of the environment, or local currency, in which an entity primarily generates and expends cash.

The financial records of the Company are maintained in its local currency, the euro (“EUR”), which is the functional currency. Assets and liabilities are translated from the local currency into the reporting currency, U.S. dollars, at the exchange rate prevailing at the balance sheet date. Revenues and expenses are translated at weighted average exchange rates for the period to approximate translation at the exchange rates prevailing at the dates those elements are recognized in the consolidated financial statements. Foreign currency translation gain (loss) resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining accumulated other comprehensive income in the consolidated statement of stockholders’ equity.

NATUR INTERNATIONAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Unless otherwise noted, the rate presented below per U.S. $1.00 was the midpoint of the interbank rate as quoted by OANDA Corporation (www.oanda.com) contained in its consolidated financial statements. Translation of amounts from EUR into U.S. dollars has been made at the following exchange rates for the respective periods:

	June 30, 2019	December 31, 2018
Balance Sheets	0.8849	0.8734
Statements of operations and comprehensive income (loss)	0.8895	0.8464
Equity	0.9037	0.9037

Cost of Revenues. Cost of revenue includes all direct expenses incurred to produce the revenue for the period. This includes, but is not limited to, costs for finished products, pick packing costs, storage costs and transportation costs. Cost of revenues are recorded in the same period as the resulting revenue.

Employee Benefits. Wages, salaries, bonuses and social security contributions are recognized as an expense in the year in which the associated services are rendered by employees. For any unused portion of vacation leave, an accrual is recorded for carry over to the following year.

Income Taxes. The Company is subject to US corporation tax. The US combined federal and state corporate tax rate is 23%. The company’s United States net operating losses totaled $3,483,928 as of December 31, 2017 and begin to expire in tax years 2032 and following. Net losses from US operating totaled $157,386 for 2018 and may be carried forward indefinitely. The company is subject to US Internal Revenue Code rules limiting the use of US net operating losses after the merger with Future Health Care of America during 2018 (described in Note 17). This limitation has no effect on the Company’s financial statements because the Company has recognized no deferred tax asset with respect to its net operating loss carryforwards. The NOLs are the cumulative NOL’s per the Company’s 2017 federal income tax return. The 382 limit will not be factored in until the company has income and the limit is therefore applicable.

Natur BPS B.V., the Dutch subsidiary of Natur International Corp is structured as a Dutch limited liability company. Tax on the result is calculated based on the result before tax in the profit and loss account, considering losses available for set-off from previous years (to the extent that they have not already been included in the deferred tax assets) and exempt profit components and after the addition of non-deductible costs. Due account is also taken of changes which occur in the deferred tax assets and deferred tax liabilities in respect of changes in the applicable tax rate.

The corporate tax rate for profits above $238,812 (or €200,000) amounts to 25%. Below that amount the rate is 20%. Future profits can be carried back to prior year losses for a maximum of 9 years for the full amount of losses incurred.

In the financial statements of group companies, a tax charge is calculated on the basis of the accounting result. The corporate income tax that is due by these group companies is charged into the current accounts of the company.

Because of the compensable losses no deferred taxes are included in the financial statements. From incorporation of the company only the Corporation Tax return of 2015/2016 has been filed. All years are still subject to examination.

Fair Value of Financial Instruments. The carrying value of short-term instruments, including cash, accounts payable and accrued expenses, and short-term notes approximate fair value due to the relatively short period to maturity for these instruments. The long-term debt approximate fair value since the related rates of interest approximate current market rates.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value maximize the use of observable inputs and minimize the use of unobservable inputs.

The Company does not have any assets or liabilities that are required to be measured and recorded at fair value on a recurring basis.

Income /(Loss) Per Share - The Company computes income (loss) per share in accordance with Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 260 Earnings Per Share, which requires the Company to present basic earnings per share and diluted earnings per share when the effect is dilutive (see Note 12).

NATUR INTERNATIONAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – GOING CONCERN

The Company considered its going concern disclosure requirements in accordance with ASC 240-40-50. We have had material operating losses, working capital deficit and have not yet created positive cash flows. These factors raise substantial doubt as to our ability to continue as a going concern. The Company concluded, in spite of the decreased cash flow from operations, both the elimination of certain debt and the successful raising of new capital and obtaining new capital commitments during the second quarter of 2019, that it has materially improved its capital so as to continue as going concern. The Company implemented a plan in the second quarter of 2019 to further structurally improve the conditions for its continuing as a going concern; (i) the Company implemented certain cost savings, primarily to its overhead requirements, (ii) the Company will continue to generate additional revenue (and positive cash flows from operations) partly related to the Company’s expansion into new product lines during 2019 and partly related to the Company sales initiatives already implemented; and (iii) undertook a reorganization and restructuring program to reduce its debt that has now been completed. The corporate restructuring through the Petition in May 2019 is further disclosed in Note 13 to these financial statements. These actions have had an overall positive impact on the cost-basis of the organization. Notwithstanding the foregoing, the Company will continue to need additional capital from investors to fund its larger business plan and maintain the continuity and growth of its current operations. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

NOTE 4 – FIXED ASSETS

Property, equipment and intangible assets at June 30, 2019, and December 31, 2018, consisted of the following:

	June 30,	December 31,
	2019	2018
Building and improvements	-	491,847
Machines and installations	-	65,886
Furniture and fixtures	60,117	200,508
Hardware and software	-	80,163
	60,117	838,404

Less: Accumulated Depreciation & Amortization	(1,432)	(314,894)
	58,685	523,510

NOTE 5 – OTHER CURRENT ASSETS

Other current assets at June 30, 2019 and December 31, 2018 consisted of the following:

	June 30, 2019	December 31, 2018

Value Added Tax receivable	34,878	67,388
Prepaid expenses	25,396	32,054
Other Receivables	-	93
	60,274	99,535

NATUR INTERNATIONAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – ACCRUED EXPENSES & OTHER CONTINGENT LIABILITIES

Accrued expenses & other contingent liabilities at June 30, 2019 and December 31, 2018 consisted of the following:

	June 30, 2019	December 31, 2018

Taxes payable	21,628	352,423
Invoices to be received	26,018	3,972
Holiday Allowance Payable	2,558	24,642
Other accrued expenses & other contingent liabilities	56,183	202,124
	106,387	583,161

NOTE 7 – RELATED PARTY OTHER LIABILITIES

Related party other liabilities at June 30, 2019 and December 31, 2018 consisted of the following:

	June 30, 2019	December 31, 2018

NL Life Sciences B.V.	2,088,917	563,118
STB Family Offices SARL	227,323	200,234
STB Family Offices B.V.	-	661,432
Stichting Thank You Nature	-	16,913
Flare Media B.V.	-	25,458
AMC	193,632	325,382
Management & Board Fees	278,092	142,154
Yoomoo Limited	-	98,014
TriDutch Holding B.V.	21,975	-
	2,809,939	2,032,705

For the outstanding amount relating to AMC this transaction relates to the purchase of bottled juices for resale. Total purchases relating to goods sold for the six-month period ended June 30, 2019 and the six-month period ended June 30, 2018 was $41,130, and $797,770, respectively.

For the related party balance liability held from NL Life Sciences, STB Family Offices SARL and TriDutch Holding B.V there is no repayment schedule in place. No interest is being charged. For the related party liability held with Flare Media B.V., STB Family Office B.V. in May 2019 the debt was fully transferred to NL Life Sciences B.V. as part of a debt restructuring. This balance will be converted into equity in the third quarter of 2019.

The other loans consist of the procurement of goods and consulting fees for the management team that have accrued from previous periods. No interest is being charged.

NATUR INTERNATIONAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – RELATED PARTY OTHER NOTES

Loan from other related parties at June 30, 2019 and December 31, 2018 consisted of the following:

	June 30, 2019	December 31, 2018

Efficiency Life Fund	2,984,017	400,750
TriDutch Holding B.V.	-	672,099
	2,984,017	1,072,849

For the loan from TriDutch Holding B.V., in May 2019 the debt was fully transferred to NL Life Sciences B.V. as part of a debt restructuring.

For the loan from Efficiency Life Fund there is a repayment schedule in place to repay the loan in 10 installments from July 2019 to April 2022 and the debt therefore transferred from a related party liability to a loan.

NOTE 9 – CONVERTIBLE NOTE PAYABLE

Convertible loans payable at June 30, 2019 and December 31, 2018 consisted of the following:

	June 30, 2019	December 31, 2018

Convertible loan 1	636,614	629,750
Convertible loan 2	-	970,960
Convertible loan 3	566,235	-
	1,202,849	1,600,710

Convertible Loan 1

Party for loan 1 had granted a loan facility in the principle amount of $581,058 or €500,000 with the right, but not the obligation to convert the outstanding loan amounts into shares in the capital of Natur at a company valuation of $17.4 million or €15 million for a term from December 19, 2017, till the maturity date of December 31, 2018, at an interest rate of 10% per annum. In July 2019 the amount was fully converted to common stock of the company.

Convertible Loan 2

On October 20, 2017, an amount of $929,692 or €800,000 was advanced to the Company for a loan agreement that was drafted but never signed. An interest rate of 5% per annum is calculated and the loan has a maturity date of February 28, 2018. Repeated attempts at correspondence was made between the Company and the lender’s attorney in April and May 2019 to discuss converting the balance to Common Stock of the Company on the bankruptcy of Natur Holding B.V. as no response was received the amount remains in Natur Holding B.V. who’s estate is being managed independently by a court issued Curator.

Convertible Loan 3

Natur Holding B.V., the principle subsidiary of Natur International Corp, entered into a loan agreement with Dam! Holding B.V., under which Natur Holding may borrow up to US$560,915 or €500,000. The final terms of the agreement were concluded on February 18, 2019.The full drawdown of US$560,915 was made in three tranches throughout January and February 2019. It is the company’s intention to fully convert this to common stock in the third quarter of 2019.

NATUR INTERNATIONAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – RELATED PARTY CONVERTIBLE NOTE PAYABLE

Related party convertible note payable at June 30, 2019 and December 31, 2018 consisted of the following:

	June 30, 2019	December 31, 2018

Convertible loan Efficiency Life Fund	-	11,671,743

As at June 26, 2019 $8,830,140  of the balance was converted Into Series Preferred C stock, this stock then converted to Common stock after the increase in authorized share capital of NTRU . The remainder of the balance is currently being held as loan with the company as described and shown in note 8.

NOTE 11 – OPTIONS & WARRANTS

On November 13, 2018, the Company closed a subscription agreement and debt conversion agreement with Alpha Capital Anstalt wherein the Company granted the following warrants to purchase:

-	A total of 33,000,000 shares of common stock, at $0.0606060 per share, exercisable for four years.

-	A total of 6,000,000 shares of common stock, at $0.15 per share, exercisable for four years.

A summary of the status of the warrants granted is presented below for the three months ended:

	June 30, 2019		December 31, 2018
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	39,000,000	$0.074	-	$-
Granted	-	-	39,000,000	0.074
Exercised	-	-	-	-
Expired	-	-	-	-
Outstanding at end of period	39,000,000	$0.074	39,000,000	$0.074

On January 16, 2019, the Company completed compensatory arrangements with three board members of Natur International Corp. with the following terms:

Mr. Anthony Joel Bay, through La Bay Ventures Inc., will be issued a six-year option to purchase an aggregate of 7,319,321 shares of common stock of the Company. The option granted by the Company provides for equal quarterly vesting of the shares commencing March 31, 2019, over three years ending December 31, 2021, with the right to exercise vested shares at $.030303 per share at any time until March 31, 2025, the sixth-year anniversary. The option provides for cashless exercise and may be registered for resale at the election of the Company. If the service agreement is terminated for a breach thereof, all vested and unvested options will terminate, but if the service agreement is otherwise terminated, then only then vested options will continue to be exercisable for the full term.

Mr. Rudolf Derk Huisman, through Pas Beheer B.V., will be issued a six-year option to purchase an aggregate of 7,319,321 shares of common stock of the Company. The option granted by the Company provides for equal quarterly vesting of the shares commencing March 31, 2019, over three years ending December 31, 2021, with the right to exercise vested shares at $.030303 per share at any time until March 31, 2025, the sixth-year anniversary. The option provides for cashless exercise and may be registered for resale at the election of the Company If the service agreement is terminated for a breach thereof, all vested and unvested options will terminate, but if the service agreement is otherwise terminated, then only then vested options will continue to be exercisable for the full term.

Ms. Ellen Berkers, through Montrose Executive Management, will be issued an aggregate of 5,800,000 share of options to purchase common stock of the Company as part of her termination arrangement dated May 30, 2019. The option granted by the Company provides for the right to exercise the shares at $.030303 per share at any time from April 1, 2022 until March 31, 2025. The option provides for cashless exercise and may be registered for resale at the election of the Company.

NATUR INTERNATIONAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 – OPTIONS & WARRANTS - continued

Mr. Robert A. Paladino, through Cavalier Aire LLC., will be issued a six-year option to purchase an aggregate of 7,319,321 shares of common stock of NTRU. The option granted by the Company provides for equal quarterly vesting of the shares commencing March 31, 2019, over three years ending December 31, 2021, with the right to exercise vested shares at $.030303 per share at any time until March 31, 2025, the sixth-year anniversary. The option provides for cashless exercise and may be registered for resale at the election of the Company. If the service agreement is terminated for a breach thereof, all vested and unvested options will terminate, but if the service agreement is otherwise terminated, then only then vested options will continue to be exercisable for the full term.

A summary of the status of the share options is presented below for the six months ended:

	June 30, 2019		December 31, 2018
	Shares	Weighted Average Fair Value	Shares	Weighted Average Fair Value
Outstanding at beginning of period	-	$-	-	$-
Vested	9,459,688	0.071	-	-
Unvested	18,298,275
Exercised	-	0.071	-	-
Expired	-	-	-	-
Outstanding at end of period	27,757,963	$0.071	-	$-

The fair value of all stock options outstanding at 30 June, 2019 is $1,970,813 at a weighted average fair value of $0.071 per option.

NATUR INTERNATIONAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – LOSS PER SHARE

At June 30, 2019, the Company had 310,597,593 shares issues and outstanding at a par value of $.001. The Company also has 2,397.130 preferred A shares issued and outstanding. Alpha Capital Anstalt has two outstanding warrants issued on November 13, 2018, each with 4-year terms. The first warrant has an exercise price of $0.060606 for 36,000,000 shares and the second warrant is exercisable for 6,000,000 shares at a $0.15 exercise price. The Company has reserved 16,240,000  shares of Common Stock for management incentive awards. At December 31, 2018, the Company had 129,049,192 shares of common stock issued and outstanding.

NOTE 13 – DISCONTINUED OPERATIONS AND ASSETS/LIABILITIES HELD FOR DISPOSAL

Effective November 30, 2018, the Company closed the London office and shops as part of the restructuring plan. Functionally the operations were shut down before December 31, 2018, and therefore we have qualified it as discontinued operations the sale of assets is in process. The existing support functions were transferred to the headquarters in Amsterdam as part of the centralization of support staff initiative.

As of March 22, 2019, the company Naturalicious UK Limited was put into liquidation and the matters are being dealt with by a qualified administration firm in the United Kingdom. A board meeting was held on March 22, 2019, and it was agreed to liquidate the company. Currently the rights and obligations of the company are handled by the administration firm and the legal obligation over the liabilities are extinguished. As we no longer have any rights or obligations to the indirect subsidiary, it has been removed from the consolidation and the net liability position of the company is released and recognized as a gain on disposal.

Effective August 31, 2018, the Company offices in Casper, Wyoming were closed at the termination of its health care operations.. The increase in costs coupled with a decrease in business activity, led to the decision to close the Casper, Wyoming operations. In closing the office, the Company transitioned its clients to new service providers, and terminated employees as the transition happened. The month to month lease was terminated with the landlord on August 31, 2018.

In line with the objective to secure the continuity of the Company, it was decided late 2018 to extend the product line with added functional extracts (Nutrigenomics, hemp-derived extracts). For this, the Company established Natur BPS B.V. (formerly Natur CBD B.V.) as a sister company of Natur Holding B.V. at March 13, 2019, wholly owned by Natur International Corp. Based on global developments and following the success of companies in the USA and Canada, the Company defined new growth objectives with complementary products based on hemp-derived extracts as a new revenue model. Additional funding was sought in the market, but it became apparent that the willingness of new investors to provide the company with funding in debt or equity was dependent on the restructuring of the existing debt on the balance sheet of the Company. As most of this debt is held on the balance sheet of Natur Holding B.V., it was decided to develop a restructuring plan to:

A.	Establish an asset transfer from Natur Holding B.V. to Natur CBD B.V., optimizing the proceeds for these assets and subsequently liquidate Natur Holding B.V.;

B.	Continue the business in Natur CBD B.V. with an extended portfolio of functional products, including food and beverages infused with hemp-derived extracts and deliver the objectives as set by the Board

C.	Expeditiously seek new funding in the form of (long-term) or convertible debt or equity. Discussions with Third parties are on-going.

In May 2019 we reached agreements with most of the debtholders to convert their debt to equity and effective from May 1, 2019, the asset transfer between Natur Holding B.V. and its sister company Natur BPS B.V was executed and Natur Holding B.V. and its wholly owned subsidiaries were declared bankrupt by the Court in Amsterdam, the Netherlands. The total debt that was converted to shares of common stock to be issued is $ 6,754,575.

In June we reached agreement with private investors for the sale of preferred stock and warrants. At June 30, 2019, agreements were signed for a total of $2,064,756 against 65,621.283 of to be issued shares of several series of preferred stock.

NATUR INTERNATIONAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – DISCONTINUED OPERATIONS AND ASSETS/LIABILITIES HELD FOR DISPOSAL - continued

The following table presents the carrying amounts of the major classes of assets and liabilities included in our discontinued operations as presented on our Unaudited Consolidated Balance Sheet as of June 30, 2019.

NATUR INTERNATIONAL CORP

UNAUDITED BALANCE SHEET OF DISCONTINUED OPERATIONS

	For the Six Months	December 31, 2018
Current assets
Cash and cash equivalents	-	-
Related party receivable	-	201,907
Accounts receivable	-	124,016
Inventories	-	-
Other current assets	-	51,705
Total current assets	-	377,628

Fixed Assets
Tangible fixed assets	-	27,547
Financial Fixed Assets	-	23,618
Total fixed assets	-	51,165

TOTAL ASSETS	-	428,793

Short term debt
Accounts Payable	36,894	643,616
Accrued expenses & other contingent liabilities	133,575	243,510
Total short-term debt	170,469	887,126

NATUR INTERNATIONAL CORP

UNAUDITED INCOME STATEMENT OF DISCONTINUED OPERATIONS

	For the Three Months	For the Six Months
	For the Six Months	December 31, 2018

REVENUE	-	-

COST OF GOODS SOLD	-	-

GROSS MARGIN	-	-

OPERATING EXPENSES
Wages & Salaries	-	-
Selling, General & Administrative	(42,211)	(81,621)
Amortization & depreciation	-	-

Total operating expenses	(42,211)	(81,621)

LOSS FROM OPERATIONS	42,211	81,621

Interest expense	-	-

LOSS FROM DISCONTINUED OPERATIONS	42,211	81,621

NATUR INTERNATIONAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – SUBSEQUENT EVENTS

In July 2019 the Company reached agreement with certain non-US private investors to invest in total $1,765,605 to acquire 46,947.368 of the Series G Preferred Stock. These preferred shares have registration rights.

On July 25, 2019 the Company entered into a Purchase and Recapitalization Agreement (“Recapitalization Agreement”) with DRBG Holdco, LLC, a Delaware limited liability company, Temple Turmeric, Inc., a Delaware corporation, Daniel Sullivan, Tim Quick, and TQ Holdings LLC, a New Hampshire limited liability company to acquire the business of Temple. Under the Recapitalization Agreement the Company acquired 15,121,984 shares of Series A Preferred Stock of Temple from DRBG for a nominal amount and acquired from TQH a promissory note in the principal amount of $100,000, plus all accrued and unpaid interest. As part of the transaction Temple issued to DRBG a warrant to acquire a percentage of the Temple equity. The Temple board of directors will have three of the five directors appointed by the Company pursuant to the terms of the Series A Shares. The Series A Shares represent an approximate 52% of the equity of Temple, on a fully diluted basis.

Under the Recapitalization Agreement the Company will provide working capital to Temple in the amount of not less than $150,000 but up to $250,000. The Company will acquire additional equity ownership of Temple for this investment based on a valuation of Temple of $1,000,000. This further investment will increase the controlling position of the Company in combination with its ownership of the Series A Shares.

The Temple warrant is exercisable for the greater of 1,493,735 shares of common stock of Temple or 2.5% of the equity of Temple on a fully diluted basis. The exercise price per share is the par value of the common stock to be acquired upon exercise of the Temple warrant. The exercise period is ten years, but not later than the earlier of the consummation of the initial public offering by Temple or a sale transaction of Temple, as defined in the Warrant. The Temple warrant has a cashless conversion right and has typical anti-dilution rights for dividends, reverse splits and changes in the capitalization of Temple.

On July 19, 2019, the board of directors of the Company appointed Mr. Paul Bartley as the Chief Executive Officer of the Company and appointed him to be a director of the Company, filling one of the existing vacancies on the Board of Directors. On June 30, 2019, the Company lent to Share International Holding B.V. a company of which Mr. Bartley is a principal, the sum $250,000 under a promissory note, due January 4, 2020. The note bears interest at the rate of 10%. SIH requested the loan to finance the costs relating to the conclusion of the merger such as extensive travel, third party consultancy fees and legal costs. Natur International Corp. was willing to provide the loan pending the outcome of the merger discussions.

The repayment obligation under the note will be cancelled if no business arrangement is concluded due to a breach by the Company of any agreement for the business arrangement that is concluded in the future, either party to the note experiences a material adverse change, or the business arrangement is not approved by the shareholders or owners of the respective parties to the extent that approval is required. The note also has other standard default provisions under which the Company may declare a default.

On July 29, 2019, $639,784 of an outstanding loan facility in the principle amount of $581,058 or €500,000 plus accrued interest, at an interest rate of 10% per annum, was converted to common stock of the company. On this date the debt was converted and 11,632,445 of common stock was issued to the borrower.

NATUR INTERNATIONAL CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 – RECAPITALIZATION

As discussed in Note 1 – Organization and nature of business, effective November 13, 2018, Future Healthcare of America entered into a reverse capitalization transaction with Natur Holding B.V. In conjunction with the transaction the Company was recapitalized, resulting in the capital structure outlined below. The main purpose of the transaction was to raise additional capital for the purposes of growth. The historical number of common shares of Nature Holding B.V. presented in our financial statements were converted to post-acquisition shares on a 1 to 112 basis.

The following shares of common stock were issued in connection with the reverse capitalization transaction. Natur shareholders had a controlling voting percentage of 94% subsequent to the transaction:

-	115,759,999 shares of common stock were issued to the Natur shareholders.

-	2,023,562 shares of common stock were issued to two of the former management of the Company for their cancellation and release of accrued salaries

-	2,469,131 shares of Series A Preferred Stock were issued for a cash capital investment of $2,000,000 and debt forgiveness of $469,131. The shares of Series A Preferred Stock will convert at a ratio of 1 share to 33,000 common shares.

-	100,000 shares of Series B Preferred Stock were issued to the Natur Holding B.V. shareholders. These shares convert at a ratio of 1 share to 1,000 common shares.

NOTE 16 – STOCKHOLDERS’ DEFICIT

On November 13, 2018, Future Healthcare of America completed a transactions pursuant to the Share Exchange Agreement discussed in Note 1. In connection with the Share Exchange Transaction, the Company issued the equivalent of 215,759,999 shares of the Common Stock to the former shareholders of Nature Holding B.V., which was issued in part as 115,760,000 shares of Common Stock and in part as 100,000 shares of voting, convertible Series B Preferred Stock (the “Series B Preferred Stock”) representing 100,000,000 shares of Common Stock upon conversion. The Series B Preferred Stock converted automatically into the Common Stock on June 26, 2019, when the Company increased its authorized capital in sufficient amount to permit the conversion of the Series B Preferred Stock. At closing the number of common shares, issued and outstanding was 322,230,038. Per the OTC listing the shares were officially converted on the July 2, 2019.

On September 21, 2018, Parent Company also executed a Securities Purchase Agreement (the “SPA”) by which it agreed to privately issue and sell to Alpha Capital Anstalt (the “Alpha”) 2,469.131 shares of non-voting, convertible Series A Preferred Stock, each share convertible into approximately 33,000 shares of Common Stock, based on a per common share conversion rate of $.030303. Alpha also purchased two warrants, one pursuant to the SPA that is exercisable for 33,000,000 shares of Common Stock at $.060606 per share and another one pursuant to a debt cancellation agreement exercisable for 6,000,000 shares of Common Stock at $.15 per share. The aggregate purchase price for the Series A Preferred Stock and the warrant for 33,333,000 shares of common stock was $2,000,000 in cash and conversion of $469,131 of outstanding debt. The other warrant was issued for conversion of outstanding interest due Alpha under a prior loan agreement to Future Healthcare of America. Prior to the acquisition of Natur Holding, B.V., Alpha also had cancelled approximately $651,000 of debt principle and interest due from the Company. These transactions eliminated $1,420,000 of debt principle and interest of the Company and improved its balance sheet. As part of the SPA transaction, Alpha has also agreed to reimburse up to $100,000 of the liabilities of Parent Company existing at the closing date, which has not yet been paid.

On March 19, 2019, the holder of the Series A Preferred Stock converted 72 of such shares with a stated value of $72,000 for 2,376,002 shares of common stock. The applicable conversion price per common share was $0.030303. The Company did not receive any payment on this conversion, having received the consideration for the Series A Preferred Shares on November 12, 2018. There are remaining an aggregate of 2,397.131 shares of Series A Preferred Stock issued and outstanding. The shares of common stock issued on conversion are registered for resale by the holder.

On April 4, 2019, the Company filed an Articles of Amendment in the State of Wyoming to create a new class of Series C Preferred Stock, which was returned as of April 9, 2019. The Series C Preferred Stock was converted into 78,832,399 shares of Common Stock on June 26, 2019. Per the OTC listing the shares were officially converted on the July 2, 2019.

In June 2019, the Company has entered into a series of agreements under which it will be required to issue the following different series of preferred stock, subject to certain conditions precedent.

●	Series Preferred Stock D: 15,789.473 preferred shares, conversion to common shares at a ratio of 1:1,000. price per share of $31.70, no voting rights and a warrant reflecting the right to buy 20,000,000 shares at an exercise price of $0.06

●	Series Preferred Stock E: 56,443.551 preferred shares, conversion to common shares at a ratio of 1:1,000, price per share of $30,40, no voting rights and a warrant reflecting the right to buy 56,443,551 shares at an exercise price of $0.0304

●	Series Preferred Sock F: 49,342.105 preferred shares, conversion to common shares at a ratio of 1:1,000, price per share $0.0304, registration rights, and warrant reflecting the right to buy 740,130,158 shares at an exercise price of $0.0304.

●	Series Preferred Sock G: 46,947.368 preferred shares, conversion to common shares at a ratio of 1:1,000, price per share of $0.038, registration rights and a warrant reflecting the right to buy 46,947,368 shares at an exercise price of $0.076.